Exhibit 1
To Shareholders in the United States:

The share exchange referred to in this document is made for the securities of a foreign company. The offer is subject to the disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

This document has been translated from the Japanese original for reference purposes only. In the event of any discrepancy between this translated document and the Japanese original, the original shall prevail.

(Translation)

Securities Code No. 8759
December 2009

To Our Shareholders:

15-10, Nishi-tenma 4-chome, Kita-ku, Osaka-shi
Nissay Dowa General Insurance Co., Ltd.
Ichiro Tateyama, President

CONVOCATION NOTICE OF EXTRAORDINARY SHAREHOLDERS’ MEETING

You are invited to attend this Extraordinary Shareholders’ Meeting of Nissay Dowa General Insurance Co., Ltd. (the “Company”), which will be held as indicated below.

Shareholders who do not plan to attend the meeting may exercise their voting rights by one of the following methods, and are kindly requested to examine the “Shareholders’ Meeting Reference Materials,” as set out below.

[Exercise of voting rights in writing (the Voting Instructions Form)]

You are kindly requested to indicate your vote for or against the proposed actions on the enclosed Voting Instructions Form, and to return the completed Voting Instructions Form to the Company by 5:00 p.m. on Monday, December 21, 2009.

[Exercise of voting rights via the Internet]

You are kindly requested to access the Voting Site (http://www.evote.jp/) set up by the administrator of the Company’s shareholder register from your personal computer or cell phone. On the Voting Site, enter your “login ID” and “temporary password,” which are printed on the Voting Instructions Form enclosed herein. Follow the instructions on your computer or cell phone screen and input your vote for or against the proposed actions by 5:00 p.m. on Monday, December 21, 2009.

If you exercise your voting rights via the Internet, please read the “Exercise of Voting Rights via the Internet” below (p. 28).

(When you attend this Extraordinary Shareholders’ Meeting, please submit the enclosed Voting Instructions Form at the reception desk.)

1. Date:	10:00 a.m. on Tuesday, December 22, 2009

2. Place:	Head office of the Company, conference room on the 13th floor (15-10, Nishi-tenma 4-chome, Kita-ku, Osaka-shi)

3.  Agenda Items:

Matters to be Resolved:

Agenda Item 1:	Approval of the Share Exchange Agreement between the Company and Mitsui Sumitomo Insurance Group Holdings, Inc.

Agenda Item 2:	Approval of the Merger Agreement between the Company and Aioi Insurance Co., Ltd.

Agenda Item 3:	Partial Amendment to the Articles of Incorporation

4.  Matters to be Determined upon Convocation of the meeting

Handling of multiple exercise of voting right

(1) If you exercise your voting right multiple times via the Internet, your final vote will be deemed valid.

(2) If you redundantly exercise your voting right both in writing (the Voting Instructions Form) and via the Internet, your vote via the Internet will be deemed valid.

*	Any change in the Shareholders’ Meeting Reference Materials, if necessary, will be posted on the Company’s website (http://www.nissaydowa.co.jp).

End

<Notice on New Influenza>

The new influenza is now spreading around the country. Shareholders who plan to attend this Shareholders’ Meeting are kindly requested to check information about the influenza epidemic on the day of the meeting, and take appropriate infection-prevention measures such as wearing a mask.

Depending on the degree of the epidemic, the Company may take the necessary infection-control measures at the meeting site, and your kind cooperation would be highly appreciated.

Shareholders’ Meeting Reference Materials

Agenda Items and Reference Matters

Agenda Item 1:	Approval of the Share Exchange Agreement between the Company and Mitsui Sumitomo Insurance Group Holdings, Inc.

1.	Reasons for Conducting the Share Exchange

With regard to circumstances surrounding the general insurance business, the core business of the Company, the domestic market has matured for various reasons including, among other things, a decrease in the number of automobiles as a result of structural changes in society such as the aging population and lower birth rates and the diversification of customer needs as a result of changes in life styles. In order to continually grow the business, diversification of business and global expansion will be critical.

In an environment where protection of customer interest and promotion of convenience of products and services are strongly required more than ever before, each general insurance company has made an effort to promote the quality of its products and services by, among other things, expanding educational programs for agents and distributors, reviewing sales products and sales tools, improving administration and systems, and expanding damage service systems. Although these efforts steadily achieve results, in order to further develop the business with increased satisfaction of and support from customers, further improvement in quality is necessary; and continued investment of business resources centering on investment in systems is critical in order to enhance customer handling services.

The severe economic conditions that resulted from the onset of the global financial crisis last year have continued. However, the Company believes that major changes in power relationships in the financial industry could provide the best opportunity to change the Company and change the framework of the financial and insurance industry.

The Company came to share the same understanding of the circumstances and opportunity for change mentioned above with Mitsui Sumitomo Insurance Group Holdings, Inc. (“MSIGH”) and Aioi Insurance Co., Ltd. (“Aioi”). Therefore, the Company has decided to carry out a business integration with MSIGH and Aioi by way of a share exchange to create a new business group (the “New Group”) to establish a superior position in the domestic market by achieving further improvements in quality and efficiency and to compete with dominant global competitors.

New Group would achieve sustainable growth and enhance enterprise value through the creation of a global leading insurance and financial services group by rapidly and significantly improving the quality and expanding the quantity of operational bases and management resources.

Integration of the Company, Aioi, and MSIGH could lead to large synergetic effects through the exploitation of each company’s strength or ability to, among other things, make proposals to customers, develop and plan products, explore automobile insurance market channels and ways to handle customers through administrative and systems capabilities, exploit New Group’s strong client and business base, and leverage complementary effects in both domestic and global business.

Taking the above into consideration, the Company believes that the business integration with MSIGH and Aioi is the best option, as a global leading insurance and financial services group, to win the trust of customers and realize sustainable growth through the provision of high- quality products and services satisfactory to every customer in every market by exploiting the synergetic effects resulting from the business integration.

The Company hopes that shareholders of the Company understand and agree with the reasons for this share exchange (the “Share Exchange”) as set forth herein and approve Agenda Item 1.

2.	Summary of the Share Exchange Agreement

The content of the Share Exchange Agreement executed on September 30, 2009, between the Company and MSIGH is as follows.

Share Exchange Agreement

Aioi Insurance Co., Ltd. (address: 1-28-1 Ebisu, Shibuya-ku, Tokyo; “Aioi”), Nissay Dowa General Insurance Co., Ltd. (address: 4-15-10 Nishitenma, Kita-ku, Osaka-shi, Osaka; “NDGI”), and Mitsui Sumitomo Insurance Group Holdings, Inc. (address: 2-27-2 Shinkawa, Chuo-ku, Tokyo; “MSIGH”) have entered into this share exchange agreement as follows (this “Agreement”).

Article 1  Share Exchanges

1 Aioi shall conduct a share exchange through which MSIGH will become the wholly owning parent company of Aioi and Aioi will become a wholly owned subsidiary of MSIGH (the “Share Exchange Between Aioi and MSIGH”) and MSIGH shall acquire all of the issued shares of Aioi.

2 NDGI shall conduct a share exchange through which MSIGH will become the wholly owning parent company of NDGI and NDGI will become a wholly owned subsidiary of MSIGH (the “Share Exchange Between NDGI and MSIGH”; collectively with the Share Exchange Between Aioi and MSIGH, the “Share Exchanges”) and MSIGH shall acquire all of the issued shares of NDGI.

Article 2  Shares to be Delivered upon Share Exchanges and Allotments of Shares

1 Upon the Share Exchange Between Aioi and MSIGH, MSIGH shall deliver to shareholders of Aioi (excluding MSIGH; same applies hereinafter), in exchange for the shares of Aioi’s common stock held by such shareholders, the number of shares of MSIGH’s common stock calculated by multiplying the total number of shares of Aioi’s common stock held by shareholders of Aioi entered or recorded in Aioi’s shareholder register as of the moment immediately preceding the Share Exchanges taking effect by 0.190 (any fraction of less than one share shall be rounded down to the nearest whole number).

2 Upon the Share Exchange Between NDGI and MSIGH, MSIGH shall deliver to shareholders of NDGI (excluding MSIGH; same applies hereinafter), in exchange for the shares of NDGI’s common stock held by such shareholders, the number of shares of MSIGH’s common stock calculated by multiplying the total number of shares of NDGI’s common stock held by shareholders of NDGI entered or recorded in NDGI’s shareholder register as of the moment immediately preceding the Share Exchanges taking effect by 0.191 (any fraction of less than one share shall be rounded down to the nearest whole number).

3 Upon the Share Exchange Between Aioi and MSIGH, MSIGH shall allot the shares of MSIGH provided pursuant to Paragraph 1 to the shareholders of Aioi entered or recorded in Aioi’s shareholder register as of the moment immediately preceding the Share Exchanges taking effect at the ratio of 0.190 shares of MSIGH’s common stock for each one share of Aioi’s common stock held by such shareholders.

4 Upon the Share Exchange Between NDGI and MSIGH, MSIGH shall allot the shares of MSIGH provided pursuant to Paragraph 2 to the shareholders of NDGI entered or recorded in NDGI’s shareholder register as of the moment immediately preceding the Share Exchanges taking effect at the ratio of 0.191 shares of MSIGH’s common stock for each one share of NDGI’s common stock held by such shareholders.

5 With respect to any fractional shares of MSIGH’s common stock to be allotted to shareholders of Aioi or NDGI under either of the preceding two Paragraphs, MSIGH shall dispose of them in accordance with Article 234 of the Corporation Law.

Article 3  Increase in the Amounts of Stated Capital and Reserves Due to Share Exchanges

1 The increase in the amount of stated capital and reserves of MSIGH due to the Share Exchange Between Aioi and MSIGH are as follows:

(1) Stated capital

0 yen

(2) Capital reserve

Amount determined separately by MSIGH in accordance with Article 39, Paragraph 2 of the Regulation Concerning Corporations Calculations.

(3) Retained earnings reserve

0 yen

2 The increase in the amount of the stated capital and reserves of MSIGH due to the Share Exchange Between NDGI and MSIGH are as follows:

(1) Stated capital

0 yen

(2) Capital reserve

Amount determined separately by MSIGH in accordance with Article 39, Paragraph 2 of the Regulation Concerning Corporations Calculations.

(3) Retained earnings reserve

0 yen

Article 4  Commencement of Effect of Share Exchanges

1 The date on which the Share Exchanges take effect (the “Effective Date”) shall be April 1, 2010. However, this date may be changed by agreement of Aioi, NDGI and MSIGH if necessary in light of the progress of procedures for the Share Exchanges or for any other reasons.

2 The Share Exchange Between Aioi and MSIGH and the Share Exchange Between NDGI and MSIGH shall take effect on the condition that all of the requirements necessary for the Share Exchange Between NDGI and MSIGH and the Share Exchange Between Aioi and MSIGH, respectively, to take effect have been satisfied as of the moment immediately preceding the Share Exchanges taking effect.

Article 5  General Meeting of Shareholders Approving Share Exchange Agreement

Aioi, NDGI, and MSIGH shall each convene an extraordinary general meeting of shareholders on December 22, 2009 (each such meeting, an “Extraordinary Meeting”) and seek a resolution approving this Agreement and any other such matters necessary for the Share Exchanges. However, the date of the Extraordinary Meeting may be changed if necessary by agreement of Aioi, NDGI and MSIGH.

Article 6	Trade Name, Directors, and Corporate Auditors of MSIGH after the Share Exchanges

1 The trade name of MSIGH after the Share Exchanges take effect shall be as follows, and MSIGH shall seek a resolution approving the change of its trade name to the following name at its Extraordinary Meeting.

MS&AD Inshuaransu Gurupu Horudingusu Kabushiki Kaisha

(English name: MS&AD Insurance Group Holdings, Inc.)

2 With respect to directors and corporate auditors of MSIGH after the Share Exchanges take effect, Aioi, NDGI and MSIGH shall agree on candidates to be nominated to serve as such directors and such corporate auditors for election at MSIGH’s Extraordinary Meeting, and MSIGH shall seek a resolution approving the election of such candidates as directors or corporate auditors at its Extraordinary Meeting.

Article 7  Management of Company Assets

During the period from the execution of this Agreement until the Effective Date, Aioi, NDGI, and MSIGH shall manage and operate their respective businesses and assets with the due care of a prudent manager, and before taking any action that could materially affect such assets, rights or obligations, Aioi, NDGI, and MSIGH shall consult with each other.

Article 8  Dividend of Surplus and Restrictions on Acquisition of Own Shares

1 Aioi may distribute a dividend of surplus in cash up to a maximum of 7,562,014,110 yen with a record date of March 31, 2010.

2 NDGI may distribute a dividend of surplus in cash up to a maximum of 3,120,446,512 yen with a record date of March 31, 2010.

3 MSIGH may distribute a dividend of surplus in cash twice up to an aggregate maximum of 22,751,319,906 yen with record dates of September 30, 2009 and March 31, 2010. During the period up until the day immediately preceding the Effective Date, MSIGH may acquire its own shares of common stock up to a maximum total purchase price of 10,000,000,000 yen over an acquisition period from January 5, 2010 to March 24, 2010.

4 Except as provided for in the preceding three Paragraphs, if, after execution of this Agreement Aioi, NDGI, or MSIGH intends to distribute a dividend of surplus with a record date preceding the Effective Date or to acquire its own shares on a day prior to the Effective Date (except where it is required to acquire its own shares in response to a shareholder exercising its rights under applicable laws or regulations), it shall obtain the written consent of the other two parties.

Article 9  Disposing of Own Shares and Stock Acquisition Rights

1 Aioi and NDGI shall cancel as many of their own shares held by them as practicably as possible at or before the moment immediately preceding the Share Exchanges taking effect.

2 Aioi shall cancel on or before the day immediately preceding the Effective Date all of its issued stock acquisition rights.

3 Aioi shall determine the procedures and terms of the cancellation of such stock acquisition rights upon consultation with NDGI and MSIGH.

Article 10  Changes in Terms of the Share Exchanges; Cancellation of Agreement

Aioi, NDGI, and MSIGH may, upon consultation with each other, terminate this Agreement and cancel the Share Exchanges, or by their agreement change the terms of the Share Exchanges, if, during the period after the execution of this Agreement and before the Effective Date, (i) there is a material change in the assets or management of Aioi, NDGI, or MSIGH, (ii) a fact is discovered that may materially change the assets or management of Aioi, NDGI, or MSIGH, (iii) a situation arises or is discovered that materially obstructs the implementation of the Share Exchanges or (iv) some other reason that makes it difficult to achieve the purpose of this Agreement.

Article 11  Effect of this Agreement

This agreement will be rendered ineffective if (i) this Agreement is not approved at any of the Extraordinary Meetings of Aioi, NDGI or MSIGH, (ii) any of the agenda items presented at MSIGH’s Extraordinary Meeting to achieve the matters provided for in Article 6 is not approved, or (iii) any of the approvals and the like from the relevant authorities (including without limitation, registration with relevant authorities becoming effective, etc.) pursuant to Japanese or foreign laws or regulations relating to the Share Exchanges is not obtained.

Article 12  Matters for Consultation

With respect to matters that are not provided for in this Agreement or any other matter necessary for the Share Exchanges, Aioi, NDGI, and MSIGH shall make a determination after consultation with each other.

Aioi, NDGI, and MSIGH have executed three originals of this Agreement by affixing their signature and seal to each agreement, and each shall retain one executed original.

September 30, 2009

Aioi	Aioi Insurance Co., Ltd.
1-28-1 Ebisu, Shibuya-ku, Tokyo
President: Tadashi Kodama

NDGI	Nissay Dowa General Insurance Co., Ltd.
4-15-10 Nishitenma, Kita-ku, Osaka-shi, Osaka
President: Ichiro Tateyama

MSIGH	Mitsui Sumitomo Insurance Group Holdings, Inc.
2-27-2 Shinkawa, Chuo-ku, Tokyo
President: Toshiaki Egashira

3.	Matters provided in Article 184 of the Ordinance for Enforcement of the Companies Act

(1)	Reasonableness of the Consideration Paid in the Share Exchange

(i)	Reasonableness of the Total Consideration and Calculation Methods

In order to support their respective efforts to ensure the fairness of the Share Exchange Ratio, the Company requested Goldman Sachs Japan Co., Ltd. (“Goldman Sachs”), and MSIGH requested Citigroup Limited (currently Citigroup Global Markets Japan Inc., “Citigroup”) to perform financial analyses relating to the Share Exchange Ratio. In addition, the Company received an opinion (so-called “fairness opinion”) from Goldman Sachs to the effect that as of September 30, 2009 and based upon and subject to the factors and assumptions set forth therein, the Share Exchange Ratio pursuant to the Share Exchange Agreement for the Share Exchange was fair from a financial point of view to the shareholders of the Company, and MSIGH received an opinion from Citigroup to the effect that as of September 29, 2009 and based upon and subject to the factors and assumptions set forth therein, the Share Exchange Ratio pursuant to the Share Exchange Agreement for the Share Exchange was appropriate from a financial point of view to the shareholders of MSIGH.

See Attachment 1. “Overview of the Financial Analyses regarding the Allotment in the Share Exchange” for the overview of the financial analyses relating to the Share Exchange Ratio conducted by Goldman Sachs and Citigroup and the full text of the written opinion of Goldman Sachs, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion. The Goldman Sachs opinion was provided solely for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Share Exchange and such opinion is not a recommendation as to how any shareholder of the Company common stock should vote with respect to the Share Exchange or any other matter.

Goldman Sachs and Citigroup do not constitute related parties of the Company and MSIGH, respectively.

The Company and MSIGH together on several occasions conducted careful negotiations and discussions on the Share Exchange Ratio, comprehensively taking into account such factors as the financial position, assets, and future prospects of each party, with the Company making reference to the financial analyses prepared by Goldman Sachs with respect to the Share Exchange Ratio, and MSIGH to the financial analyses prepared by Citigroup with respect to the Share Exchange Ratio. As a result of the negotiations and discussions, the Company and MSIGH finally reached the conclusion that the Share Exchange Ratio set out below is appropriate and agreed to determine the Share Exchange Ratio shown below.

	The Company	MSIGH
	(Wholly Owned Subsidiary	(Wholly Owning Parent Company
	in the Share Exchange)	in the Share Exchange)

Share Exchange Ratio	0.191	1

(Note)

1.	0.191 shares of common stock of MSIGH will be allotted to each share of common stock of the Company.

2.	74,500,660 new shares of MSIGH will be issued to the shareholders of the Company entered or recorded in the shareholder register of the Company immediately before the Share Exchange takes effect. The number of new shares to be issued by MSIGH may change if the total number of issued shares of the Company changes.

(ii)	Reasons for Selecting MSIGH Common Stock as Consideration

The Company and MSIGH decided to select common stock of MSIGH, the wholly owning parent company in the share exchange, as consideration in the Share Exchange. The Company decided that MSIGH common stock was appropriate consideration in the Share Exchange because 1) MSIGH’s common stock has high liquidity with high trading volume, and 2) the Company’s shareholders would enjoy the future benefits from the growth of the New Group after the business integration if they receive MSIGH’s common stock as consideration.

(iii)	Reasonableness of Amounts of Stated Capital and Capital Reserve of MSIGH

The amounts of MSIGH’s stated capital and capital reserve to be increased through the Share Exchange are as follows:

Stated capital:	0 yen
Capital reserve:	Amount determined separately by MSIGH in accordance with Article 39, Paragraph 2 of the Regulation Concerning Corporations Calculations.
Retained earnings reserve:	0 yen

The Company decided that the above-mentioned amounts of stated capital and capital reserve of MSIGH are reasonable in light of applicable laws and capital conditions of MSIGH.

(2)	Items for Reference for the Consideration Paid in the Share Exchange

(i)	Articles of Incorporation of MSIGH

The Articles of Incorporation of MSIGH, the issuer of the consideration in the Share Exchange, are as shown in Attachment 2 “Articles of Incorporation of MSIGH” (pp. 15-21). The provisions of the Articles of Incorporation shown in Attachment 2 are those of the Articles of Incorporation of MSIGH as of the date hereof. After the Share Exchange takes effect, the corporate name set forth in Article 1 thereof will be changed to “MS&AD Insurance Group Holdings, Inc.” (“MS&AD Holdings”) pursuant to the provision of Article 6, Paragraph 1 of the Share Exchange Agreement for the Share Exchange.

(ii)	Method of Conversion into Cash of the Consideration Paid in the Share Exchange

Shares of common stock of MSIGH, the consideration in the Share Exchange, are traded on the first sections of the Tokyo Stock Exchange, Osaka Stock Exchange, and Nagoya Stock Exchange. In addition, MSIGH shares can be traded through securities firms in Japan.

(iii)	Market Price of the Consideration Paid in the Share Exchange

Changes in the market price of MSIGH common stock traded on the Tokyo Stock Exchange over the past six (6) months are as follows:

	April	May	June	July	August	September
Month	2009	2009	2009	2009	2009	2009

Highest Price (Yen)	2,800	3,060	2,915	2,605	2,745	2,705
Lowest Price (Yen)	2,295	2,550	2,470	2,285	2,405	2,430

The market price of MSIGH shares, the consideration paid in the Share Exchange, and changes in the share price are available from the share price information and charts on the following web site disclosed by Tokyo Stock Exchange, Inc.:

http://www.tse.or.jp/

(3)	Financial Statements of MSIGH for the Most Recent Fiscal Year

Financial statements of MSIGH for the most recent fiscal year are set forth in the “Financial Statements of Mitsui Sumitomo Insurance Group Holdings, Inc. for the Fiscal Year Ended on March 2009” in the enclosed “Reference Materials for Extraordinary Shareholders’ Meeting <Separate Volume>.”

(4)	Disposition of Key Assets, etc. that Occurred to MSIGH and the Company after the Last Day of the Most Recent Fiscal Year

(i)	MSIGH

At the Board of Directors meeting held on May 20, 2009, MSIGH resolved to acquire its own shares pursuant to Article 156 of the Companies Act as read by Article 165, Paragraph 3 of the Companies Act.

The content of the resolution is as follows:

Class of shares to be acquired:	Common stock of MSIGH
Total number of shares to be acquired:	5 million shares (upper limit)
Total amount for acquisition:	10 billion yen (upper limit)
Period of acquisition:	From January 5, 2010, to March 24, 2010

In addition, at the Board of Directors meeting held on September 30, 2009, MSIGH resolved to enter into the Share Exchange Agreement for the Share Exchange with the Company and the Share Exchange Agreement with Aioi, and executed both Share Exchange Agreements on the same day.

The terms of the Share Exchange Agreement with Aioi are summarized as follows:

Wholly owning parent company in the share exchange:	MSIGH
Wholly owned subsidiary in the share exchange:	Aioi
Consideration to be allotted by the wholly owning parent company in the share exchange to shareholders of the wholly owned subsidiary in the share exchange:	Upon the Share Exchange, 0.190 shares of common stock of MSIGH will be allotted to and issued for each share of common stock of Aioi.
Effective date:	April 1, 2010

(ii)	The Company

At the Board of Directors meeting held on September 30, 2009, the Company resolved to enter into the Share Exchange Agreement for the Share Exchange with MSIGH, and the Merger Agreement with Aioi, and executed the Share Exchange Agreement and the Merger Agreement on the same day.

The terms of the Merger Agreement with Aioi are summarized as follows:

Surviving company:	Aioi
Company ceasing to exist:	The Company
Consideration to be allotted by the surviving company to shareholders of the company ceasing to exist:	Upon the merger, no consideration will be allotted.
Effective date:	October 1, 2010

Attachment 1	Overview of the Financial Analyses regarding the Allotment in the Share Exchange

1.	Overview of the Financial Analyses Conducted by Goldman Sachs

Goldman Sachs delivered to the Board of Directors of the Company a written opinion, approved by a fairness committee of Goldman, Sachs & Co., that, as of September 30, 2009, and based upon and subject to certain conditions, including the assumptions set forth therein, the Share Exchange Ratio pursuant to the Share Exchange Agreement was fair to the shareholders of the Company from a financial point of view. The full text (translation) of the written opinion of Goldman Sachs, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is set forth below. The Goldman Sachs’ opinion was provided solely for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Share Exchange and such opinion does not constitute a recommendation as to how any holder of the Company common stock should vote with respect to the Share Exchange or any other matter. Goldman Sachs did not recommend any specific Share Exchange Ratio to the Company or its Board of Directors or that any specific Share Exchange Ratio constituted the only appropriate Share Exchange Ratio.

Goldman Sachs, as part of the process of preparing the written opinion, performed a historical stock price analysis, a contribution analysis, and a dividend discount model (“DDM”) analysis, which DDM analysis was based on financial projections prepared by managements of MSIGH, the Company and Aioi, as approved for Goldman Sachs’ use by the Company. The results of the respective analyses are shown below. The below ranges of the Share Exchange Ratio are for a number of shares of MSIGH to be issued in exchange for one share of the Company common stock assuming that 0.190 shares of MSIGH will be issued in exchange for one share of Aioi common stock. In performing the stock price analysis, Goldman Sachs used September 17, 2009 as the base date, and reviewed the closing market prices of MSIGH and the Company on the base date and the closing market prices of MSIGH and the Company during the one-month, three-month and six-month periods ending on the base date as a basis for the analysis.

Analysis Method	Range of Share Exchange Ratio

1. Stock Price Analysis	0.154-0.192
2. Contribution Analysis	0.155-0.240
3. DDM Analysis	0.184-0.194

Goldman Sachs’ analyses and opinion are necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, September 30, 2009, and Goldman Sachs assumes no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date thereof. Goldman Sachs assumed with the Company’s consent that certain internal financial analyses and financial forecasts for MSIGH, the Company and Aioi, as well as certain cost savings and operating synergies, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company.

The foregoing is a summary of the results of the material financial analyses delivered by Goldman Sachs to the Board of Directors of the Company in connection with rendering its fairness opinion, and does not purport to be a complete description of the financial analyses performed by Goldman Sachs. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses.

Fairness Opinion Delivered by Goldman Sachs (Translation)

September 30, 2009

Board of Directors
Nissay Dowa General Insurance Company, Limited
St. Luke’s Tower, 8-1, Akashi-cho, Chuo-ku, Tokyo

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock (the “Nissay Dowa Shares”) of Nissay Dowa General Insurance Company Limited (“Nissay Dowa”) of the Nissay Dowa Share Exchange Ratio (as defined below) pursuant to the Share Exchange Agreement, dated as of September 30, 2009 (the “Share Exchange Agreement”), among Nissay Dowa, Aioi Insurance Company, Limited (“Aioi”), and Mitsui Sumitomo Insurance Group Holdings, Inc. (“MSIG” and, together with Nissay Dowa and Aioi, the “Three Companies”).

The Share Exchange Agreement provides for the share exchange between Nissay Dowa and MSIG (the “Nissay Dowa Share Exchange”) and between Aioi and MSIG (the “Aioi Share Exchange”, and together with Nissay Dowa Share Exchange, the “Share Exchanges”), pursuant to which, among other things, (i) each Nissay Dowa Share will be exchanged for 0.191 shares of MSIG’s common stock (the “MSIG Shares”) (the “Nissay Dowa Share Exchange Ratio”), and (ii) each share of Aioi’s common stock (the “Aioi Shares”) will be exchanged for 0.190 MSIG Shares (the “Aioi Share Exchange Ratio”), all as more fully described in the Share Exchange Agreement. In connection with the Share Exchanges, (x) MSIG will change its corporate name to MS&AD Insurance Group Holdings, Inc., (the “Holding Co.”) and Nissay Dowa and Aioi will become wholly-owned subsidiaries of the Holding Co. and (y) Nissay Dowa and Aioi entered into a merger agreement (the “Merger Agreement” and together with the Share Exchange Agreement, the “Agreements”), dated the date hereof, pursuant to which Nissay Dowa and Aioi will merge following the Share Exchanges (the “Merger”, and together with the Share Exchanges, the “Transaction”). The terms of the Share Exchanges (along with certain related matters) require the approvals of the shareholders of each of the Three Companies, and the consummation of the Nissay Dowa Share Exchange is conditioned upon the satisfaction of all conditions precedent to the consummation of the Aioi Share Exchange.

Goldman Sachs Japan Co., Ltd. and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman Sachs Japan Co., Ltd. and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of third parties, the Three Companies, Nippon Life Insurance Company, a major shareholder of Nissay Dowa (“Nippon Life”), Toyota Motor Corporation, a major shareholder of Aioi (“Toyota”), and any of their respective affiliates or any currency or commodity that may be involved in the Transaction for their own account and for the accounts of their customers. We have acted as financial advisor to Nissay Dowa in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, a portion of which is contingent upon consummation of the Transaction, and Nissay Dowa has agreed to reimburse our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. In addition, we have provided certain investment banking and other financial services to MSIG and its affiliates from time to time, including having acted as co-manager with respect to a public offering of 16,037,000 shares of common stock of Mitsui Sumitomo Insurance Company, Limited (“MSI”) by Banks’ Shareholdings Purchase Corporation in January 2007; and co-manager with respect to an offering of MSI’s unsecured bonds (aggregate principal amount 30 billion yen) in November 2007. We also have provided certain investment banking and other financial services to Toyota and its affiliates from time to time, including having acted as co-manager with respect to an offering of unsecured bonds by Toyota Finance Corporation (“Toyota Finance”), an affiliate of Toyota, (aggregate principal amount 30 billion yen) in October 2006; co-manager with respect to an offering of Toyota

Finance’s unsecured bonds (aggregate principal amount 20 billion yen) in February 2007; co-manager with respect to an offering of Toyota Finance’s unsecured bonds (aggregate principal amount 20 billion yen) in April 2007; co-manager with respect to an offering of Toyota Finance’s unsecured bonds (aggregate principal amount 20 billion yen) in July 2007; and co-manager with respect to an offering of Toyota Finance’s unsecured bonds (aggregate principal amount 15 billion yen) in October 2007. We also may provide investment banking and other financial services to the Three Companies, Toyota, Nippon Life and their respective affiliates in the future. In connection with the above-described services we have received, and may receive, compensation.

In connection with this opinion, we have reviewed, among other things, the Agreements, the Business Alliance Agreement among Nissay Dowa, Aioi and Nippon Life entered into on September 30, 2009 in connection with the Transaction, and certain other agreements entered into by the Three Companies related to the integration of their businesses in connection with the Transaction; the Annual Securities Reports (Yuka Shoken Houkoku-Sho) of Nissay Dowa and Aioi for the five fiscal years ended March 31, 2009, MSI for the four fiscal years ended March 31, 2008, and MSIG for the one fiscal year ended March 31, 2009; the First Quarter Securities Reports (Dai-ichi Shihanki Houkoku-Sho) of the Three Companies for the first fiscal quarter ended June 30, 2009; certain other communications from the Three Companies to their respective shareholders; and certain internal financial analyses and forecasts for Nissay Dowa prepared by its management and for MSIG and Aioi prepared by their respective managements, in each case, as approved for our use by Nissay Dowa (the “Forecasts”), including certain cost savings and operating synergies projected by the managements of the Three Companies to result from the Transaction, as prepared by the managements of the Three Companies and approved for our use by Nissay Dowa (the “Synergies”). We also have held discussions with members of the senior management of Nissay Dowa regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction, the past and current business operations, financial condition and future prospects of Nissay Dowa, and the stand-alone prospects and the strategic alternatives available to Nissay Dowa if Nissay Dowa does not pursue the Transaction. In addition, we have reviewed the reported price and trading activity for the Nissay Dowa Shares, Aioi Shares and MSIG Shares (before March 31, 2008, the shares of common stock of MSI), compared certain financial and stock market information for the Three Companies (before March 31, 2008, MSI) with similar financial and stock market information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the Japanese property and casualty insurance industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us, and we do not assume any liability for any such information. In that regard, we have assumed with your consent that the Forecasts, including the Synergies, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Nissay Dowa. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Three Companies or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on Nissay Dowa, Aioi or MSIG or on the expected benefits of the Transaction in any way meaningful to our analysis. We also have assumed that the Transaction will be consummated on the terms set forth in the Agreements, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis. We are not actuaries and our services did not include any actuarial determination or evaluation by us or any attempt to evaluate actuarial assumptions. In that regard, we have made no analysis of, and express no opinion as to, the adequacy of any type of reserve of Nissay Dowa, Aioi, or MSIG. In addition, we are not expressing any opinion as to the impact of the Transaction on the solvency or viability of Nissay Dowa, Aioi or MSIG or ability of Nissay Dowa, Aioi or MSIG to pay its obligations when they come due, and our opinion does not address any legal, regulatory, tax or accounting matters.

Our opinion does not address the underlying business decision of Nissay Dowa to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to Nissay

Dowa. We were not requested to solicit and did not solicit interest from other parties with respect to an acquisition of or other business combination with Nissay Dowa. This opinion addresses only the fairness from a financial point of view to the holders of Nissay Dowa Shares, as of the date hereof, of the Nissay Dowa Share Exchange Ratio pursuant to the Share Exchange Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreements or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreements or entered into or amended in connection with the Transaction, including, without limitation, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Nissay Dowa; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Nissay Dowa, or class of such persons in connection with the Transaction, whether relative to the Nissay Dowa Share Exchange Ratio pursuant to the Share Exchange Agreement or otherwise. We are not expressing any opinion as to the prices at which MSIG Shares or shares of the Holding Co. will trade at any time. Our opinion is based upon financial information prepared in accordance with generally accepted accounting principles in Japan (“Japanese GAAP”) which has been supplied or otherwise made available to us, discussed with or reviewed by or for us, or is publicly available. We have not based any of our analyses upon any financial information prepared by the Three Companies in accordance with generally accepted accounting principles in the United States (“US GAAP”) and have not taken account of any differences between Japanese GAAP and US GAAP. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided solely for the information and assistance of the Board of Directors of Nissay Dowa in connection with its consideration of the Nissay Dowa Share Exchange and such opinion does not constitute a recommendation as to how any holder of Nissay Dowa Shares should vote with respect to the Nissay Dowa Share Exchange or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Nissay Dowa Share Exchange Ratio pursuant to the Share Exchange Agreement is fair from a financial point of view to the holders of Nissay Dowa Shares.

Very truly yours,

Masanori Mochida
President
Goldman Sachs Japan Co., Ltd.

2.	Overview of the Financial Analyses Conducted by Citigroup

Citigroup performed a valuation based on a stock price analysis, a comparable companies analysis and a dividend discount model (DDM) analysis. The ranges of Stock Exchange Ratios calculated through such analyses are indicated below. The valuation ranges of Stock Exchange Ratios set forth below represent the valuation ranges for number of shares of MSIGH common stock to be allocated in exchange for one share of Aioi common stock or the Company common stock, respectively.

Methodologies	Aioi	The Company

1 Stock Price Analysis (Base Date (1))	0.1590.194	0.1540.192
2 Stock Price Analysis (Base Date (2))	0.1270.185	0.1470.222
3 Comparable Companies Analysis	0.1620.199	0.1660.224
4 DDM Analysis	0.1420.210	0.1440.213

In performing the stock price analysis, Citigroup set September 28, 2009 as a base date (“Base Date (1)”), and used the closing market prices of each party on the Tokyo Stock Exchange during the one-month, three-month and six-month period ending on Base Date (1) as a basis for the analysis. In addition, it also set December 26, 2008 (the last trading date prior to December 29, 2008, which was the date on which the integration of MSIGH, Aioi and the Company was reported by newspapers) as a base date (“Base Date (2)”), and used the closing market prices of each party on the Tokyo Stock Exchange during the one-month, three-month and six-month period ending on Base Date (2) as another basis for the analysis. Citigroup has submitted a fairness opinion letter to MSIGH dated September 29, 2009 which opined that, based on and subject to the assumptions set forth below and other conditions, the Stock Exchange Ratios relating to the Share Exchange are fair from a financial point of view.

In rendering its opinion, Citigroup assumed that all the information that it reviewed, including information provided to it as well as publicly available information, is accurate and complete, has relied on such information being accurate and complete, and has not conducted any independent verification of the accuracy or completeness of such information. In addition, Citigroup has assumed that there is no information that is not disclosed to Citigroup and that may have a material impact on the Share Exchange or the equity value of MSIGH, Aioi and the Company. In rendering its opinion, Citigroup has not conducted any independent evaluation, appraisal, due diligence or other investigation, or verification of existence, of the assets or liabilities (including contingent liabilities) of MSIGH, Aioi and the Company or their affiliates, etc. Citigroup assumed that the financial projections of MSIGH, Aioi and the Company provided to it by MSIGH, as well as the prospective matters which are the bases for or assumptions underlying such projections, are reasonably prepared, answered or confirmed based on the current, best estimates and judgments of MSIGH, Aioi and the Company, as well as reasonable and accurate assumptions. Citigroup also assumed that the financial conditions of MSIGH, Aioi and the Company will actually change in accordance with such financial projections and related matters. In rendering its opinion, Citigroup has relied on such financial projections and the assumptions on which they are based, without conducting any independent examination or verification of the accuracy, appropriateness, feasibility or related matters thereof. In addition, in performing the DDM analysis, Citigroup has used and relied on the actuarial results provided by the actuaries retained by MSIGH for the equity value of Mitsui Sumitomo Kirameki Life Insurance Co., Ltd., Mitsui Sumitomo MetLife Insurance Co., Ltd. and Aioi Life Insurance Co., Ltd.

Citigroup is not an expert in legal, accounting or tax matters. In rendering its opinion, it has not conducted any independent verification or analysis of the legality and validity of this business integration and the appropriateness of the accounting or tax treatment thereof. It has also assumed that this business integration will be appropriately and validly consummated having undergone all procedures that are appropriate from a legal, accounting and tax perspective, and that none of the transactions that will be consummated in connection with the business integration, or the receipt, timing or conditions, etc. of the consents, licenses, or approvals of governments, regulatory agencies or others necessary to consummate this business integration, will have any adverse affect on the equity value of MSIGH, Aioi and the Company. In rendering its opinion, Citigroup has not taken into account tax-related matters for MSIGH, Aioi, the Company and their shareholders in connection with the Share Exchange. Citigroup’s opinion is necessarily based on financial, capital markets, economic and other conditions as in effect on, and the information provided to or obtained by Citigroup as of, September 29, 2009.

Citigroup only expresses its opinion on the items stated in the opinion letter and does not express any opinion on any matters not expressly stated in the opinion letter. Citigroup does not make any recommendation as to how any shareholder of MSIGH, Aioi and the Company should vote with respect to the Share Exchange.

Citigroup is serving as financial advisor to MSIGH with respect to the Share Exchange and is expected to receive fees for such services. In addition, Citigroup or its affiliates, etc. has provided in the past, and currently may be providing, investment banking services unrelated to the Share Exchange to MSIGH, Aioi, the Company or their affiliates, etc. and has received, and may receive, fees for rendering such services. Further, in the ordinary course of business, Citigroup or its affiliates, etc. may provide securities-related services or other financial services to MSIGH, Aioi, the Company or their affiliates, etc., and may trade the securities of MSIGH, Aioi, the Company or their affiliates, etc. for their own or their customers’ accounts.

Citigroup’s written opinion is being provided, at the request of MSIGH, solely for the purpose of its being used as reference material by the Board of Directors in considering executing the share exchange agreement relating to the Share Exchange as well as this business integration. MSIGH may not use Citigroup’s written opinion for other purposes other than that set forth above without the prior consent of Citigroup.

Attachment 2  Articles of Incorporation of MSIGH

Mitsui Sumitomo Insurance Group Holdings, Inc.
Articles of Incorporation

Chapter I. General Provisions

(Trade Name)

Article 1.

The name of the Company shall be MITSUI SUMITOMO KAIJO GROUP HOLDINGS KABUSHIKI KAISHA, which in English shall be Mitsui Sumitomo Insurance Group Holdings, Inc.

(Purpose)

Article 2.

The purpose of the Company shall be to engage in the following businesses as an insurance holding company:

(1) management and administration of non-life insurance companies, life insurance companies and companies that it may own as its subsidiaries under the Insurance Business Law; and

(2) any other business incidental to the business provided for in the preceding item.

(Location of Head Office)

Article 3.

The Company shall have its head office in Chuo-ku, Tokyo.

(Governance Structure)

Article 4.

The Company shall have in place, in addition to shareholders meeting and directors:

(1) a board of directors;

(2) corporate auditors;

(3) a board of corporate auditors; and,

(4) one or more accounting auditors.

(Method of Public Notice)

Article 5.

The method by which public notices are made by the Company shall be electronic public notice, which shall be substituted by publication in the Nihon Keizai Shimbun published in Tokyo and Osaka if an electronic public notice is impracticable for such reason as an accident or unavoidable event.

Chapter II. Shares

(Total Number of Authorized Shares)

Article 6.

The total number of authorized shares of the Company shall be 900,000,000.

(Acquisition of Company’s Own Shares)

Article 7.

The Company may acquire its own shares through market transactions, etc., upon a resolution of the Board of Directors under Article 165, Paragraph 2, of the Companies Act.

(Number of Shares Constituting One Unit and Non-Issuance of Share Certificates for Less Than One Unit)

Article 8.

The number shares of the Company constituting one unit shall be 100.

(Rights Pertaining to Shares Less Than One Unit)

Article 9.

No shareholder of the Company shall be entitled to exercise any right with respect to shares less than one unit held by such shareholder except for any of the following rights:

(1) the rights provided in the items in Article 189, Paragraph 2, of the Companies Act;

(2) the right to allotment of the right to subscribe for shares and stock acquisition rights that are proportionate to the number of shares already held by the shareholder; and

(3) the right to demand as provided in the following Article.

(Purchase of Shares Less Than One Unit)

Article 10.

Each shareholder may demand the Company to sell to such shareholder such number of shares that, together with the number of shares less than one unit already held by such shareholder, will constitute a unit in accordance with the Share Handling Regulations.

(Administrator of Shareholders Registry)

Article 11.

1. The Company shall have in place an administrator of shareholders registry.

2. The administrator of shareholders registry and the place of its office shall be designated by resolution of the Board of Directors and the Company shall give public notice of them.

3. The preparation, maintenance and other administration relating to the Company’s shareholders registry and stock acquisition rights registry shall be delegated to the administrator of shareholders registry; they shall not be handled by the Company.

(Share Handling Regulations)

Article 12.

The administration of, and handling and fees concerning, the Company’s shares, and the procedures for exercising shareholder rights and other related matters shall be governed by the Share Handling Regulations, as set out by the Board of Directors, except as otherwise provided by laws and regulations or the Articles of Incorporation.

Chapter III. Shareholders Meetings

(Convening of Shareholders Meetings)

Article 13.

Annual shareholders meetings of the Company shall be convened within 3 months of the close of each business year; extraordinary shareholders meetings shall be convened from time to time when necessary.

(Place of Convocation)

Article 14.

Shareholders meetings of the Company shall be convened within the area of the 23 wards of Tokyo.

(Record Date for Annual Shareholders Meeting)

Article 15.

The record date for the annual shareholders meeting of the Company shall be March 31 every year.

(Chairman of Shareholders Meeting)

Article 16.

1. The President and Director shall chair shareholders meetings. If the President and Director is unable to do so, the Director next in the order previously determined by the Board of Directors shall act in his or her place.

2. The chair of a shareholders meeting convened at a shareholder’s demand shall be mutually elected by and from among the shareholders present.

(Reference Documents for Shareholders Meeting, Etc. Deemed Provided)

Article 17.

The Company may deem information relating to matters required to be specified or recorded in reference documents for shareholders meetings, business reports, financial statements, and consolidated financial statements as having being provided to shareholders when such information is disclosed via the Internet in accordance with laws and regulations.

(Manner of Resolution)

Article 18.

1. Except as otherwise provided by laws and regulations or by the Articles of Incorporation, resolutions of shareholders meetings shall be adopted by a majority of votes of the shareholders entitled to exercise their voting rights and present.

2. The resolution provided for in Article 309, Paragraph 2, of the Companies Act shall be adopted by a two thirds or more of votes of the shareholders present at the meeting where the shareholders holding one third or more of the voting rights of the shareholders entitled to exercise their voting rights are present.

(Voting by Proxy)

Article 19.

1. A shareholder may vote through a proxy, who must be a shareholder who has a voting right.

2. A shareholder or his or her proxy, shall at each shareholders meeting submit to the Company document evidencing the authority of proxy.

Chapter IV. Directors and the Board of Directors

(Number of Directors)

Article 20.

The Company shall not have more than 15 Directors.

(Election of Director)

Article 21.

1. Directors shall be elected at shareholders meeting.

2. Resolutions to elect Directors shall be adopted by a majority votes of the shareholders present at the meeting where the shareholders holding one third or more of the voting rights of the shareholders entitled to exercise their voting rights are present.

3. Cumulative voting shall not be used in elections of Directors.

(Term of Office)

Article 22.

The term of a Director shall expire at the close of the annual shareholders meeting for the last business year ending within 1 year of the Director’s election.

(Election for Filling a Vacancy)

Article 23.

A vacancy in a Director’s position need not be filled unless the number of remaining Directors violates the minimum number of directors provided by laws and regulations.

(Representative Director and Director’s Title)

Article 24.

1. The Board of Directors shall by its resolution appoint one or more Representative Directors.

2. The Board of Directors may by its resolution appoint one or more Chairman and Directors, Vice Chairman and Directors, President and Directors, Vice President and Directors, Senior Managing Directors, and Managing Directors.

(Convocation of Board of Directors Meetings)

Article 25.

1. Board of Directors meetings shall be convened by the Chairman and Director except as otherwise provided by laws and regulations.

2. If the office of Chairman and Director is vacant or the Chairman and Director is unable to do so, the President and Director shall act in his or her place. If the President and Director is unable to do so, the Director next in the order previously determined by the Board of Directors shall act in his or her place.

3. The convocation notice for a Board of Directors meeting shall be sent to each Director and each Corporate Auditor at least 3 days prior to the date of the meeting. However, that period may be shortened in the event of an emergency.

(Omission of Resolution of the Board of Directors)

Article 26.

The Company shall deem that a resolution of the Board of Directors has been adopted when the requirements provided for in Article 370 of the Companies Act have been satisfied.

(Regulations of the Board of Directors)

Article 27.

The administration of the Board of Directors shall be governed by the Regulations of the Board of Directors as set out by the Board of Directors, except as otherwise provided by laws and regulations or the Articles of Incorporation.

(Remuneration of Director)

Article 28.

Compensation and other proprietary interests received from the Company as consideration for performance of duties (“Remuneration”) of Directors shall be determined by resolution at a shareholders meeting.

(Exemption of Director’s Liability)

Article 29.

1. The Company may, in accordance with Article 426, Paragraph 1, of the Companies Act and by resolution of the Board of Directors, exempt to the extent permitted by laws and regulations a Director (including retired Director) from liability for damages arising out of breach of the Director’s duties.

2. The Company may, in accordance with Article 427, Paragraph 1, of the Companies Act, enter into an agreement with an Outside Director limiting the Outside Director’s liability for damages arising out of breach of the Outside Director’s duty. However, the maximum amount to which that liability may be limited by such an agreement shall be the sum of the amounts set out in the items in Article 425, Paragraph 1, of the Companies Act.

Chapter V. Corporate Auditors and the Board of Corporate Auditors

(Number of Corporate Auditors)

Article 30.

The Company shall not have more than 6 Corporate Auditors.

(Election of Corporate Auditor)

Article 31.

1. Corporate Auditors shall be elected at shareholders meeting.

2. Resolutions to elect Corporate Auditors shall be adopted by a majority votes of the shareholders present at the meeting where the shareholders holding one third or more of the voting rights of the shareholders entitled to exercise their voting rights are present.

(Effectiveness of Election of Substitute Corporate Auditor)

Article 32.

The effectiveness of the election of a substitute Corporate Auditor shall expire on the commencement of the annual shareholders meeting for the last business year ending within 4 years of such substitute Corporate Auditor’s election, unless the period is shortened at such resolution.

(Term of Office)

Article 33.

The term of a Corporate Auditor shall expire at the close of the annual shareholders meeting for the last business year ending within 4 years of the Corporate Auditor’s election.

(Election for Filling a Vacancy)

Article 34.

A vacancy in a Corporate Auditor’s position need not be filled unless the number of remaining Corporate Auditors violates the minimum number of corporate auditors provided by laws and regulations.

(Full-time Corporate Auditor and Standing Corporate Auditor)

Article 35.

1. The Board of Corporate Auditors shall by its resolution appoint one or more full-time Corporate Auditors.

2. The Board of Corporate Auditors may by its resolution appoint one or more standing Corporate Auditors.

(Convocation of Board of Corporate Auditors Meeting)

Article 36.

The convocation notice for a Board of Corporate Auditors meeting shall be sent to each Corporate Auditor at least 3 days prior to the date of the meeting. However, that period may be shortened in the event of an emergency.

(Regulations of the Board of Corporate Auditors)

Article 37.

The administration of the Board of Corporate Auditors shall be governed by the Regulations of the Board of Corporate Auditors as set out by the Board of Corporate Auditors, except as otherwise provided by laws and regulations or the Articles of Incorporation.

(Remuneration of Corporate Auditor)

Article 38.

Remuneration of Corporate Auditors shall be determined by resolution at a shareholders meeting.

(Exemption of Corporate Auditor’s Liability)

Article 39.

1 The Company may, in accordance with Article 426, Paragraph 1, of the Companies Act and by resolution of the Board of Directors, exempt to the extent permitted by laws and regulations a Corporate Auditor (including retired Corporate Auditor) from liability for damages arising out of breach of the Corporate Auditor’s duties.

2 The Company may, in accordance with Article 427, Paragraph 1, of the Companies Act, enter into an agreement with an Outside Corporate Auditor limiting the Outside Corporate Auditor’s liability for damages arising out of breach of the Outside Corporate Auditor’s duty. However, the maximum amount to which that liability may be limited by such an agreement shall be the sum of the amounts set out the in the items in Article 425, Paragraph 1, of the Companies Act.

Chapter VI. Accounts

(Business Year)

Article 40.

The business year of the Company shall start on April 1 of every year and end on March 31 of the following year.

(Dividends)

Article 41.

1. The record date for year-end dividends of the Company shall be March 31 ever year.

2. The Company may, by resolution of the Board of Directors, pay interim dividends, the record date for which shall be September 30 every year.

3. The Company may fix a record date and pay dividends otherwise than as set out in the preceding two paragraphs.

4. If the dividend is payable in cash and 3 full years passes after the date it becomes payable, the Company shall be exempt from any obligation to pay the dividend.

5. No interest shall accrue on the dividend provided for in the preceding paragraph.

Supplementary Provisions

(Transitional Provision Related to Lost Share Certificates Registry)

Article 1.

The preparation, maintenance and other administration relating to the Company’s lost share certificates registry shall be delegated to the administrator of shareholders registry; they shall not be handled by the Company.

(Deletion of the Supplementary Provisions)

Article 2.

These supplementary provisions are effective through January 5, 2010 and shall be deleted on the end of such date.

Agenda Item 2:	Approval of the Merger Agreement between the Company and Aioi

1.	Reasons for Conducting the Merger

As explained in “1. Reasons for Executing the Share Exchange” in Agenda Item 1, the Company decided to carry out the business integration with MSIGH and Aioi. The purpose of the business integration is to achieve sustainable growth and to enhance enterprise value through the creation of the world’s leading insurance and financial services group by rapidly and significantly improving the quality and expanding the quantity of operational bases and management resources.

In order to realize the above purpose at an early stage, the Company reached the conclusion that conducting a merger between the Company and Aioi (the “Merger”) would be the best option after comprehensive consideration, including weighing up the benefits resulting from the Merger, such as synergetic and efficiency effects, against the burden of conducting the Merger.

The Company believes that the synergetic effects of the Merger will be realized at an early stage since the Company and Aioi have areas where each can supplement the other such as sales channels and business infrastructure. In addition, combined business resources could be used for, among other things, investment in growing business areas, investment to improve quality, or to enhance financial strength.

The new company to be established through the Merger will aim to enhance the enterprise value of the Company as a core member of the New Group created through the business integration, and will be developed based on the absolute trust of customers.

The Company hopes that shareholders of the Company understand and agree with the reasons for the Merger as set forth herein and approve Agenda Item 2.

2.	Summary of the Merger Agreement

The content of the Merger Agreement executed on September 30, 2009, between the Company and Aioi is as follows.

MERGER AGREEMENT

THIS MERGER AGREEMENT (this “Agreement”) is entered into by and between Aioi Insurance Company, Limited, whose address is 28-1, Ebisu 1-chome, Shibuya-ku, Tokyo (“Aioi”), and Nissay Dowa General Insurance Company, Limited, whose address is 15-10, Nishi-tenma 4-chome, Kita-ku, Osaka, Osaka (“Nissay”), as follows.

Section 1.  Method of the Merger.  Aioi and Nissay shall implement a merger as described in Article 749 of the Companies Act (the “Merger”), pursuant to which Aioi shall be the surviving company and Nissay shall be merged into Aioi and shall cease to exist.

Section 2.  Cash or Any Other Consideration Granted and Allotted upon the Merger.  Aioi shall not grant nor allot any cash or any other consideration to shareholders of Nissay in exchange for Nissay shares upon the Merger.

Section 3.  Increases in the Amount of Stated Capital and Reserves.  The increases in the amount of stated capital and reserves of Aioi upon the Merger are as follows:

(a) Stated Capital: JPY 0

(b) Capital Reserve: JPY 0

(c) Retained Earnings Reserve: JPY 0

Section 4.  Approval of the Merger at General Meetings of Shareholders.

1. Subject to changes as necessary for the process of the Merger or any other matters upon consultation and agreement between the parties hereto, Aioi shall, in December 2009, convene an extraordinary general meeting of shareholders (the “AIOI Extraordinary General Meeting of Shareholders”) and call for a resolution for approval of this Agreement and other matters necessary for the Merger.

2. Subject to changes as necessary for the process of the Merger or any other matters upon consultation and agreement between the parties hereto, Nissay shall, in December 2009, convene an extraordinary general meeting of shareholders (together with AIOI Extraordinary General Meeting of Shareholders, collectively the “Extraordinary General Meetings of Shareholders”) and call for a resolution for approval of this Agreement and other matters necessary for the Merger.

Section 5.  Merger Effective Date.

1. The effective date of the Merger shall be October 1, 2010 (the “Merger Effective Date”); provided, however, that the Merger Effective Date may be changed upon consultation and agreement between the parties hereto as necessary for the process of the Merger or any other matters.

2. The Merger shall become effective subject to the following conditions precedent:

(i) Both of the share exchanges between Mitsui Sumitomo Insurance Group Holdings, Inc. (the “New HD”) (which is selected to be used, for various reasons including economic rationality and simplification of legal process, as the holding company of the newly formed insurance and financial group) and each of the parties hereto have become effective pursuant to the Share Exchange Agreement dated September 30, 2009 (the “Share Exchange Agreement”), under which the New HD shall become the wholly-owning parent of each of the parties hereto and each of the parties hereto shall become the wholly-owned subsidiary of the New HD;

(ii) The New HD has become the sole shareholder of each of the parties hereto immediately before the Merger Effective Date, and no person or entity has any share subscription rights in either of the parties hereto; and

(iii) The amendment of articles of incorporation as described in Section 9 has become effective.

Section 6.  Succession of Assets, Etc.  Aioi shall succeed to all the assets, liabilities and relevant rights and obligations of Nissay on the Merger Effective Date.

Section 7.  Treatment of Employees.  All employees of Nissay as of immediately before the Merger Effective Date shall continue under the employment of Aioi.

Section 8.  Management, Etc. of Company Assets.  During the period from the date hereof to the Merger Effective Date, the parties hereto shall execute, manage, and operate their own respective businesses with the due care of a prudent manager, and, without the other party hereto’s prior written consent, which shall not be unreasonably withheld or delayed, each party hereto shall not, and shall cause its subsidiaries and affiliated companies not to, conduct any actions which materially affect its property, rights or obligations or which materially change its future profits and losses, other than the execution and implementation of the Share Exchange Agreement and any actions described or contemplated in this Agreement.

Section 9.  Amendment of Articles of Incorporation.  Aioi shall obtain an approval from the AIOI Extraordinary General Meeting of Shareholders to amend its Articles of Incorporation as described in the attached Schedule; provided, however, that such amendments shall become effective on the Merger Effective Date, and the effectiveness of such amendments shall be on the condition that all of the requirements necessary for the Merger to take effect have been satisfied as of the moment immediately before the Merger Effective Date. The amendments as described in the attached Schedule may be changed upon consultation and agreement between the parties hereto.

Section 10.  Corporate Name, Address of the Head Office and Directors and Corporate Auditors of Aioi After the Merger.

1. The corporate name and the address of the head office of Aioi on or after the Merger Effective Date shall be as follows;

(i) Corporate Name: Aioi Nissei Dowa Songai Hoken Kabushiki Kaisha (English Name: Aioi Nissay Dowa Insurance Company, Limited)

(ii) Address: 28-1, Ebisu 1-chome, Shibuya-ku, Tokyo

2. Those who will assume the offices of directors and corporate auditors of Aioi upon the Merger Effective Date (the “Directors”) shall be determined upon consultation and agreement between the parties hereto.

3. Aioi shall submit an agenda item regarding election of Directors as Aioi directors and corporate auditors at an ordinary general meeting of shareholders of Aioi convened in June 2010, and call for its approval; provided however, that, among the Directors, the election of those who are not Aioi directors, corporate auditors or employees on the date prior to such general meeting of shareholders shall only become effective on the condition that the Merger has become effective.

4. Pursuant to a resolution at a general meeting of shareholders of Aioi held on June 26, 2008, to approve, in conjunction with abolishment of the officers retirement benefit system, the payment of any benefits associated with such abolishment to its directors and corporate auditors, Aioi may, by a resolution of its board of directors, subject to its prescribed calculation standard, provide the unpaid amounts of such benefits to directors or corporate auditors who have the right to receive such payments and who will not be the Directors, on the condition that such persons resign.

5. Pursuant to a resolution at a general meeting of shareholders of Nissay held on June 27, 2007, to approve, in conjunction with abolishment of the officers retirement benefit system, the payment of any benefits associated with such abolishment to its directors and corporate auditors, Nissay may, by a resolution of its board of directors, subject to its prescribed calculation standard, provide the unpaid amounts of such benefits to directors or corporate auditors who have the right to receive such payments and who will not be the Directors, on the condition that such persons resign.

6. Aioi shall submit an agenda item to change the amount of compensation, etc., for directors and corporate auditors to an amount agreed between the parties hereto at an ordinary general meeting of shareholders of Aioi convened in June 2010, and call for its approval; provided however, that such resolution shall only become effective on the condition that the Merger has become effective.

Section 11.  Change of the Conditions of the Merger and Termination of this Agreement.  During the period from the date hereof to the Merger Effective Date, if the assets or management of a party hereto is materially changed by act of providence or any other events, or a concealed material defect in the condition of the assets or management of a party hereto is found, (i) the party hereto other than the party hereto that is responsible for such situation above due to any events other than force majeure may terminate this Agreement and (ii) the parties hereto may change the terms and conditions of this Agreement upon consultation and agreement between the parties hereto.

Section 12.  Effectiveness of this Agreement.  (i) This Agreement shall expire on January 1, 2010, if (a) at either of the Extraordinary General Meetings of Shareholders, approval for this Agreement as described in Section 4 is not obtained, (b) at the AIOI Extraordinary General Meeting of Shareholders, approval for the amendment of Articles of Incorporation as described in Section 9 is not obtained or (c) at the Extraordinary General Meetings of Shareholders or at the general meeting of shareholders of the New HD held in December 2009, approval for the Share Exchange Agreement is not obtained; (ii) if any of the approvals as described in (i) above has expired prior to the Merger Effective Date, this Agreement shall expire at the time such approval expires; (iii) this Agreement shall expire immediately before the Merger Effective Date if approval either for the election of the Directors as described in the third clause of Section 10 at an ordinary general meeting of shareholders of Aioi convened in June 2010, or for the change of the amount of compensation, etc., for directors and corporate auditors as described in the sixth clause of Section 10 at an ordinary general meeting of shareholders of Aioi convened in June 2010 is not effective as of the moment immediately before the Merger Effective Date; or (iv) if any legally required permissions, approvals, etc., from the relevant authorities necessary for the implementation of the Merger are not obtained by the moment immediately before the Merger Effective Date, this Agreement shall expire immediately before the Merger Effective Date.

Section 13.  Matters for Consultation.  Matters that are not provided for in this Agreement and other matters necessary for the Merger shall be determined upon consultation between the parties hereto based upon the purposes of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed two (2) originals of this Agreement by affixing their signature or seal to each agreement and each party hereto shall retain one (1) executed original.

September 30, 2009
Aioi Insurance Company, Limited
28-1, Ebisu 1-chome, Shibuya-ku, Tokyo

By:
Name:

Title:	Representative Director

Nissay Dowa General Insurance Company, Limited
15-10, Nishi-tenma 4-chome, Kita-ku, Osaka, Osaka

By:
Name:

Title:	Representative Director

Schedule

Current Articles of Incorporation	New Articles of Incorporation

(Corporate name)	(Corporate name)
Section 1	Section 1
1. The Company’s corporate name in Japanese is Aioi Songai Hoken Kabushiki Kaisha.	1. The Company’s corporate name in Japanese is Aioi Nissei Dowa Songai Hoken Kabushiki Kaisha.
2. The Company’s corporate name in English is Aioi Insurance Company, Limited.	2. The Company’s corporate name in English is Aioi Nissay Dowa Insurance Company, Limited.

3.	Matters provided in Article 182 of the Ordinance for Enforcement of the Companies Act

(1)	Reasonableness of not Allotting any Consideration for the Merger

Since the Merger will take place after both the Company and Aioi become wholly owned subsidiaries of MSIGH as a result of the Share Exchange under the Share Exchange Agreement in which MSIGH becomes the wholly owning parent company in the share exchange, and the Company and Aioi become wholly owned subsidiaries in the share exchange, the Company decided that it is reasonable that Aioi’s not allotting any shares of its stock, cash, or any other consideration to shareholders of the Company in exchange for the Company’s stock. The amount of stated capital and capital reserve will not be increased by the Merger.

(2)	Financial Statements of Aioi for the Most Recent Fiscal Year

Financial statements of Aioi for the most recent fiscal year are as set forth in the “Financial Statements of Aioi Insurance Co., Ltd. for the Fiscal Year Ended on March 2009” in the enclosed “Materials for Agenda Item 2 in Separate Volume for Reference Materials for Extraordinary Shareholders’ Meeting <Separate Volume>.”

(3)	Disposition of Key Assets, etc. that Occurred to Aioi and the Company after the Last Day of the Most Recent Fiscal Year

(i)	Aioi

At the Board of Directors meeting held on September 30, 2009, Aioi resolved to enter into the Share Exchange Agreement with MSIGH and the Merger Agreement for the Merger with the Company, and executed the Share Exchange Agreement and the Merger Agreement on the same day.

The terms of the Share Exchange Agreement with MSIGH are summarized as follows:

Wholly owning parent company in the share exchange:	MSIGH
Wholly owned subsidiary in the share exchange:	Aioi
Consideration to be allotted by the wholly owning parent company in the share exchange to shareholders of the wholly owned subsidiary in the share exchange:	Upon the Share Exchange, 0.190 shares of common stock of MSIGH will be allotted to and issued for each share of Aioi’s stock.
Effective date:	April 1, 2010

(ii)	The Company

At the Board of Directors meeting held on September 30, 2009, the Company resolved to enter into the Share Exchange Agreement for the Share Exchange with MSIGH, and the Merger Agreement for the Merger with Aioi, and executed the Share Exchange Agreement and the Merger Agreement on the same day.

The terms of the Share Exchange Agreement with MSIGH are summarized as follows:

Wholly owning parent company in the share exchange:	MSIGH
Wholly owned subsidiary in the share exchange:	The Company
Consideration to be allotted by the wholly owning parent company in the share exchange to shareholders of the wholly owned subsidiary in the share exchange:	Upon the Share Exchange, 0.191 shares of common stock of MSIGH will be allotted to and issued for each share of the Company’s stock.
Effective date:	April 1, 2010

*	Since the Merger will take effect after the Share Exchange takes effect, the Company will, at the time of the effective date of the Merger, have only one shareholder, MS&AD Holdings (currently known as MSIGH).

For this reason, even if a dissenting shareholder of the Company other than MS&AD Holdings exercises a dissenter’s right (the “Dissenter’s Right”) to request that the Company purchase their shares in the Company by dissenting to the Merger, it is interpreted that the Dissenter’s Right of such shareholder in relation to the Merger will be void, since such shareholder will cease to be a shareholder of the Company at the time when the Dissenter’s Right becomes effective, as the shares of the Company held by such shareholder will be exchanged for the shares of common stock of MS&AD Holdings upon the Share Exchange.

Agenda Item 3:	Partial Amendment to the Articles of Incorporation

1.	Reason for the Amendment

If Agenda Item 1 is approved as proposed and the Share Exchange takes effect, the Company will have only one shareholder, MS&AD Holdings (currently known as MSIGH), the wholly owning parent company in the share exchange, as of April 1, 2010; and the Article in relation to the record date for annual shareholders’ meetings will no longer be necessary. For this reason, the Company proposes that Article 14 (Record Date for Annual Shareholders’ Meeting) be deleted and Article 15 and subsequent Articles thereof be renumbered accordingly.

This amendment to the Articles of Incorporation will take effect on March 30, 2010, on the condition that the Share Exchange Agreement for the Share Exchange remains effective.

2.	Content of the Amendment

Current Articles of Incorporation	Proposed Amendment
(Underlines denote amendments)

Article 14 (Record Date for Annual Shareholders’ Meeting)	(To be deleted)
The record date for the annual shareholders’ meetings of the Company shall be March 31 every year.

Article 15~Article 37 (provisions omitted)	Article 14~Article 36 (unchanged)

End

<Exercise of Voting Rights via the Internet>

If you exercise your voting rights via the Internet, please confirm the following items before you vote.

1.	Voting Site

(1) Exercise of voting rights via the Internet may be conducted only by accessing the Voting Site designated by the Company (http://www.evote.jp/) from your personal computer or cell phone (“i-mode,” “EZweb,” or “Yahoo! Keitai”)*. (However, the service is not available between 2:00 a.m. and 5:00 a.m. each day.)

*“i-mode,” “EZweb,” and “Yahoo!” are the trademarks or the registered trademarks of NTT DoCoMo, Inc., KDDI CORPORATION, and Yahoo! Inc. of the United States, respectively.

(2) It might be impossible to exercise voting rights via a personal computer depending on certain factors in the shareholder’s Internet usage environment, such as the use of a firewall, etc. with the Internet connection, an anti-virus software, and a proxy server.

(3) To exercise your voting rights by cell phone, please use one of the following services: “i-mode,” “EZweb,” or “Yahoo! Keitai.” To ensure the security, cell phones that cannot send encrypted communications (SSL communications) or cell phone information are unacceptable for the services.

(4) Voting rights may be exercised via the Internet until 5:00 p.m. on Monday, December 21, 2009. However, shareholders are kindly requested to exercise their voting rights early. If you have any questions, please contact the help desk specified in the following page.

2.	Method of exercising voting rights via the Internet

(1) On the Voting Site (http://www.evote.jp/), please enter your “login ID” and “temporary password,” printed on the Voting Instructions Form. Follow the instructions on your computer or cell phone screen and input your vote for or against the proposed actions.

(2) To prevent unauthorized access by a third party other than the shareholders (“spoofing”), and to prevent the falsification of the shareholder votes, please note that shareholders voting via the Internet will be asked to change their “temporary password” on the Voting Site.

(3) New “login ID” and “temporary password” will be provided upon the convocation of each Shareholders’ Meeting.

3.	Costs incurred in accessing the Voting Site

Costs (dial-up connection fees, telephone charges, etc.) incurred in accessing the Voting Site will be borne by shareholders. Using a cell phone, packet transmission fees and other cell phone usage fees resulting from the use of the cell phone will also be borne by shareholders.

Inquiries regarding the System, etc.

Mitsubishi UFJ Trust and Banking Corporation
Corporate Agency Department (Help Desk)
Tel: 0120-173-027 (service hours: 9:00 a.m. to 9:00 p.m., toll free)

[To Our Institutional Investors]

Our institutional investors may use the Electronic Voting Platform as a means of exercising voting rights.

End

Map of the Surrounding Area of the Place of Shareholders’ Meeting

Place:	13th floor, Head Office of Nissay Dowa General Insurance 15-10, Nishitenma 4-chome, Kita-ku, Osaka-shi Telephone: (06) 6363-1121 (main)

(Translation)

Reference Materials for Extraordinary Shareholders’ Meeting
<Separate Volume>

Materials for Agenda Item 1 in Separate Volume (pp. 31-70)

Financial Statements of Mitsui Sumitomo Insurance Group Holdings, Inc. for the Fiscal Year Ended March 2009

•	Business Report

•	Consolidated Balance Sheet

•	Consolidated Statement of Income

•	Consolidated Statement of Changes in Net Assets

•	Consolidated Explanatory Notes

•	Non-Consolidated Balance Sheet

•	Non-Consolidated Statement of Income

•	Non-Consolidated Statement of Changes in Net Assets

•	Non-Consolidated Explanatory Notes

•	Accounting Auditor’s Report on the Consolidated Financial Reports

•	Accounting Auditor’s Report

•	Audit Report of the Board of Corporate Auditors

Materials for Agenda Item 2 in Separate Volume (pp. 71-118)

Financial Statements of Aioi Insurance Co., Ltd. for the Fiscal Year Ended March 2009

•	Business Report

•	Non-Consolidated Balance Sheet

•	Non-Consolidated Statement of Operations

•	Non-Consolidated Statement of Changes in Net Assets

•	Consolidated Balance Sheet

•	Consolidated Statement of Operations

•	Consolidated Statement of Changes in Net Assets

•	Independent Auditors’ Audit Report (copy)

•	Independent Auditors’ Report on the Consolidated Financial Statements (copy)

•	Board of Corporate Auditors’ Audit Report (copy)

Nissay Dowa General Insurance Co., Ltd.

Financial Statements of Mitsui Sumitomo Insurance Group Holdings, Inc. for the Fiscal Year
Ended March 2009

BUSINESS REPORT
(From: April 1, 2008)
(To: March 31, 2009)

1.	Details on the Current Status of the Insurance Holding Company

(1)	Progress of business and business results

The economy of Japan deteriorated rapidly this fiscal year under the impact of a worldwide financial crisis triggered by the U.S. subprime loan problem. From mid-year onward, corporate profits tumbled as exports declined and capital investment fell substantially while personal consumption and investment in housing stagnated.

The business environment for the insurance industry became increasingly severe. In the non-life insurance industry, revenues from insurance premiums declined as premium rates for compulsory automobile liability insurance were lowered and the impact of deterioration in the economy was felt in the decline of domestic auto sales and other areas. In the life insurance industry, the value of new contracts continued to decline against a background of an aging society and the trend toward having fewer children.

In addition to maintaining quick response and agility in the management and expansion of our business, the corporate group established the Company as a holding company on April 1, 2008, taking Mitsui Sumitomo Insurance Co., Ltd. (hereafter, “Mitsui Sumitomo Insurance”) as a wholly owned subsidiary through the transfer of shares in order to pursue synergies and to manifest our integrative strengths in the best way possible. The Company acquired all of the shares of Mitsui Sumitomo Kirameki Life Insurance Co., Ltd. (hereafter, “Kirameki Life”), Mitsui Direct General Insurance Co., Ltd. (hereafter, “Mitsui Direct”), and Mitsui Sumitomo MetLife Insurance Co., Ltd. (hereafter, “MSI MetLife”) held by Mitsui Sumitomo Insurance on July 1, 2008, putting in place the structure for pursuing our business as a holding company, the core of our company.

The Mitsui Sumitomo Insurance Group is working to implement corporate social responsibility (CSR) in management through a positive cycle of perpetually striving to improve product quality, earning the trust of even more of our customers, and achieving growth in the business based on that trust. Our goal is to become a top, world class insurance and financial group that grows through competitiveness derived from the quality of our company’s products, based on New Challenge 10, our medium-term management plan which began in fiscal year 2007.

Our goal in bringing everything under one umbrella in the group as a holding company was to strengthen our ability to manage and oversee operations by managing risks for each company in the group, actively working to strengthen our position on compliance and internal audits, and handling other administrative tasks, while simultaneously developing our domestic non-life insurance business, life insurance business, overseas business, financial services business, and risk-related business for each business through the allocation of management resources and exercising management and oversight of each company in the group.

On January 23, 2009, the Company and Mitsui Sumitomo Insurance Co., Ltd. reached agreement on moving forward with talks on a business integration and operational alliance with Aioi Insurance Co., Ltd. and Nissay Dowa General Insurance with the goal of forming a new, financial and insurance group.

The progress and results of each of our various business efforts the current fiscal year are as follows:

Domestic Non-life Insurance Business

We are working to improve the efficiency of operations for the domestic non-life insurance business as we develop our business through competitiveness gained from high product quality.

Mitsui Sumitomo Insurance launched a new product called GK Auto Insurance under the GK brand, which is directed toward individual consumers and shared among our core products. It was created to convey the desire of Mitsui Sumitomo Insurance to be a “safe goal keeper.” We also undertook innovations in various operational processes ranging from product development through payment of insurance premiums. Such innovations included work on the introduction of an electronic booking system in agencies to handle contract processing accurately and efficiently. We also enhanced features in our insurance benefits payment system to enable fair, equitable, and prompt payment.

Mitsui Sumitomo Insurance also reached an agreement with Sumitomo Life Insurance Company and Sumi-Sei General Insurance Co., Ltd. to further strengthen our business alliance with the goal of increasing corporate value by expanding and improving the efficiency of our business and offering a more comprehensive range of services to our customers.

At Mitsui Direct, we have built a unique business model that takes advantage of the unique characteristics of the Internet to offer products with simple, easily understood information on indemnity, and have also focused on further improving services offered through the Internet such as the driving aptitude check and the search service for finding designated repair centers.

Life Insurance Business

As a core business on par with our domestic non-life insurance business and our overseas business, we are striving to further expand our life insurance business as we work to improve corporate product quality.

At Kirameki Life, we worked to expand our sales base by pursuing business alliances in insurance sales with financial institutions, in addition to further strengthening our sales network via the Mitsui Sumitomo Insurance non-life insurance agencies. We also introduced the GK brand into our main line of products for individual customers of Kirameki Life, giving it a new lease on life as GK Life Insurance, and also commenced sales of term insurance with a low cancellation refund that offers customers lower insurance premiums with the goal of providing the most optimal products and services.

MSI MetLife continued to move forward on business alliances with financial institutions and expanded the sales base for individual pension insurance. The company also increased capital in order to strengthen its financial base.

Overseas Business

In overseas business at Mitsui Sumitomo Insurance, we made progress on enhancing business efficiency and strengthening competitiveness by consolidating the multiple branches in various areas of Hong Kong and Taiwan while also expanding our branch network in Asia and the Middle East, establishing a local subsidiary in Vietnam, opening a branch in Guangdong via the local subsidiary in China, and opening a branch in Qatar via the local subsidiary in Europe, among others. Despite this, the need to pay out large insurance benefits on credit insurance in Europe due to the impact of the financial crisis and other factors caused income to decline.

Asset Management and Financial Services Businesses, Risk-related Businesses

As the central company responsible for asset management in the group, Mitsui Sumitomo Insurance strove to ensure stable profits by exercising comprehensive oversight of assets and liabilities and continuing to reduce domestic shareholdings in order to further reduce the risk of price fluctuation for assets. Given the increased credit risk and liquidity risk associated with the financial crisis, we also worked to improve monitoring of risky assets and to manage credit risk. Large valuation losses on devaluation of securities were also incurred due to the large drop in the stock market, among other factors.

In the financial services business, responding to the financial crisis, we have severely restricted underwriting of financial guarantees while simultaneously continuing to work on expanding sales for defined benefit pension products and weather and earthquake-related derivatives.

We continued to offer various services related to the risk management business, the nursing care business, and the asset valuation and appraisal business through our risk-related business, cognizant of the need to improve our competitiveness in the insurance industry and to increase group profitability.

Current-Year Business Performance

The above factors resulted in the following consolidated operating results for our company. Insurance underwriting income was ¥1.8 trillion; income from asset management, ¥203.1 billion; and other ordinary income, ¥4.9 billion, for a total of ¥2.04 trillion in ordinary income.

In terms of ordinary expenses, meanwhile, ¥1.57 trillion in insurance underwriting expenses, ¥170.0 billion in asset management expenses, ¥302.3 billion in SG&A expenses, and ¥10.6 billion in other ordinary expenses resulted in a total of ¥2.53 trillion.

This led in an ordinary loss of ¥13.0 billion. After adjusting this for extraordinary income, extraordinary losses, and corporate and resident taxes and other factors, net income came to ¥8.1 billion.

Parent company results included ¥35.2 billion in dividends from subsidiaries and ¥2.8 billion in business administration fees, amounting to ¥38.0 billion in operating income, ¥34.6 billion in ordinary profits, and ¥34.6 billion in net income for the current year.

Mitsui Sumitomo Insurance saw a 5.9% decline in net premiums written from the previous fiscal year to ¥1.234 trillion, owing to decreased income from auto insurance and lowered premium rates for compulsory automobile liability insurance. The net loss ratio also rose by 4.9 percentage points over the previous fiscal year to 69.8%, and the net operating expense ratio rose 2.5 percentage points over the previous fiscal year to 34.1%.

Kirameki Life achieved 9.8% growth in new contracts written over the previous fiscal year, booking ¥1.7 trillion for total individual insurance and individual pension insurance as a result of the company’s efforts in over-the-counter sales through financial and other institutions. This resulted in a total balance of insurance in force of ¥9.3 trillion. New group insurance written this fiscal year reached ¥32.4 billion, with a year-end balance of insurance in force of ¥2.6 trillion.

Mitsui Direct posted ¥29.6 billion in net premiums written, for growth of 12.1% compared with the previous fiscal year. The net loss ratio rose 2.1 percentage points over the previous fiscal year to 65.6%, and the operating expense ratio declined 2.4 percentage points from the previous fiscal year to 28.2%.

Total new insurance written for MSI MetLife for individual insurance and individual pension insurance was ¥592.9 billion, an increase of 0.1% over the previous fiscal year. The balance of insurance in force at the end of the current fiscal year was ¥2.5 trillion.

Issues to be Addressed

The real world economy is deteriorating under the impact of the financial crisis. The deterioration in corporate results is impacting the employment situation and income environment in Japan as well. It is projected that the economic slump will continue, with declines in personal consumption, capital spending, and other areas.

In the insurance industry, the business environment is expected to become increasingly severe under the slump in auto sales and housing investment, the progression toward an aging society and trend toward having fewer children, and the uncertain future of the financial markets. Under the current environment, it is important to make even greater efforts to increase our earning power by responding appropriately to the changing needs of our customers and the diversification of sales channels, and to implement efficient operating processes and proper insurance underwriting and oversight while also working to enhance our potential for growth.

The Group will achieve rapid improvement in product quality in all services by providing products and services that are easy for our customers to understand, building a sales network trusted by our customers, actively engaging in areas of growth, further improving our responsiveness to enable swift, fair and equitable claims payment, and establishing a base that will support administrative processes, based on New Challenge 10, our medium-term management plan. We will propel our business forward using these as our competitive strengths.

The Company will improve Group business management, working to further strengthen internal controls and redoubling our efforts to manage risks and ensure compliance by exercising overall control through the ongoing allocation of management resources and supervision of every company in the Group. The Group will also build a financial and insurance group that is world class to expand our business globally. We will also make every effort to achieve business integration and operational alliances with Aioi Insurance Co., Ltd. and Nissay Dowa General Insurance Company, Limited in order to achieve sustainable growth and greater corporate value.

We ask for the continued support and encouragement of our shareholders in the weeks and months to come.

(Note) All monetary amounts and share numbers in this business report (including the statements that follow) have been expressed with fractional amounts omitted. Percentages of increase or decrease are expressed to two decimal places and rounded off to the nearest first decimal place.

(2)	Changes in assets and profit and loss status

a.	Changes in the Company’s assets and profit and loss status

				Fiscal Year
	Fiscal Year	Fiscal Year	Fiscal Year	2008
Category	2005	2006	2007	(Current FY)
	(Millions of yen)

Operating income	—	—	—	38,073
Dividends received	—	—	—	35,250
Subsidiaries engaged in the insurance industry	—	—	—	35,250
Other subsidiaries	—	—	—	—
Current net income	—	—	—	34,689
Net income per share	— Yen — Sen	— Yen — Sen	— Yen — Sen	82 Yen 38 Sen
Total assets	—	—	—	780,551
Shares of subsidiaries engaged in the insurance industry	—	—	—	756,614
Shares of other subsidiaries	—	—	—	—

(Note)

Nothing is recorded for Fiscal 2007 or prior years because the Company was established on April 1, 2008.

b.  Changes in consolidated assets and profit and loss status

				Fiscal Year
	Fiscal Year	Fiscal Year	Fiscal Year	2008
Category	2005	2006	2007	(Current FY)
	(Millions of yen)

Consolidated ordinary income	—	—	—	2,040,013
Consolidated ordinary losses	—	—	—	13,044
Consolidated net income	—	—	—	8,192
Consolidated net assets	—	—	—	1,023,021
Consolidated total assets	—	—	—	7,440,709

(Note)

Nothing is recorded for Fiscal 2007 or prior years because the Company was established on April 1, 2008.

(3)	Offices

Name of Office	Location	Date Founded

Headquarters	Shinkawa 2-27-2, Chuo-ku, Tokyo	April 1, 2008

(4)	Employees

a.	Status of the employees of the Company

			Increase or	As of the End of the Current Fiscal Year
	End of	End of	Decrease in		Average
	Previous	Current	the Fiscal		Years of
	Fiscal Year	Fiscal Year	Year	Average	Continuous	Average
	(No. of	(No. of	(No. of	Age	Employment	Monthly
Category	Employees)	Employees)	Employees)	(Years)	(Years)	Salaries
(Thousand yen)

Employees	—	48	—	46.1	22.5	753

(Note)

1.	All employees of the company are on loan from Mitsui Sumitomo Insurance Co., Ltd.

2.	Employees do not include employees concurrently serving as directors, retirees, or temporary employees.

3.	The average number of years of continuous employment is the aggregate number of years employed at Mitsui Sumitomo Insurance Co., Ltd.

4.	The average monthly wage is the average monthly wage in March 2009 (including overtime pay). Bonuses are not included.

5.	The average age and average number of years employed have been rounded to one decimal place.

6.	Nothing is recorded for the end of the previous fiscal year or for the increase/decrease for the current fiscal year because the Company was established on April 1, 2008.

b.	Status of employees of the consolidated company

			Increase/Decrease
			for the Current
	End of Previous	End of Current	Fiscal Year
Division Name	Fiscal Year	Fiscal Year	(Change)
	(No. of employees)

Non-life Insurance Business	—	20,485	—
Life Insurance Business	—	803	—
Company Wide (in common)	—	48	—
Total	—	21,336	—

(Note)

1.	Company Wide (in common) notes the number of employees in the Company that cannot be categorized into specific segments.

2.	Nothing is recorded for the end of the previous fiscal year or for the increase/decrease for the current fiscal year because the Company was established on April 1, 2008.

(5)	Main Lenders

Lender	Outstanding Loan Balance
(Millions of yen)

Mitsui Sumitomo Insurance Co., Ltd.	15,012

(6)	Capital procurement

A short-term loan of ¥15,012 million was borrowed from Mitsui Sumitomo Insurance Co., Ltd. on August 11, 2008.

(7)	Capital investment

Not applicable.

(8)	Parent company and principle subsidiaries

a.	Status of parent company

Not applicable.

b.	Status of key subsidiaries

			Date of		Percentage of
Name of Company	Location	Principal Business	Incorporation	Paid-in Capital	Voting Rights		Others
(%)

Mitsui Sumitomo Insurance Co., Ltd.	Chuo-ku, Tokyo	Non-life insurance business	Oct. 21, 1918	¥139,595 million	100.0%		—
Mitsui Sumitomo Kirameki Life Insurance Company, Limited	Chiyoda-ku, Tokyo	Life insurance business	Aug. 8, 1996	¥35,500 million	100.0%		—
MITSUI SUMITOMO INSURANCE Capital Co., Ltd.	Chuo-ku, Tokyo	Venture capital business	Dec. 6, 1990	¥1,000 million	100.0% (100.0%	)	—
Mitsui Direct General Insurance Company, Limited	Bunkyo-ku, Tokyo	Non-life insurance business	June 3, 1999	¥30,000 million	69.6%		—
Mitsui Sumitomo MetLife Insurance Co., Ltd.	Chuo-ku, Tokyo	Life insurance business	Sep. 7, 2001	¥41,060 million	51.0%		—
Sumitomo Mitsui Asset Management Company, Limited	Minato-ku, Tokyo	Investment advisory business and investment trust management business	July 15, 1985	¥2,000 million	27.5% (27.5%	)	—
MSIG Holdings (Americas), Inc.	New York, U.S.A.	Holding company	Oct. 21, 1988	US$3,600 thousand (¥353 million)	100.0% (100.0%	)	—
Mitsui Sumitomo Insurance USA Inc.	New York, U.S.A.	Non-life insurance business	Jan. 28, 1988	US$5,000 thousand (¥491 million)	100.0% (100.0%	)	—
Mitsui Sumitomo Insurance Company of America	New York, U.S.A.	Non-life insurance business	Mar. 29, 2001	US$5,000 thousand (¥491 million)	100.0% (100.0%	)	—
Mitsui Sumitomo Seguros S/A	Sao Paulo, Brazil	Non-life insurance business	Dec. 15, 1965	BRL221,368 thousand (¥9,335 million)	98.3% (98.3%	)	—
MSIG Holdings (Europe) Ltd.	London, U.K.	Holding company	Mar. 7, 2000	UK£391,843 thousand (¥55,034 million)	100.0% (100.0%	)	—
Mitsui Sumitomo Insurance (London Management) Ltd	London, U.K.	Holding company	Jan. 6, 2000	UK£359,607 thousand (¥50,506 million)	100.0% (100.0%	)	—
Mitsui Sumitomo Insurance Company (Europe) Limited	London, U.K.	Non-life insurance business	July 28, 1972	UK£66,900 thousand (¥9,396 million)	100.0% (100.0%	)	—
Mitsui Sumitomo Insurance (London) Limited	London, U.K.	Non-life insurance business	Oct. 6, 1975	UK£379,107 thousand (¥53,245 million)	100.0% (100.0%	)	—

			Date of		Percentage of
Name of Company	Location	Principal Business	Incorporation	Paid-in Capital	Voting Rights		Others
(%)

MSI Corporate Capital Limited	London, U.K.	Non-life insurance business	Jan. 7, 2000	UK£5,200 thousand (¥730 million)	100.0% (100.0%	)	—
Mitsui Sumitomo Reinsurance Limited	Dublin, Ireland	Non-life insurance business	Feb. 11, 1999	€20,000 thousand (¥2,596 million)	100.0% (100.0%	)	—
MS Frontier Reinsurance Limited	Hamilton, Bermuda	Non-life insurance business	Sep. 9, 1997	US$200,000 thousand (¥19,646 million)	100.0% (100.0%	)	—
MSIG Holdings (Asia) Pte. Ltd.	Singapore, Singapore	Holding company	Sep. 23, 2004	S$667,015 thousand (¥43,129 million)	100.0% (100.0%	)	—
MSIG Insurance (Singapore) Pte. Ltd.	Singapore, Singapore	Non-life insurance business	Sep. 23, 2004	S$263,442 thousand (¥17,034 million)	100.0% (100.0%	)	—
Mitsui Sumitomo Insurance (Singapore) Pte Ltd	Singapore, Singapore	Non-life insurance business	Dec. 1, 1990	S$25,000 thousand (¥1,616 million)	100.0% (100.0%	)	—
MSIG Mingtai Insurance Co., Ltd.	Taipei, Taiwan	Non-life insurance business	Sep. 22, 1961	NT$2,535 thousand (¥7,328 million)	100.0% (100.0%	)	—
Mitsui Sumitomo Insurance (China) Co., Ltd.	Shanghai, P.R.C.	Non-life insurance business	Sep. 6, 2007	RMB500,000 thousand (¥7,185 million)	100.0% (100.0%	)	—
Mitsui Sumitomo Insurance Company (Hong Kong), Limited	Hong Kong, P.R.C.	Non-life insurance business	Sep. 8, 2004	HK$1,625,842 thousand (¥20,599 million)	100.0% (100.0%	)	—
MSIG Insurance (Vietnam) Company Limited	Hanoi, Vietnam	Non-life insurance business	Feb. 2, 2009	VND300,000 million (¥1,650 million)	100.0% (100.0%	)	—
PT. Asuransi MSIG Indonesia	Jakarta, Indonesia	Non-life insurance business	Dec. 17, 1975	IDR40,000 million (¥344 million)	80.0% (80.0%	)	—
MSIG Insurance (Thailand) Co., Ltd	Bangkok, Thailand	Non-life insurance business	Apr. 14, 1983	THB142,666 thousand (¥393 million)	69.8% (69.8%	)	—
Mitsui Sumitomo Insurance (Malaysia) Bhd	Kuala Lumpur, Malaysia	Non-life insurance business	Apr. 28, 1979	MYR212,000 thousand (¥5,700 million)	74.0% (74.0%	)	—

(Note)

1.	The table above shows key subsidiaries and other companies.

2.	The Yen amount shown in parentheses in the Capital column is the value calculated by conversion at the exchange rate on the final day of the current fiscal year.

3.	The percentage in parentheses in the Percentage of Voting Rights column shows the percentage of voting rights for indirect holdings.

(9)	Status of business transfers/assignments

Date of Transfer	Conditions of Business Transfer

April 1, 2008	Mitsui Sumitomo Insurance Group Holdings Co., Ltd. was established as a holding company though a single transfer of Mitsui Sumitomo Insurance Co., Ltd. shares to the Company, making Mitsui Sumitomo Insurance Co., Ltd. a wholly owned subsidiary.
July 1, 2008	Mitsui Sumitomo Insurance Group Holdings Co., Ltd. acquired all shares in Mitsui Sumitomo Kirameki Life Insurance Co., Ltd., Mitsui Direct General Insurance Company, Limited, and Mitsui Sumitomo MetLife Insurance Co., Ltd. held by Mitsui Sumitomo Insurance Co., Ltd. via allocation by Mitsui Sumitomo Insurance Co., Ltd. to the Company.

(10)  Other important matters concerning the present state of other holding companies.

Not applicable.

2.	Matters Concerning Company Officers

(1)	Status of company officers

Name	Position and Responsibilities	Key Positions Held Concurrently	Other
(As of year end)

Yoshiaki Shin	Chairman & Director	Chairman & Director of Mitsui Sumitomo Insurance Co., Ltd.	—
Toshiaki Egashira	Representative Director President	President, Director & CEO, Mitsui Sumitomo Insurance Co., Ltd.	—
Toshihiro Nakagawa	Senior Managing Director Corporate Management Aide Human Resources Dept., Compliance Dept., Corporate Risk Management Dept., Internal Audit Dept.	—	—
Isamu Endo	Sr. Managing Director Corporate Management Aide Corporate Planning Dept., Business Development Dept., Corporate Communications Dept., Shareholder Relations & Legal Dept., Accounting Dept., Internal Audit Dept.	—	—
Hiromi Asano	Director	Director & Senior Executive Officer, Mitsui Sumitomo Insurance Co., Ltd.	—
Katsuaki Ikeda	Director	Director & Managing Executive Officer, General Manager of Financial Services Division, Mitsui Sumitomo Insurance Co., Ltd.	—
Hitoshi Ichihara	Director	Director & Managing Executive Officer, Mitsui Sumitomo Insurance Co., Ltd.	—
Yasuyoshi Karasawa	Director	Director & Senior Executive Officer, Mitsui Sumitomo Insurance Co., Ltd.,	—
Susumu Fujimoto	Director	Director & Managing Executive Officer, Mitsui Sumitomo Insurance Co., Ltd.	—

Name	Position and Responsibilities	Key Positions Held Concurrently	Other
(As of year end)

Eiko Kono	Outside Director	Outside Director, Mitsui Sumitomo Insurance Co., Ltd. Outside Director, HOYA Corporation Outside Director, DIC Corporation	—
Kenji Koroyasu	Outside Director	Advisor, TMI Associates Outside Director, Mitsui Sumitomo Insurance Co., Ltd. Outside Director, Central Japan Railway Company Outside Auditor, Heiwa Corporation	—
Iwao Taka	Outside Director	Professor, Reitaku University International School of Economics and Business Administration; and Chief Director, Reitaku University Business Ethics and Compliance Research Center Outside Director, Mitsui Sumitomo Insurance Co., Ltd.	—
Toshihiko Seki	Outside Director	Professor Emeritus, Tohoku University Professor, Hosei University, Graduate School of Law	—
Takashi Yamashita	Corporate Auditor (Full time)
Yoshio Iijima	Corporate Auditor (Full time)	—	—
Sosuke Yasuda	Outside Auditor	Special Advisor, Gyosei & Co. Representative Employee, Gyosei Licensed Tax Accountants Outside Auditor, Mitsui Sumitomo Insurance Co., Ltd. Outside Auditor, Nomura Research Institute, Ltd.	As a certified public accountant, he has relevant knowledge of accounting and financing.
Daiken Tsunoda	Outside Auditor	Attorney at Nakamura, Tsunoda, and Matsumoto Outside Auditor, Atlus Co., Ltd. Outside Auditor, INES Corp.	As an attorney well-versed in corporate law, he has relevant knowledge of accounting and financing.

(Note)

1.	Senior Executive Director Toshihiro Nakagawa resigned as Director on March 31, 2009.

2.	The following changes in Directors and Executive Officers occurred on April 1, 2009. Please note that the Company also introduced the executive officer system on the same date.

Director, President, & CEO	Toshiaki Egashira	(Former Director, President)
Director, Vice President, Senior Executive Officer	Hiromi Asano	(Former Director)
Vice President Executive Officer	Kazuo Kondo	(Newly Appointed)
Director & Senior Executive Officer	Isamu Endo	(Former Senior. Executive Director)
Director & Senior Executive Officer	Yasuyoshi Karazawa	(Former Director)

Director & Senior Executive Officer	Susumu Fujimoto	(Former Director)
Director & Managing Executive Officer	Katsuaki Ikeda	(Former Director)
Director & Managing Executive Officer	Hitoshi Ichihara	(Former Director)
Managing Executive Officer	Katsuhiko Kaneyoshi	(Newly Appointed)
Managing Executive Officer	Shuhei Horimoto	(Newly Appointed)

(2)	Compensation to company officers

Category	Number of Officers Paid	Compensation
		(Millions of yen)

Directors	13	360
Auditors	4	56

Total	17	416

(Note)

The Articles of Incorporation stipulate that director compensation shall be kept at or below ¥500,000,000/year until the conclusion of the first regular general shareholder’s meeting (this does not include employee wages when serving concurrently as both employee and director), and auditor compensation shall be kept at or below ¥110,000,000/year until the conclusion of the first regular general shareholder’s meeting.

3.	Matters Concerning External Officers

(1)	Concurrent and other status of external officers

Name	Concurrent Position or Other Matters

(Outside Directors)
Eiko Kono	Outside Director, Mitsui Sumitomo Insurance Co., Ltd. Outside Director, HOYA Corporation Outside Director, DIC Corporation
Kenji Koroyasu	Outside Director, Mitsui Sumitomo Insurance Co., Ltd. Outside Director, Central Japan Railway Company Auditor, Heiwa Corporation
Iwao Taka	Outside Director, Mitsui Sumitomo Insurance Co., Ltd.
(Outside Auditors)
Sosuke Yasuda	Outside Auditor, Mitsui Sumitomo Insurance Co., Ltd. Outside Auditor, Nomura Research Institute, Ltd.
Daiken Tsunoda	Outside Auditor, Atlus Co., Ltd.
Outside Auditor, INES Corp.

(2)	Primary activities of external officers

Name	Term of Office	Record of Attendance to Board of Directors Meetings	Observations Made at Board of Directors Meetings and Record of Other Activities

Eiko Kono (Outside Director)	1 year	Attended all 15 Board of Directors meetings for the current fiscal year.	Made observations at Board of Directors meetings or other meetings as appropriate, based on her extensive experience as a manager and good judgment.
Kenji Koroyasu (Outside Director)	1 year	Attended all 15 Board of Directors meetings for the current fiscal year.	Made observations at Board of Directors meetings or other meetings as appropriate, based on his knowledge and experience as an attorney and public prosecutor.
Iwao Taka (Outside Director)	1 year	Attended 14 out of 15 Board of Directors meetings for the current fiscal year.	Made observations at Board of Directors meetings or other meetings as appropriate, based on his knowledge and experience as a researcher of corporate ethics and other matters.
Toshihiko Seki (Outside Director)	1 year	Attended all 15 Board of Directors meetings for the current fiscal year.	Made observations at Board of Directors meetings or other meetings as appropriate, based on his knowledge and experience as a legal scholar.
Sosuke Yasuda (Outside Auditor)	1 year	Attended 13 out of 15 Board of Directors meetings and 11 out of 12 Board of Auditors meetings for the current fiscal year.	Made observations at Board of Directors meetings or other meetings as appropriate, based on his knowledge and experience as a Certified Public Accountant.
Daiken Tsunoda (Outside Auditor)	1 year	Attended all 15 Board of Directors meetings and all 12 Board of Auditors meetings for the current fiscal year.	Made observations at Board of Directors meetings or other meetings as appropriate, based on his knowledge and experience as a lawyer.

(Note)

1.	The term of office for each person is from the date on which he or she assumed office to March 31, 2009.

2.	This omits the number of times Board of Directors meetings were held via written resolutions as stipulated in Article 370 of the Companies Act.

(3)	Limited liability agreements

Name	Summary of Content in Limited Liability Agreements

(Outside Directors)
Eiko Kono Kenji Koroyasu Iwao Taka Toshihiko Seki (Outside Auditors) Sosuke Yasuda Daiken Tsunoda	The Company has concluded agreements with each person limiting his or her liability under Article 423, Clause 1 of the Companies Act. The amount of limited liability based on these contracts is the sum of the amounts stipulated in all paragraphs of Article 425, Clause 1 of the Companies Act.

(4)	Compensation for external officers

Compensation from the
		Compensation from the	Parent Company, Etc. of the
	No. of Officers Paid	Insurance Holding Company	Insurance Holding Company
		(Millions of yen)	(Millions of yen)

Total compensation	6	47	23

(Note)

1.	The breakdown of compensation paid by the insurance holding company is ¥33 million for Outside Directors and ¥13 million for Outside Auditors.

2.	Four people are paid compensation by the parent company or from other source within the insurance holding company.

(5)	External officer opinions

Not applicable.

4.	Share Data

(1)  Number of shares

Total number of issuable shares	900,000 thousand
Total number of shares issued	421,320 thousand

(2)  Number of shareholders at end of current fiscal year  48,470

(3)	Major shareholders

	Investment in the Company
	Number of	Ratio to
Names of Shareholders	Shares Held	Shares Held
	(Thousand)%

Japan Trustee Services Bank, Ltd. (Trust account 4G)	25,026	5.9
The Master Trust Bank of Japan, Ltd. (Trust account)	24,367	5.8
Japan Trustee Services Bank, Ltd. (Trust account)	23,181	5.5
The Chase Manhattan Bank,N.A.London Secs Lending Omnibusaccount	11,950	2.8
Nippon Life Insurance Company	9,964	2.4
NATSCUMCO	9,654	2.3
State Street Bank and Trust Company 505225	7,746	1.8
Mellon Bank, N.A. as Agent for its Client Mellon Omnibus US Pension	7,743	1.8
The Bank of New York Mellon as Depositary Bank for DR Holders	7,603	1.8
Sumitomo Life Insurance Company	6,077	1.4

5.	Matters Concerning Stock Acquisition Rights

Not applicable.

6.	Matters Concerning Accounting Auditor

(1)	Accounting auditor

	Compensation for the
Name or Title	Business Year Under Review	Other
	(Millions of yen)

KMPG AZSA & Co.
Designated employee: Ikuo Hirakuri
Designated employee: Yoshiki Hisano	9	N/A

(Note)

1.	The total amount of money and yield on other assets the Company and its subsidiaries are obligated to pay is ¥197 million.

2.	No distinction is drawn between audits based on the Companies Act and the amount of compensation for audits under the Financial Instruments and Exchange Law in the audit contract concluded between the Company and the accounting auditor. A practical distinction cannot be made so the above amount includes the amount of compensation for audits based on the Financial Instruments and Exchange Law.

(2)	Limited liability contract

Not applicable.

(3)	Other matters concerning the accounting auditor

A.  Policy on dismissal or decision to not reappoint the Accounting Auditor

The Company policy with regard to the above is as follows:

In the event the Board of Directors determines it appropriate to dismiss or decide not to reappoint the accounting auditor in cases where is it recognized that it will be difficult for the accounting auditor to execute its duties properly, the approval of the Board of Auditors will be obtained, and a resolution to dismiss or decide not to reappoint the accounting auditor will be presented a general shareholders’ meeting.

Should the Board of Auditors decide to dismiss the accounting auditor based on Article 340 of the Companies Act, or in the event it is recognized that it will be difficult for the accounting auditor to perform its duties or other such circumstances, and the Board of Auditors has determined it appropriate to dismiss or not to reappoint the accounting auditor, the Board of Auditors will follow the procedures for dismissing or not reappointing the accounting auditor, based on Article 344 of the Companies Act.

B.	Auditing of the financial statements of the Company’s principal subsidiaries done by certified public accountants other than the Company’s accounting auditor

Such principle subsidiaries as MSI Corporate Capital Limited and Mitsui Sumitomo Insurance Company of America are audited by certified public accountants other than KPMG AZSA & Co.

7.	Basic Policy on the Conduct of Persons who Assume Control of Decisions on Finance and Business Policy

Not applicable.

8.	System for Ensuring Proper Conduct of Business

A summary of the resolution passed by the Board of Directors regarding the establishment of the above system follows:

(1)	System for ensuring proper conduct of operations in the corporate group consisting of the Company and its subsidiaries

Compliance with the basic policies of the group based on the business management contract concluded with domestic insurance companies in the group is required, along with seeking the Company’s approval and reporting to the Company on important matters involving domestic insurance companies in the group. Subsidiaries of domestic insurance subsidiaries in the group shall, as a general rule, be managed appropriately by the subsidiary in control, based on the business management contract.

(2)	System to ensure effective execution of director duties

In order to balance the conflicting demands of making quick decisions and monitoring decisions appropriately, the Company has introduced the executive officers system, appointed outside directors, and has also stipulated that the number of directors be 15 or fewer.

(3)	System to ensure that director and employee conduct in the execution of their duties is in compliance with laws and regulations and with the Articles of Incorporation

(i) The Company will strive to ensure that all Group officers and employees are familiar with the Mitsui Sumitomo Insurance Group Charter on Professional Conduct, which is the standard of conduct for the daily activities of group officers and employees and also serves as the basic policy on compliance and the standard of compliance. The Company will also work to establish a system to eliminate anti-social forces and strive to ensure that all officers and employees adopt a resolute attitude toward anti-social forces and refuse to give in to unjust and unwarranted demands.

(ii) In order to ensure the promotion of compliance within the Company and the Group, an organizational structure has been established that includes a central compliance department that regularly reports to the Board of Directors on the status of and progress in ensuring compliance throughout the entire Group. In order to monitor the status of the promotion of compliance, a Risk Compliance Committee has also been established and the requisite measures are taken on issues verified by the committee. An internal reporting structure for the Group will also be established to provide for a direct route of reporting from all officers and employees to the internal company contact and to an external lawyer, so that any improper, illegal, or unethical act by the organization or an individual can be reported directly.

(4)	Regulations and other systems for management of the risk of loss (integrated risk management system)

(i) The Company has established an organizational structure that includes a Corporate Risk Management Department that regularly reports to the Board of Directors on all Group risks and risk management in order to exercise appropriate integrated risk management, in addition to sharing the fundamental views of the Company throughout the Company and Group companies in accordance with the MSIG Basic Policy on Group Risk Management. The Risk Compliance Committee has also been established to monitor risks and the management of risk. The requisite steps will be taken to avoid and reduce risk based on the results of deliberation within the committee (including thorough verification of the combined total equity of the Company and the Group).

(ii) The Company will establish plans for crisis management and ensuring the continuance of business for the entire Group in addition to verifying the existence of crisis management and business continuance plans for Group companies.

(5)	System for ensuring the reliability of financial reports

At least one of the auditors appointed will have sufficient knowledge of management and finances. A system will also be established to ensure proper and timely disclosure of financial or other information pertaining to the Group, in accordance with the MSIG Basic Policy on Disclosure Regulation. The Information Disclosure Committee will verify the effectiveness of controls on information disclosure and the existence and employment of internal controls for financial reporting in both the Company and the Group.

(6)	System to ensure the effectiveness of internal audits

An internal audit system has been established for all Group administrative activities in accordance with the MSIG Basic Policy on Internal Audits to implement internal audits efficiently and effectively. The Internal Audit Department reports to the Board of Directors on important findings from the results of internal audits conducted for the Company and domestic insurance companies in the Group and provides a status report on improvements made by the entity audited.

(7)	System for retaining and managing information regarding the execution of duties by directors

Written documents and other information pertaining to the execution of duties by directors and executive officers will be retained and managed appropriately, in accordance with the Rules on Document Management. This information must all be available for consultation by directors and auditors.

(8)	Matters concerning the system for employees requested by the auditor to assist with auditor duties and pertaining to the independence of such employees from directors

An Auditor’s Office has been established and employees will be specifically assigned to the Auditor’s Office to assist with the duties of the auditor. The approval of the Board of Auditors will be obtained when making organizational changes to the Auditor’s Office or transferring or taking disciplinary action against the above-noted employees. Personnel evaluations will also be conducted after consultation with an auditor designated by the Board of Auditors.

(9)	System for directors and employees to report to the auditor and a system for other reporting to the auditor

Directors and executive officers will report to the Board of Auditors without delay on legally stipulated matters as well as decisions that will have a serious impact on the business and organization, the results of internal audits conducted, and the status and content of reports made via the internal reporting system. Employees shall be able to report directly to the Board of Auditors on serious acts of impropriety or illegality in management or facts that may cause serious damage to the company.

(10)	System to ensure that other audits by auditors are conducted effectively

The auditor will attend important meetings of the Group Management Committee. The Chair of the Board of Directors, the President and Director, and the Representative Director will exchange opinions with the Board of Auditors on a regular basis and the Internal Audit Department will cooperate with audits by the auditor.

9.	Matters Concerning Accounting Advisors

Not applicable.

10.	Other Matters

Not applicable.

CONSOLIDATED BALANCE SHEET
(As of March 31, 2009)

Items	Amount
(Millions of yen)

(ASSETS)
Cash deposits and savings	452,057
Call loans	31,900
Monetary claims bought	127,339
Money trusts	14,476
Investments in securities	5,110,839
Loans	768,400
Tangible fixed assets	262,662
Land	103,117
Buildings	134,635
Construction in process	1,429
Other tangible fixed assets	23,480
Intangible fixed assets	74,497
Software	6,876
Good will	63,951
Other intangible fixed assets	3,669
Other assets	463,442
Deferred tax assets	141,831
Bad debts reserve	(6,737)

Total Assets	7,440,709

(LIABILITIES)
Underwriting funds	5,848,454
Outstanding claims	793,498
Underwriting reserve	5,054,956
Bonds	164,960
Other liabilities	300,724
Reserve for annuity and retirement benefits	80,958
Reserve for retirement benefits for directors and corporate officers	2,409
Accrued bonuses for employees	12,365
Reserve under the special laws	4,240
Reserve for price fluctuation	4,240
Deferred tax liabilities	3,574

Total Liabilities	6,417,688

(NET ASSETS)
Common stock	100,000
Capital surplus	132,689
Retained earnings	527,578
Treasury stock	(4,644)
Total shareholders’ equity	755,623
Unrealized gains on investments, net of tax	295,558
Deferred hedge gains/losses, net of tax	9,671
Foreign currency translation adjustments	(49,625)
Total valuation and translation adjustments	255,603
Minority interests	11,794

Total Net Assets	1,023,021

Total Liabilities and Net Assets	7,440,709

CONSOLIDATED STATEMENT OF INCOME
(From: April 1, 2008)
(To: March 31, 2009)

Items	Amount
(Millions of yen)

Ordinary income:	2,040,013
Underwriting income:	1,831,877
Net premiums written	1,445,651
Deposit premiums from policyholders	165,464
Investment income on deposit premiums from policyholders	52,874
Life insurance premiums	133,367
Reversal of underwriting reserves	33,027
Other underwriting income	1,491
Investment income:	203,199
Interest and dividends received	169,340
Investment gains on money trusts	118
Gains on sale of securities	76,713
Gains on redemption of securities	3,726
Gains on derivative transactions	576
Other income from investments	5,598
Transfer of investment income on deposit premiums from policyholders	(52,874)
Other ordinary income:	4,936
Ordinary expenses:	2,053,058
Underwriting expenses:	1,569,947
Net claims paid	892,710
Loss adjustment expense	82,270
Commission and collection expense	245,696
Maturity refunds to policyholders	283,405
Dividends to policyholders	507
Life insurance claims	36,438
Provision for outstanding claims	25,002
Other underwriting expense	3,915
Investment expenses:	170,096
Investment losses on money trusts	2,661
Losses on sale of securities	17,830
Valuation losses on securities	118,122
Loss on redemption of securities	9,358
Other investment expense	22,123
Operating expenses and general and administrative expenses:	302,350
Other ordinary expenses:	10,664
Interest paid	1,625
Provision for bad debt	1,971
Loss on bad debt	270
Equity in losses of affiliates	4,243

CONSOLIDATED STATEMENT OF INCOME — (Continued)

Items	Amount
(Millions of yen)

Other ordinary expenses	2,554

Ordinary Loss	13,044

Extraordinary income:	27,136
Gain on sales of fixed assets	1,414
Reversal or reserve under the special law	25,721
Reserve for price fluctuation	25,721
Extraordinary losses:	3,666
Losses on sales of fixed assets	2,621
Impairment loss	1,044
Income before income taxes	10,425
Income taxes	34,333
Reversal of income taxes from previous year	(7,307)
Income taxes adjustments	(25,161)
Total income taxes	1,864
Minority interests	369
Net income	8,192

CONSOLIDATED STATEMENT OF CHANGES IN NET ASSETS
(From: April 1, 2008)
(To: March 31, 2009)

Items	Amount
(Millions of yen)

Shareholder’s equity
Common stock
Balance as of March 31, 2008	—
Change this year
Increase from share transfer	100,000

Total change this year	100,000

Balance as of March 31, 2009	100,000

Capital surplus
Balance as of March 31, 2008	—
Change this year
Increase due to share transfer	132,703
Disposal of treasury stock	(13)

Total change this year	132,689

Balance as of March 31, 2009	132,689

Retained earnings
Balance as of March 31, 2008	—
Change this year
Increase due to share transfer	534,410
Changes due to application of Practical Issues Task Force Report No. 18	8,986
Dividend of retained earnings	(24,011)
Net income for this year	8,192

Total change this year	527,578

Balance as of March 31, 2009	527,578

Treasury stock
Balance as of March 31, 2008	—
Change this year
Acquisition of treasury stock	(4,724)
Disposal of treasury stock	80

Total changes this year	(4,644)

Balance as of March 31, 2009	(4,644)

Total shareholder’s equity
Balance as of March 31, 2008	—
Change this year
Increase due to share transfer	767,113
Changes due to application of Practical Issues Task Force Report No. 18	8,986
Dividend of retained earnings	(24,011)
Net income for the year	8,192
Acquisition of treasury stock	(4,724)
Disposal of Treasury stock	66

Total change this year	755,623

Balance as of March 31, 2009	755,623

CONSOLIDATED STATEMENT OF CHANGES IN NET ASSETS — (Continued)

Items	Amount
(Millions of yen)

Valuation and translation adjustments
Valuation differences of other marketable securities
Balance as of March 31, 2008	—
Change this year
Change (net) this year on items other than shareholders’ equity	295,558

Total change this year	295,558

Balance as of March 31, 2009	295,558

Deferred hedge profits/losses
Balance as of March 31, 2008	—
Change this year
Change (net) this year on items other than shareholders’ equity	9,671

Total change this year	9,671

Balance as of March 31, 2009	9,671

Foreign currency translation adjustments
Balance as of March 31, 2008	—
Change this year
Change (net) this year on items other than shareholders’ equity	(49,625)

Total change this year	(49,625)

Balance as of March 31, 2009	(49,625)

Total valuation and translation adjustments
Balance as of March 31, 2008	—
Change this year
Change (net) this year on items other than shareholders’ equity	255,603

Total change this year	255,603

Balance as of March 31, 2009	255,603

Minority interests
Balance as of March 31, 2008	—
Change this year
Change (net) this year on items other than shareholders’ equity	11,794

Total change this year	11,794

Balance as of March 31, 2009	11,794

Total net assets
Balance as of March 31, 2008	—
Change this year
Increase from share transfer	767,113
Changes due to application of Practical Issues Task Force Report No. 18	8,986
Dividend of retained earnings	(24,011)
Net income for this year	8,192
Acquisition of treasury stock	(4,724)
Disposal of treasury stock	66
Change (net) this year on items other than shareholders’ equity	267,398

Total change this year	1,023,021

Balance as of March 31, 2009	1,023,021

CONSOLIDATED EXPLANATORY NOTES

(Matters of Significance that are Fundamental to the Preparation of Consolidated Financial Reports)

The Company’s consolidated financial reports are prepared in conformity with the Ordinance for Enforcement of Insurance Business Law pursuant to the provisions of the Corporate Accounting Regulations and Article 118 of the said Regulations. The definitions of subsidiary and affiliated company are also based on Article 2 of the Corporate Accounting Regulations.

1.	Matters concerning Scope of Consolidation

(1)  Number of consolidated subsidiaries:  37
Names of principal consolidated subsidiaries:

Mitsui Sumitomo Insurance Co., Ltd.
Mitsui Sumitomo Kirameki Life Insurance Co., Ltd.
MSIG Holdings (Americas), Inc.
Mitsui Sumitomo Insurance (London Management) Ltd
MSIG Mingtai Insurance Co., Ltd.

Due to the Company having newly established MSIG Insurance (Vietnam) Company Limited, this firm has been included in the scope of consolidation from the current fiscal year.

(2)  Unconsolidated subsidiaries
Names of principal unconsolidated subsidiaries:

MITSUI SUMITOMO INSURANCE Claims Adjusting Company, Limited
MITSUI SUMITOMO INSURANCE Staffing Service Company, Limited

A company that is designated an unconsolidated subsidiary is one that has limited significance to the extent that it does not affect reasonable decisions regarding financial conditions and business results of the corporate group, in light of the amounts equivalent to interests in its total assets, ordinary income, net income and retained earnings.

  (3)  The Company owns 51% of the voting rights in Mitsui Sumitomo MetLife Insurance Co., Ltd. However, Mitsui Sumitomo MetLife Insurance Co., Ltd. is under joint control with another company and thus is not considered to be a subsidiary.

2.	Matters concerning the Equity Method

(1)  Number of equity method affiliates:  4
Names of principal companies:

Mitsui Sumitomo MetLife Insurance Co., Ltd.
Sumitomo Mitsui Asset Management Co., Ltd.

Mitsui Sumitomo Insurance Company (Europe), Ltd., a consolidated subsidiary, acquired shares of SMAM SIAS during the fiscal year under review and it became an affiliated company of the Company. As a result, it will be accounted for by the equity method beginning with the fiscal year under review.

  (2)  As the impact of unconsolidated subsidiaries and affiliated companies not accounted for by the equity method (MITSUI SUMITOMO INSURANCE Staffing Service Company, Limited, BPI/MS Insurance Corporation, etc.) on consolidated net income/losses and consolidated retained earnings is negligible and there is no significance in the consolidated business results, they are excluded from a company accounted for by the equity method.

3.	Matters concerning the Accounting Years of Consolidated Subsidiaries

The final day of the business year for MSIG Holdings (Americas), Inc. and 32 other consolidated subsidiaries is December 31 for financial reporting purposes. In preparing these consolidated financial reports, we use the financial reports for the business year of the consolidated affiliates in question because the variance with the final date of the consolidated accounting year does exceed 3 months.

We make adjustments significant to consolidation for important transactions made during the period of variance with the final day of the consolidated accounting year.

4.	Matters concerning Accounting

(1)  Standards and methods of valuation for securities (including items classified as “Cash deposits and savings” or “Monetary claims bought” under the Enforcement Regulations for the Insurance Business Law)

(i) Valuations of held-to-maturity securities are according to the depreciation cost method.

(ii) Valuations of shares of unconsolidated subsidiaries and affiliated companies not accounted for by the equity method are according to the cost method on a moving average cost basis.

(iii) Valuations of “underwriting reserve supported bonds” in accordance with the “Interim Handling for Accounting and Auditing of the “underwriting reserve supported bonds” in the Insurance Industry” (Report No. 21 issued by the Industrial Classification Audit Committee, The Japanese Institute of Certified Public Accountants, November 16, 2000) are according to the depreciation cost method on a moving average cost basis.

A summary of the newly established risk management policy for underwriting reserve supported bonds is as follows:

The Company is establishing a small segment of the “lump-sum payment old-age insurance” that was launched at a consolidated life insurance subsidiary to appropriately manage fluctuation risks for the interest accruing on its assets and the owed interest accruing on its liabilities, and will adopt an operating policy of matching the duration of the underwriting reserve supported bonds with the underwriting reserve during fixed intervals.

(iv) Valuations of marketable securities classified as other securities are according to market value as of the end of the fiscal year under review with changes in unrealized holding gain or loss, net of the applicable income taxes, included directly in net assets. The cost of securities sold is also calculated by the moving average method.

(v) Valuations of non-marketable securities classified as other securities are according the cost method or the depreciation cost method on a moving average cost basis.

(vi) Valuations of securities managed as trust assets and included in money trusts that are independently managed mainly for the purpose of securities investment are according to the market price method.

(2)  Standards and method of valuation for derivative transactions

Valuations of derivative transactions made by the Company and its consolidated subsidiaries are done according to the market price method. However, derivative transactions that fulfill the requirements for transfer treatment permitted for exchange transactions are accounted for with the use of transfer treatments, and derivative transactions that fulfill the requirements for the exceptional treatment permitted for interest rate swaps are accounted for with the use of exceptional treatments.

(3)  Method of valuation of significant depreciable assets

(i) Tangible fixed assets

Depreciation of tangible fixed assets held by the Company’s domestic consolidated subsidiaries is computed using the declining-balance method, except for buildings (excluding fixtures) acquired on and after April 1, 1998, for which the straight-line method is applied. Depreciation of tangible fixed assets held by overseas consolidated subsidiaries is principally computed using the straight-line method methods.

(ii) Software

Depreciation of software used by the Company is computed using the straight-line method based on the estimated period of use.

(4)  Basis for significant allowances

(i) Bad debts reserve

The Company’s domestic consolidated insurance subsidiaries provide for bad debt reserves in preparation for possible losses on doubtful receivables at an amount determined according to standards for self-appraisal of assets and standards for depreciation and provisions of reserves as follows.

With respect to receivables from debtors who were known to have suffered from collapse of management for whatever reason, legally or as a matter of form such as through bankruptcy, special liquidation or suspension of any transaction at the note exchanges or who fell substantially into collapse of management, a reserve is provided for by an amount equivalent to the balance obtained by deducting the amount expected to be realized by the enforcement of mortgage and the amount potentially collected through the enforcement of guarantees from the amount of the receivables.

With respect to receivables from debtors who were deemed highly likely to fall into collapse of management, a reserve is provided for by an amount deemed necessary upon overall judgment of their liquidity out of the amount equivalent to the balance obtained by deducting an expected amount to be realized by the enforcement of mortgage and the amount possibly collected by the enforcement of a guarantee from the amount of receivables.

With respect to receivables other than those stated above, a reserve is provided for by the amount obtained by multiplying the amount of the receivables by a bad debt rate calculated on the basis of the amount of written-off receivables in a specific period in the past.

The enforcement division provided for in the asset self-appraisal enforcement regulations has conducted an appraisal of all assets based on the standards for self-appraisal of assets and the reserves stated above have been provided for by the respective amounts based on the results of the above appraisal.

Other domestic consolidated subsidiaries have conducted an appraisal of assets for all receivables based on similar standards for self-appraisal of assets of the Company’s domestic consolidated insurance subsidiaries and provided for the amount necessary for losses on bad debts based on such appraisal results.

For foreign consolidated subsidiaries, we provide an estimated amount for losses on bad debts in consideration of the collectibility of individual receivables.

(ii) Reserve for retirement benefits for employees

To provide a reserve for the retirement benefits of employees, an amount recognized as incurred at the end of the consolidated fiscal year is calculated based on the estimated amount of benefits obligations and plan assets as of March 31, 2009.

Prior service cost is amortized as incurred by the straight-line method over the average remaining years of service of the employees.

Actuarial gains or losses are amortized in the year following the year in which such difference occurred by the straight-line method over the average remaining years of services of the employees.

Some consolidated subsidiaries adopt the simplified tax effect accounting method for the purpose of calculating the retirement benefit obligations.

(iii) Reserve for retirement benefits for directors and corporate auditors

Mitsui Sumitomo Insurance Co., Ltd. and Mitsui Sumitomo Kirameki Life Insurance Co., Ltd. provide for future retirement benefits (including pensions) paid to Directors, Corporate Auditors, and Executive Officers. This amount is equivalent to the compensation for the performance of their duties as Directors, Corporate Auditors and Executive Officers during the respective terms of office prior to March 31, 2005, when the retirement grants system was abolished.

(iv) Accrued bonuses

Accrued bonuses for employees and executive officers are calculated based on the estimated benefit amount payable at the end of the consolidated business year.

(v) Reserve for price fluctuation

The Company’s domestic consolidated insurance subsidiaries provide a reserve for price fluctuation for losses arising out of fluctuations in prices of shares under the provisions of Article 115 of the Insurance Business Law.

(5) Important translation standard for assets and liabilities denominated in foreign currencies

Assets and liabilities denominated in foreign currencies are translated into Japanese yen at the rate on the spot rate exchange as of the consolidated balance sheet date. Unrealized translation gain or loss is stated as income or loss. Assets and liabilities of overseas consolidated subsidiaries are also translated into Japanese yen at the rate on the spot rate exchange as of the end of the fiscal year, and income and expenses are translated into Japanese yen at the rate of the average exchange during the fiscal year. Unrealized translation gain or loss is stated as translation adjustments and minority interests in the net assets category of the consolidated financial statements.

(6)  Processing method for consumption taxes

Consumption tax is accounted for under the tax exclusive (zei nuki) method by the Company and domestic consolidated subsidiaries except for such relating to loss adjustment expenses, and operating expenses and general and administrative expenses for domestic consolidated non-life insurance subsidiaries, which are accounted for under the “tax inclusive (zei komi) method by the Company. Non-deductible consumption tax relating to assets is included in suspense payments and amortized in equal installments over a period of 5 years.

(7)  Processing method for important lease transactions

From the consolidated fiscal year starting April 1, 2008, non-ownership transfer finance lease transactions are accounted for as operating leases in conformity with the normal method for lease transactions.

(Changes in accounting method)
Application of accounting standards for lease transactions

From the consolidated fiscal year starting April 1, 2008, non-ownership transfer finance lease transactions shall be subject to “Accounting Standards for Lease Transactions” (First Subcommittee of the Business Accounting Council June 17, 1993; Accounting Standards Board of Japan Statement No. 13, revised March 30, 2007) and “Guidance on Accounting Standard for Lease Transactions” (The Japanese Institute of Certified Public Accountants, January 18, 1995; Accounting Standards Board of Japan Guidance No. 16, revised March 30, 2007), and shall be accounted for as normal sales transactions.

The impact of the application of these accounting standards upon the consolidated financial statements will be minor.

(8)  Method of important hedge accounting

Mitsui Sumitomo Insurance Co., Ltd. accounts for stock transfer contracts for hedging risks arising from stock price fluctuations under the deferral hedge accounting method. Currency swap contracts for hedging foreign exchange risks related to foreign-denominated bonds are accounted for under the deferral hedge accounting method, and some forward exchange contracts are accounted for under the fair value hedge accounting method or subject to appropriation. Interest rate swap contracts for hedging risks arising from fluctuations in cash flow of loans or bonds relating to fluctuations in interest rates are accounted for using the deferral hedge accounting method or the exceptional method.

Hedging effectiveness is also assessed quarterly by comparing the cumulative fluctuations in prices or cash flows between the hedged items and the hedging instruments during the periods from the hedging start dates to the assessment dates. But when hedged items and hedging instruments are highly and clearly interrelated or when interest swap transactions meet the criteria for applying the exceptional method, the assessments for the effectiveness of hedging are omitted.

Also, interest rate swap contracts executed to appropriately control the risk of fluctuations in interest rates with respect to ALM (asset – liability management) are accounted for using the deferral hedge accounting method and are subject to effectiveness assessment pursuant to the Accounting and Auditing Treatment Regarding the Application of Accounting Standards for Financial Products in the Insurance Industry as set out in the Board of Auditors Report by Industry: No. 26 (Japanese Institute of Certified Public Accountants, September 3, 2002). The assessment of the effectiveness of the hedges is carried out by examining the state of interest rates that affect the calculation of the theoretical price of both the hedged items and the hedging instrument.

5.	Matters concerning Valuation of Assets and Liabilities of Consolidated Subsidiaries

Valuation of assets and liabilities of consolidated subsidiaries is carried in the entirely at the total market price method.

6.	Matters concerning Amortization of Goodwill and Negative Goodwill

Goodwill is amortized in equal installments over 20 years. However, goodwill in small amounts is amortized in a lump-sum in the year that it is recognized.

7.	Current handling of accounting treatment for foreign subsidiaries for preparing consolidated financial statements

From the consolidated fiscal year starting April 1, 2008 the Company will be applying “Current Handling of Accounting Treatment for Foreign Subsidiaries” (Corporate Accounting Standards Committee, Operational Response Report No. 18, dated May 17, 2006) and will be implementing necessary revisions to the Company’s consolidated financial statements from the current consolidated fiscal year.

Due to the current quarter being the first since the Company’s establishment, the effects from changes in accounting policy have not been calculated.

If we were to compare it to the normal method used for preparing consolidated financial statements by the Company’s wholly owned subsidiary company in share transfer, Mitsui Sumitomo Insurance Co., Ltd., use of the above-mentioned method would result in an increase in ordinary losses of ¥1,867 million and a reduction in income before income taxes of ¥1,881 million.

(Consolidated Balance Sheet)

1. The cumulative amount of depreciation in tangible fixed assets is ¥276,009 million, and the advanced depreciation amount is ¥18,885 million.

2. The shares of non-consolidated subsidiaries and affiliated companies are as follows:

Securities (stock):	¥23,920 million
Securities (foreign securities):	¥6,246 million
Securities (other securities):	¥6,604 million

3. The amount of loans to financially impaired parties, overdue loans, loans overdue by no less than three months, restructured loans, and the total amount thereof are as follows:

(1) Loans to financially impaired parties and overdue loans mount to ¥13 million and ¥2,609 million, respectively.

Loans to financially impaired parties mean the loans without accrued unpaid interest (defined below), with respect to which such event as provided for in Article 96, Paragraph 1, Items 3-(a) through (e), or Item 4 of the Corporation Tax Enforcement Order (Government Ordinance No. 97, 1965) (provision limit for bad debt reserve) has occurred. The Loans without accrued unpaid interest represent those loans on which accrued interest receivable is not recognized because repayments of principal or interest were overdue for considerable periods and they are regarded as uncollectible (excluding the portion of loans that were written off) (hereinafter referred to as the “Loans without accrued unpaid interest”).

Overdue loans represent loans without accrued unpaid interest except for loans to financially impaired parties and loans that have been granted grace for interest payments for the purpose of restructuring the debtor, or supporting the debtor in financial difficulty.

(2) Among loans receivables, receivables in arrears for three months or more amounts to ¥817 million.

Receivables in arrears for three months or more mean loans receivable for which payment of principal or interest is in arrears for three months or more from the day next following the stated payment date and which do not fall under receivables from debtors who are under collapse of management or receivables in arrears.

(3) Among loans receivables, receivables to which eased loan conditions were granted amount to ¥845 million.

Receivables to which eased loan conditions were granted mean loans receivable for which such arrangements as will be favorable to debtors including reduction or exemption of interest, postponement of interest payment or grant of grace period for the principal, abandonment of debts or others have been made, and which do not fall under receivables from debtors who are under collapse of management, receivables in delay or receivables in arrears for 3 months or more.

(4) Total of receivables from debtors who are under collapse of management, receivables in delay, receivables in arrears for three months or more, and receivables to which eased conditions were granted amounts to ¥4,285 million.

4. Assets pledged as collateral comprise the security for deposits of ¥81,164 million, cash deposits and savings of ¥4,122 million and tangible fixed assets of ¥410 million. These are mainly deposited assets for overseas operations and deposited securities for the Real-Time Gross Settlement (RTGS) system of the current account at the Bank of Japan.

5. Investment securities include loans in the aggregate amount of ¥88,481 million by a loan for consumption agreement.

6. Details of retirement benefits are as follows:

(1) Details of retirement benefit obligation:

Projected retirement benefit obligation	-¥	264,415 million
Plan assets		¥138,674 million

Unfunded obligation	-¥	125,741 million
Unrecognized actuarial losses		¥44,782 million

Reserve for annuity and retirement benefits	-¥	80,958 million

(2) Actuarial assumptions of retirement benefit obligation:

Allocation method of retirement benefits	Straight-line method
Discount rate	Typically 2.00%
Rate of expected return on plan assets	Typically 3.00%
Amortization period for actuarial losses
Former qualified pension plan	4 years
Other than those stated above	10 years

Mitsui Sumitomo Insurance Co., Ltd’s former qualified pension plan was also transferred to the fund-type defined benefit corporate pension plan on April 1, 2006.

7. A breakdown of primary causes for the accrual of deferred tax assets and deferred tax liabilities is as follows:

Deferred tax assets:
Outstanding claims:		¥171,214 million
Investments in securities:		¥49,813 million
Reserve for annuity and retirement benefits:		¥29,084 million
Underwriting reserve:		¥21,562 million
Software:		¥21,006 million
Other:		¥52,270 million

Subtotal:		¥344,951 million
Valuation allowance:	-¥	23,974 million

Total:		¥320,977 million
Deferred tax liabilities:
Unrealized gains on investments, net of tax:	-¥	167,880 million
Other:	-¥	14,840 million

Total:	-¥	182,720 million

Deferred tax liabilities — net:		¥138,256 million

8. Mitsui Sumitomo Insurance Co., Ltd. is guaranteeing the execution of transactions that limited partnerships undertake. The total present value of such transactions covered by this guarantee as of March 31, 2009 amounts to ¥296,290 million, but they have not been reckoned as customer liabilities under acceptance and guarantees or as liabilities under acceptance and guarantees because there is no substantial guaranteed amount taking account of collaterals.

9. The Company has entered into an agreement with Mitsui Sumitomo Insurance Co., Ltd. to maintain net assets with Mitsui Sumitomo MetLife Insurance Co., Ltd., an affiliated company of ours, in order to provide funds in case the amount of net assets of that company is lower than specified standards or current assets are insufficient for the payment of loans. Total liabilities of Mitsui Sumitomo MetLife Insurance Co., Ltd. as of March 31, 2009 amount to ¥2,444,271 million (including underwriting funds of ¥2,424,052 million) and total assets amount to ¥2,470,766 million.

The agreement is not intended to guarantee the payment of liabilities of Mitsui Sumitomo MetLife Insurance Co., Ltd. As of March 31, 2009, net assets of Mitsui Sumitomo MetLife Insurance Co., Ltd. were higher than the specified standards and there was no insufficiency in current assets.

10. The balance of loans unextended for loan commitment agreements is ¥3,164 million.

11. Book-value per share is ¥2,411.70 per share. The amount deductible from total net assets, which forms the basis for the calculation, is a minority interest of ¥11,794 million. The number of shares of common stock as of March 31, 2009 is 419,300 thousand shares.

12. Any amount less than the stated unit is omitted.

(Consolidated Statement of Income)

1. A breakdown of major business expenses is as follows:

Agency commissions	¥255,018 million
Salaries	¥138,876 million

Business expenses are the aggregate amount of loss adjustment expenses, operating expenses and general and administrative expenses, and commission and brokerage expenses in the accompanying consolidated statement of income.

2. A breakdown of costs for retirement benefits posted as loss adjustment expenses, operating expenses and general and administrative expenses is as follows:

Service costs:		¥10,391 million
Interest costs:		5,220 million
Expected return on plan assets:	-¥	4,667 million
Amortization of actuarial losses		¥3,375 million

Retirement benefits:		¥14,320 million
Amount paid to defined-contribution pension plans (Including plans overseas):		¥2,458 million

Total:		¥16,779 million

3. Impairment losses on the following assets for the fiscal year under review are as stated below:

Holding Purpose	Types	Properties	Impairment Loss	Item
				(Millions of yen)

Real property for rent	Land & buildings	Building for rent owned by the Company in Gunma Prefecture	371	Land Buildings	104 267
Idle real property and real property for sale	Land & buildings	Total of 9 properties including office buildings owned by the Company in Niigata Prefecture	673	Land Buildings	157 516

The real property for insurance businesses is classified as one asset group in the entire insurance business while the real property for rent, idle real property, and real property as groups individually by property.

Due to the decline in prices of real property and lowered standards for the rental value of real property, the Company reduced the carrying value of these assets to a collectible amount and the decreased amount is stated as an impairment loss of ¥1,044 million in extraordinary loss.

The Company establishes the collectible amount of the real property valued at either net selling value or use value, whichever is the higher. Net selling value is calculated based on an expected selling value or inheritance tax valuation using road rating, and the use value is calculated by the future cash flows after discounting 5.4%.

4. When there is a significant difference between the normal income tax rate and the effective tax rate upon the application of tax effect accounting, a breakdown of the principal items that factor into that variance is a follows:

Legal effective tax rate in Japan	40.7%
(Adjustment):
Current loss for subsidiaries that do not recognize tax effect:	132.5%
Dividends received that are excluded from taxable income:	-88.8%
Deemed transfer loss from dividends in kind:	-87.9%
Tax rate differences with overseas subsidiaries:	-37.0%
Eliminations of dividends received from consolidated subsidiaries:	19.8%
Investment profit/loss under Equity Method:	18.5%
Amortization of goodwill and negative goodwill:	16.3%
Other:	3.8%

Income tax contribution rate after tax effect accounting is applied	17.9%

5. Net income per share for the fiscal year under review is ¥19.45. Net income for the fiscal year under review, which forms the basis for the calculation, is ¥8,192 million and all amounts represent net income associated with common stock. The average number of shares issued and outstanding during the fiscal year under review is 421,051 thousand shares.

Net income per share after adjustment for residual securities is not stated because there are no residual securities.

6. Any amount less than the stated unit is omitted.

(Consolidated Statement of Shareholders Equity and Statement of Changes in Net Assets)

1. The increase due to transfer of equity represents the carryover of capital stock value in the consolidated financial reports of Mitsui Sumitomo Insurance Co., Ltd., the Company’s wholly owned subsidiary.

2. Matters concerning class and total number of shares issued and class and total number of shares of treasury stock

		Number of Shares	Number of Shares
	Number of	Increased during	Decreased During	Number of Shares
	Shares as of	the Fiscal Year	the Fiscal Year	as of March 31,
	March 31, 2008	Under Review	Under Review	2009
	(1000 Shares)	(1000 Shares)	(1000 Shares)	(1000 Shares)

Shares issued
Shares of common stock	—	421,320	—	421,320
Total	—	421,320	—	421,320
Treasury stock
Shares of common stock	—	2,041	21	2,020
Total	—	2,041	21	2,020

(Notes)

1.	The increase of 421,320 thousand shares of common stock is the result of the issue of new shares following the establishment of Mitsui Sumitomo Insurance Co., Ltd. by stock transfer.

2.	The increase of 2,041 thousand shares of treasury stock of common stock is owing to an increase of 1,851 thousand shares resulting from purchases of shares in the market and an increase of 180 thousand shares resulting from purchase of sub-lot shares by the Company.

3.	The decrease of 21 thousand shares of common stock is due to the sale of sub-lot shares.

3. Matters concerning Cash Dividends

(1) Dividends paid

	Class of	Total Amount of	Dividend		Effective
Resolutions	Shares	Dividends	per Share	Record Date	Date
		(Millions of yen)	(In Yen)

Meeting of the Board of Directors held on November 19, 2008	Shares of common stock	11,371	27	Sept. 30, 2008	Dec. 11, 2008

(Note)

Total dividend from surplus of ¥24,011 million includes cash surplus of ¥12,639 million paid by Mitsui Sumitomo Insurance Co., Ltd., the Company’s wholly owned subsidiary in share transfer, (Annual shareholder meeting held on June 26, 2008; Dividend per share: ¥9; Record date: March 31, 2008; Effective date: June 27, 2008).

(2) Of the dividends whose record date was in the accounting year under review, those dividends whose effective date will be in the following accounting year

Resolution	Class of	Total Amount of	Dividend	Dividend
(Scheduled)	Shares	Dividends	Assets	per Share	Record Date	Effective Date
		(Millions of yen)		(In Yen)

Annual Shareholder Meeting to be held on June 25, 2009	Shares of common stock	11,321	Retained earnings	27	Mar. 31, 2009	June 26, 2009

4. Any amount less than the stated unit is omitted.

NON-CONSOLIDATED BALANCE SHEET
(As of March 31, 2009)

Item	Amount
(Millions of yen)

(ASSETS)
Current Assets	23,936
Cash deposits and savings	460
Accounts receivable	22,064
Deposits from affiliates	1,406
Other	4
Fixed Assets	756,614
Investments and other assets	756,614
Stock of affiliates	756,614

Total Assets	780,551

(LIABILITIES)
Current Liabilities	15,476
Short-term loans of affiliates	15,012
Accounts payable	128
Accrued expenses	97
Corporate tax accrued	10
Consumption tax accrued	103
Deposits	15
Accrued bonuses for employees	108

Total Liabilities	15,476

(NET ASSETS)
Shareholders’ equity	765,074
Common stock	100,000
Capital surplus	646,401
Additional paid-in capital	179,191
Other capital surplus	467,210
Retained earnings	23,317
Other retained earnings	23,317
Retained earnings carried forward	23,317
Treasury stock	-4,644

Total Net Assets	765,074

Total Liabilities and Net Assets	780,551

NON-CONSOLIDATED STATEMENT OF INCOME
(From: April 1, 2008)
(To: March 31, 2009)

Items	Amount
	(Millions of yen)

Operating Income
Dividends paid by affiliates	35,250
Commissions earned from affiliates	2,823	38,073

Operating Expenses
Sales and general administrative expenses	2,542	2,542

Operating income		35,530
Non-operating Income
Interest earned	9
Commissions earned	9
Other	0	19

Non-operating Expenses
Organization costs	745
Interest paid	104
Other	7	856

Ordinary profit		34,693

Current net income before taxes		34,693
Corporate, residential, and business taxes	3	3

Net income for this year		34,689

NON-CONSOLIDATED STATEMENT OF CHANGES IN NET ASSETS
(From: April 1, 2008)
(To: March 31, 2009)

Items	Amount
(Millions of yen)

Shareholders’ Equity
Common stock
Balance as of March 31, 2008	—
Change this year
Increase from stock transfers	100,000

Total change this year	100,000

Balance as of March 31, 2009	100,000

Capital surplus
Additional paid-in capital
Balance as of March 31, 2008	—
Change this year
Increase from stock transfers	179,191

Total change this year	179,191

Balance as of March 31, 2009	179,191

Other capital surplus
Balance as of March 31, 2008	—
Change this year
Increase from stock transfers	467,223
Disposal of treasury stock	-13

Total change this year	467,210

Balance as of March 31, 2009	467,210

Retained Earnings
Other retained earnings
Retained earnings carried forward
Balance as of March 31, 2008	—
Change this year
Dividends of retained earnings	-11,371
Net income for this year	34,689

Total change this year	23,317

Balance as of March 31, 2009	23,317

Treasury Stock
Balance as of March 31, 2008	—
Change this year
Acquisition of treasury stock	-4,724
Disposal of treasury stock	80

Total change this year	-4,644

Balance as of March 31, 2009	-4,644

Total Shareholders’ Equity
Balance as of March 31, 2008	—
Change this year
Increase from stock transfers	746,414
Dividends of retained earnings	-11,371
Net income for this year	34,689
Acquisition of treasury stock	-4,724
Disposal of treasury stock	66

Total change this year	765,074

Balance as of March 31, 2009	765,074

NON-CONSOLIDATED EXPLANATORY NOTES

(Notes on Matters Concerning Important Accounting Policies)

1.  Standard and method for valuation of securities

Valuation of stock of subsidiaries and affiliates is done at the cost method on a moving average cost basis.

2.  Criteria for recording of allowances

The Company provides for an estimated amount payable at the end of the business year for accrued bonuses for employees and executives.

3.  Consumption tax accounting

Consumption tax is accounted for under the tax exclusive (zei nuki) method.

(Notes on the Balance Sheet)

1.  Guarantee obligations

The Company has entered into agreements to maintain net assets with Mitsui Sumitomo MetLife Insurance Co., Ltd., an affiliate of the Company, in order to provide funds should the net assets of such company fall below a particular level, or should current assets be insufficient for the payment of loans. Mitsui Sumitomo Insurance Co., Ltd. also carries contractual obligations jointly with the Company. Their total liabilities as of March 31, 2009 stood at X million yen (including underwriting funds of X million yen), with total assets of X million yen.

Note that this agreement is not intended to guarantee payment of the liabilities of Mitsui Sumitomo MetLife Insurance Co., Ltd. As of March 31, 2009, net assets of Mitsui Sumitomo MetLife Insurance Co., Ltd. were higher than the specified standard, and there was no insufficiency in current assets.

2.  Amounts receivable from and payable to affiliates

Short-term loans receivable	¥1,407 million
Short-term loans payable	¥15,115 million

(Notes on the P/L Statement)

Volume of transactions with affiliates
Volume of operating transactions
Operating income	¥38,073 million
Operating expenses	¥107 million
Volume of non-operating transactions	¥113 million

(Notes on the Statement of Shareholders’ Equity and Statement of Changes in Net Assets)

Type of treasury shares and total number thereof as of March 31, 2009

Common Stock	2,020,643 shares

(Notes on Tax Effect Accounting)

The primary cause of deferred tax assets is the amount of losses carried forward for tax purposes. Note that because an amount equivalent to the amount of the deferred tax assets is deducted as a valuation allowance, the deferred tax assets are not included in the balance sheet.

(Notes on Transactions with Related Parties)

Items regarding transactions with related parties are as noted below.

		Percentage of
		Voting Rights					Balance as
	Name of	Owned by the	Relationship with	Transaction	Transaction		of March 31,
Attribute	Companies	Company	the Party	Details	Amount	Item	2009
					(Million		(Million
					yen)		yen)

Subsidiary	Mitsui Sumitomo Insurance Co., Ltd.	Direct: 100%	Important subsidiary involved in the non- life insurance business.	Borrowing (Note 1)	17,012	Short-term loan from affiliate	15,012
				Interest payments (Note 1)	104	Accrued expenses	97
Affiliate	Mitsui Sumitomo MetLife Insurance Co., Ltd.	Direct: 51.0%	Important affiliate involved in the life insurance business	Capital increase underwriting (Note 2)	10,200	—	—

Transaction terms and how transaction terms are determined:

(Note 1)	Interest rate on borrowing of funds is determined based on consideration of the market rate, and borrowing is on an unsecured, lump-sum repayment basis.

(Note 2)	The Company has underwritten 50% of the amount of new shares issued by Mitsui Sumitomo MetLife Insurance Co., Ltd.

(Notes on Per Share Information)

Net assets per share	¥1,824.64
Net income per share	¥82.38

(Other)

In-kind dividend of shares of sub-subsidiaries

(1)  Overview

On July 1, 2008, the Company acquired all of the shares owned by Mitsui Sumitomo Insurance Co., Ltd. in Mitsui Sumitomo Kirameki Life Insurance Co., Ltd., Mitsui Direct General Insurance Co., Ltd., and Mitsui Sumitomo MetLife Insurance Co., Ltd. through a distribution to the Company from Mitsui Sumitomo Insurance Co., Ltd.

(2)  Purpose of the in-kind dividend

The Company, as the holding company of the Group, seeks to enhance the Group’s operating formation, enabling the Group to promptly develop and operate its businesses and pursue synergies, by directly owning the shares of the domestic insurance companies owned by the Mitsui Sumitomo Insurance Co., Ltd.

(3)  Outline of accounting treatment implemented

Based on the “Accounting Standards for Business Combinations” (Business Accounting Council, October 31, 2003) and the “Guidance on Accounting Standards for Business Combinations and Accounting Standards for Business Divestitures” (Implementation Guidance on Accounting Standard No. 10, as revised November 15, 2008), we have treated such shares acquired through a dividend in kind as though they had, in effect, been exchanged with that portion equivalent to the shares previously held in Mitsui Sumitomo Insurance Co., Ltd. Note that this has no impact on net income.

Accounting Auditor’s Report on the Consolidated Financial Reports

Audit Report of the Independent Auditors

May 18, 2009
The Board of Directors
Mitsui Sumitomo Insurance Group Holdings, Inc.

KPMG AZSA & Co.

Ikuo Hirakuri (Seal)
Designated and Engagement Partner
Certified Public Accountant

Kuno Yoshiki (Seal)
Designated and Engagement Partner
Certified Public Accountant

We, the auditors, under the provisions of Article 444, Paragraph 4, of the Companies Act, have audited of the consolidated financial statements for Mitsui Sumitomo Insurance Group Holdings Inc., namely, the consolidated balance sheet, consolidated statement of income, consolidated statement of changes in net assets and consolidated explanatory notes for the consolidated fiscal year from April 1, 2008 through March 31, 2009. The preparation of these consolidated financial statements is the responsibility of the Company’s management. Our responsibility is to independently express an opinion on these consolidated financial statements based on our audits.

We, the auditors, have conducted the audit in accordance with auditing standards that are generally accepted in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurances as to whether the consolidated financial statements are free of material misrepresentation. An audit includes, on a test basis, evidence supporting the amounts and disclosures in financial statements. An audit also includes an assessment of the accounting principles used, method of their application and significant estimates made by Management, as well as an evaluation of the overall presentation of consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position and operating results of Mitsui Sumitomo Insurance Group Holdings and the subsidiary companies composing the group for the year ended in the consolidated financial statements, in conformity with accounting principles that are generally accepted in Japan.

There exists no interest between the Company and our firm or engagement partners that must be cited according to the regulations of the Certified Public Accountants Act.

Accounting Auditor’s Report

Audit Report of the Independent Auditors

May 18, 2009
The Board of Directors
Mitsui Sumitomo Insurance Group Holdings, Inc.

KPMG AZSA & Co.

Ikuo Hirakuri (Seal)
Designated and Engagement Partner
Certified Public Accountant

Kuno Yoshiki (Seal)
Designated and Engagement Partner
Certified Public Accountant

We, the auditors, under the provisions of Article 436, Paragraph 2(1) of the Companies Act, have audited the financial statements for Mitsui Sumitomo Insurance Group Holdings Inc., namely the non-consolidated balance sheet, non-consolidated statement of income, non-consolidated statement of changes in net assets and non-consolidated explanatory notes, and the supplementary schedules for the first fiscal year of operations from April 1, 2008 until March 31, 2009. The preparation of these financial statements and the supplementary schedules is the responsibility of the Company’s management. Our responsibility is to independently express an opinion on these financial statements based on our audit.

We, the auditors, have conducted the audit in accordance with auditing standards that are generally accepted in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurances as to whether the financial reports and the attached particulars are free of material misrepresentation. An audit includes, on a test basis, evidence supporting the amounts and disclosures in financial reports and the attached particulars. An audit also includes an assessment of the accounting principles used, method of their application and significant estimates made by Management, as well as an evaluation of the overall presentation of financial statements and the supplementary schedules. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and the supplementary schedules referred to above represent fairly, in all material respects, the financial position and operating results of Mitsui Sumitomo Insurance Group Holdings Inc. for the year ended in the financial statements and the supplementary schedules, in conformity with accounting principles that are generally accepted in Japan.

There exists no interest between the Company and the auditor or managing partners that must be cited according to the regulations of the Certified Public Accountants Act.

Audit Report of the Board of Corporate Auditors

Corporate Auditors Report

With respect to the Directors’ performance of duties during the first fiscal year of operations beginning April 1, 2008 and ending March 31, 2009, this Board of Corporate Auditors has prepared this audit report after deliberations based upon the audit reports prepared by each Corporate Auditor and reports as follows:

1.	Corporate Auditors and Method and Content of Audit by Board of Corporate Auditors

The Board of Corporate Auditors formulates audit policies, audit plans, and other relevant matters regarding auditing. The Board of Corporate Auditors also receives reports from each Corporate Auditor regarding the status of implementation and the results thereof. The Board of Corporate Auditors has received reports from the Representative Directors and the accounting auditor regarding the status of the performance of their respective duties, and has requested further explanation as necessary.

In conformity with Corporate Auditors auditing standards as set forth by the Board of Corporate Auditors, and in accordance with the audit policies and audit plans, each Corporate Auditor has endeavored to facilitate communication and mutual understanding among the Directors, Executive Officers, the internal audit division, and other company employees, and has endeavored to collect information and to maintain and improve the audit environment. Corporate Auditors have attended meetings of the Board of Directors and other important meetings, received reports on the status of performance of duties from the Directors, Executive Officers and other employees, requesting explanation as necessary. They have examined important documents involving resolutions of the company and inspected the operations and financial affairs of the company. Also, each Corporate Auditor supervised the resolutions of the Board of Directors to establish the systems provided by Article 100, Sections 1 and 3 of the Ordinance for Enforcement of Corporate Law and the systems established pursuant to such resolutions (internal control system), which are necessary to establish the systems to ensure directors and employees carry out their duties in accordance with law and the Company’s Articles of Incorporation and other systems to ensure appropriate business. Corporate Auditors have received reports from Directors and/or the Accounting Auditor, AZSA, regarding said internal controls systems and the conditions audited, and required additional explanation as necessary. With respect to subsidiaries, each Corporate Auditor endeavored to facilitate mutual understanding and communication with directors and corporate auditors at subsidiary companies, and received reports regarding the operations at subsidiary companies as necessary. Through the foregoing methods, we have verified the business reports and other supplementary schedules for the fiscal year of operations under consideration.

In addition to monitoring and verifying that Accounting Auditors maintain their position of independence and that audits are being conducted in an appropriate manner, Corporate Auditors received reports from accounting auditors on the status of the performance of their duties and required further explanation as necessary. Each Corporate Auditor was notified by the accounting auditor that it had established “a system to ensure that duties of accounting auditor are being conducted properly” (matters prescribed in each item of Article 131 of the Corporate Accounting Regulations) and that the system is developed and implemented in accordance with the “Quality Control Standards for Audits” (Business Accounting Council, October 28, 2005) and other applicable standards, and required further explanation as necessary. On the basis of the foregoing methods, we have verified financial statements and the supplementary schedules as well as the consolidated financial statements for the fiscal year under review.

2.  Audit Outcomes

(1)  Findings of the Audit of Business Reports

i. We acknowledge that business reports and the supplementary schedules fairly represent the status of the Company in accordance with applicable laws and regulations and the articles of incorporation of the Company.

ii. We acknowledge that no misconduct or material fact constituting a violation of any laws or regulations or the articles of incorporation of the Company was found with respect to the performance of duties by Directors.

iii. We acknowledge that resolutions adopted by the Board of Directors (including financial statements in the internal control system) are appropriate with respect to the internal controls system. We found no matters to be mentioned with respect to the Directors’ performance of their duties concerning the internal control systems.

(2)  Findings of the Audit of Financial Statements and the Supplementary Schedules

We acknowledge that the auditing methods used by Accounting Auditors, AZSA, and the results obtained thereby are appropriate.

(3)  Findings of the Audit of Consolidated Financial Statements

We confirm that the auditing methods used by Accounting Auditors, AZSA, and the results obtained thereby are appropriate.

May 19, 2009

Board of Corporate Auditors, Mitsui Sumitomo Insurance Group Holdings, Inc.

Takashi Yamashita, Full-time Corporate Auditor   Seal
Yoshio Iijima, Full-time Corporate Auditor   Seal
Sosuke Yasuda, Corporate Auditor   Seal
Daiken Tsunoda, Corporate Auditor   Seal

Note: Corporate Auditors Sosuke Yasuda and Daiken Tsunoda are designated outside auditors according to Article 2, No. 16 and Article 335, Item 3 of the Companies Act.

Financial Statements of Aioi Insurance Co., Ltd. for the Fiscal Year Ended March 2009

FY2008 Business Report
(April 1, 2008 to March 31, 2009)

1.	Overview of the Company’s Business Activities

(1)	Review of Operations

The Japanese economy entered an unprecedented recession due to the economic impact of the worldwide financial crisis started in the U.S. during the fiscal year ended March 31, 2009. Deterioration in earnings resulted in a significant decrease to corporate capital expenditures and the uncertain future of the economy and poor employment conditions negatively influenced consumer spending.

The non-life insurance industry was in a challenging environment due to an aging population, rapid decline in new car sales, low rate of new housing starts and a deteriorating investment environment caused by declining stock prices.

Under these conditions, we proactively structured and put into action a company-wide quality improvement activity, which was a two-year medium-term management plan initiated in fiscal year 2007. This plan called for the implementation of reforms that aim to create a truly customer-oriented company, so called “IOI Quality for the Customer”.

In April 2008, we launched two new products to reflect customers’ opinions. “Top-run” is an easy-to-understand auto insurance product. “Live lead Advance” is an excellent comprehensive medical insurance product with coverage for advanced medical care.

Since October 2008, we have been trying to offer family products that distinguish us by revising comprehensive homeowner insurance for various risks in daily life to make it easier to understand. As a result, we increased auto insurance contracts centered on non-fleet contracts in spite of the significant decrease in new car sales and steadily increased contracts for comprehensive medical insurance and comprehensive homeowner insurance.

Furthermore, we improved the quality of services by maintaining our steady efforts to completely eliminate the occurrence of inadvertent non-payment of insurance claims by offering a new program called “Anshin (Peace of Mind) Call”. The program follows up on claims to ensure case resolution, provides customers with updates on the progress of their claim and promotes resolution of long-term unresolved cases such as bodily injury.

As a result of these activities, we found that more than 90% of our customers responding to the questionnaire on our Website were satisfied with our services upon suffering an accident.

As can be read from above, we strive to develop a corporate culture to continuously improve our business activities by steadily implementing corporate reforms to become a customer-first company.

With regard to the insurance underwriting business, net premiums written decreased from the previous year due to drastically reduced rates of compulsory automobile liability insurance and lower insurance premium per policy due to growth of no claim discounts resulting from the reduced frequency of car accidents and the growth of the small-sized car market, in spite of continuous favorable growth in fire insurance mainly through agents of the housing industry. While operating expenses increased mainly due to system development cost for quality improvement, insurance underwriting profit greatly increased because of our continuous work on realizing efficient claims settlement as well as underwriting of automobile insurance and loss prevention activities and a low level of insurance claims paid for catastrophes in this fiscal year.

With regard to the asset management business, we tried to develop a stable and profitable portfolio, but investment income decreased due to the severe investment climate including the appreciation of the yen and the sharp decline in stock prices.

Regarding our corporate social responsibility (CSR) efforts, we have established the “Aioi Environmental Declaration” in order to fulfill the spirit of “co-awareness, co-creativity and co-existence” stipulated in our Corporate Philosophy. Additionally, we are engaging in social action programs based in local communities, such as the cleaning of Mount Fuji and the cleaning of and stone-path maintenance at Kumano-kodo, a world heritage site, during Aioi Month (October of each year). In a new project undertaken in FY2008 that involved making a donation corresponding to the number of social action program participants, 10,000 meals were donated through the UN World Food Program to children suffering from food shortages.

Agreement to Commence Discussions on Business Combination and Business Alliance

On January 23, 2009, an agreement was reached among the Company, Nissay Dowa General Insurance Company, Ltd., Mitsui Sumitomo Insurance Group Holdings, Inc. and Mitsui Sumitomo Insurance Company, Ltd. to commence discussions on a possible business combination and business alliance with the goal of forming a new insurance and financial group. An agreement was reached between the Company and Nissay Dowa General Insurance Co., Ltd. to commence discussions on a merger in order to enhance enterprise value and form a core company of the new group to be formed through the business combination.

Under these conditions, the results for the period under review are as follows:

Operating income decreased by ¥48.7 billion from the previous year to ¥1,009.6 billion with underwriting income of ¥927.9 billion, investment income of ¥79.1 billion, and other operating income of ¥2.5 billion. Meanwhile, operating expenses decreased by ¥23.9 billion from the previous year to ¥1,030.0 billion with underwriting expenses of ¥769.2 billion, investment expenses of ¥113.1 billion, sales and administrative expenses of ¥146.4 billion, and other operating expenses of ¥1.1 billion. As a result, ordinary loss was ¥20.3 billion, and net loss after extraordinary income, extraordinary loss, income and resident taxes and adjustments was ¥9.5 billion.

An overview of the insurance underwriting and the asset management businesses is as follows:

Overview of Insurance Underwriting Business

Of the underwriting income, net premiums written fell by 4.1% from the previous year to ¥816.6 billion. Meanwhile, of the underwriting expenses, net claims paid decreased by 0.3% from the previous year to ¥493.5 billion, resulting in a 2.8 point increase in loss ratio to 65.0% from the previous year. Further, the expense ratio increased by 1.3 points from the previous year to 34.6%. After the incorporation of premiums of saving-type insurance, maturity refunds to policyholders, reversal of reserve for outstanding claims, reversal of policy reserve and other income and expenses, underwriting profit amounted to ¥18.5 billion.

Overview of Major Insurance Categories

Net premiums written for fire and allied lines insurance increased by 2.4% from the previous year to ¥102.7 billion, resulting in a 1.4 point decrease in loss ratio to 35.9%.

Net premiums written for marine insurance decreased by 13.2% from the previous year to ¥5.5 billion, resulting in a 6.6 point increase in loss ratio to 64.3%.

Net premiums written for personal accident insurance decreased by 3.9% from the previous year to ¥46.0 billion, resulting in a 4.3 point increase in loss ratio to 50.0%.

Net premiums written for voluntary automobile insurance decreased by 1.3% from the previous year to ¥466.8 billion, resulting in a 1.5 point increase in loss ratio to 64.8%.

Net premiums written for compulsory automobile liability insurance decreased by 19.9% from the previous year to ¥119.7 billion, resulting in a 17.9 point increase in loss ratio to 90.2%.

Other major insurance products include general liability insurance, comprehensive movable risk insurance and credit insurance. The net premiums written for these insurance products increased by 1.2% from the previous year to ¥75.7 billion, resulting in a 5.3 point decrease in loss ratio to 74.7%.

Overview of Asset Management Business

Total assets as of the end of the current year were ¥2,419.7 billion, down ¥218.8 billion from the end of the previous year, and investment assets were ¥1,984.1 billion, down ¥301.6 billion from the end of the previous year.

Regarding investment of assets, interest and dividend income decreased by ¥38.8 billion from the previous year to ¥42.9 billion. After the incorporation of gain on sales of securities, income credited to saving-type insurance, and other income and expenses, investment income decreased by ¥29.8 billion from the previous year to ¥79.1 billion. Meanwhile, investment expenses increased by ¥4.1 billion from the previous year to ¥113.1 billion.

Issues to Be Addressed by the Company

Business conditions in the Japanese non-life insurance industry are expected to remain challenging while the population continues to age, housing starts remain low and the number of automobiles decline. Moreover, further improvement in the quality of services provided to customers will be required with the Insurance Law going into effect.

In this business climate, the Company has adopted as the pillar of its growth strategy the establishment of a sales style involving three month advance preparation to further improve the quality of subscription offers and make in-depth insurance recommendations to customers, thereby “increasing the number of auto insurance subscribers, winning their confidence, and having them subscribe to fire, third-sector, life and other insurance.” We will continue to develop and provide new products and services that meet customer needs and are in line with social trends and environmental changes.

Regarding non-life services, we will make efforts to improve the quality of our services further by thoroughly enforcing efficient claim settlement and prompt payment of insurance money, along with additional endeavors to enhance the quality of the “Anshin Call” service.

As for asset management, we will continue to work on establishing investment systems with effective risk controls. Meanwhile, having announced the “Aioi Environmental Declaration” in April 2009, we will make efforts not only to reduce environmental burdens through our business activities, but to develop and provide insurance products and services that lead to environmental conservation, as well as work aggressively to protect the environment in partnership with local communities.

Being an affiliate of Toyota Motor Corporation (“Toyota”), the Company is leveraging its position as a non-life insurance company that is close to automobile manufacturers primarily by drawing on advanced automotive technologies in developing unique auto insurance products, utilizing auto dealer networks to provide “car life support services,” and engaging in joint projects in the financial business sector.

In terms of expansion of our overseas operations, we are expanding our business domain by establishing business sites in coordination with Toyota’s global strategies. We will continue to maintain and strengthen our partnership with Toyota in product development, sales, human resources, and various other business areas as we seek to become a leading brand in auto insurance.

As of March 31, 2009, we have one Director from Toyota serving on our Board of Directors.

In order to form a global insurance and financial group that will be ranked among the world’s best, achieve sustainable growth and enhance corporate value, the Company will expeditiously promote efforts for a business combination and business alliance with Nissay Dowa General Insurance Company, Ltd., Mitsui Sumitomo Insurance Group Holdings, Inc. and Mitsui Sumitomo Insurance Company, Ltd. Furthermore, the Company will make an all-out push for a merger with Nissay Dowa General Insurance Co., Ltd., with the aim of establishing a company that will grow and develop based on unwavering customer confidence by exercising the strengths of the two companies.

We will endeavor to meet customer and shareholder expectations by ensuring the sustainable growth of our business and enhancing our efforts to improving our corporate value through the foregoing measures. Your continued support and guidance will be appreciated.

Note: The presentation and calculation of the figures in this report (including the following financial statements) are in accordance with the following:

(1) The insurance premiums, other monetary amounts and the number of shares were rounded off to the unit indicated. Percentages, including percentages of increase and decrease, were rounded to the closest 1/10.

(2) Loss ratio = (Net claims paid + Loss adjustment expenses)/Net premiums written

(3) Expense ratio = (Commissions and brokerage + Operating and general administrative expenses for underwriting)/Net premiums written

(2)	Summary of Assets, Profit and Loss

				FY2008
Category	FY2005	FY2006	FY2007	(Current)
	Million yen	Million yen	Million yen	Million yen

Net premiums written	834,284	851,238	851,849	816,693
Fire and Allied Lines	95,256	102,072	100,326	102,746
Marine	5,660	6,482	6,435	5,589
Personal Accident	49,265	49,232	47,882	46,015
Voluntary Automobile	464,357	472,090	472,766	466,823
Compulsory Automobile Liability	151,083	149,749	149,545	119,731
Other	68,661	71,611	74,891	75,787
Interest and dividend income	42,167	51,228	81,864	42,982
Underwriting profit	1,949	1,026	10,286	18,568
Ordinary income (loss)	24,904	29,808	4,431	(20,359)
Net income (loss)	19,750	18,874	7,171	(9,550)
Loss ratio	62.7%	62.4%	62.2%	65.0%
Expense ratio	33.1%	32.7%	33.3%	34.6%

Investment assets	2,546,709	2,569,727	2,285,812	1,984,192
Total assets	2,761,116	2,784,898	2,638,595	2,419,760

Net income(loss) per share	26.95 yen	25.69 yen	9.76 yen	(13.00) yen

Notes:

1.	Investment assets are the aggregate of deposits, call loans, monetary receivables purchased, money held in trust, securities, loans receivables, land and buildings.

2.	Net income (loss) per share was calculated based on the average number of shares outstanding excluding treasury stock during the fiscal period (732,697 thousand shares in FY2005; 734,408 thousand shares in FY2006; 734,462 thousand shares in FY2007; 734,318 thousand shares in FY2008).

(3)	Number of Branch Offices, Agencies, etc.

			Increase/Decrease
	End of Previous	End of Current	During Current
Classification	Period	Period	Period

Branch offices	14	14	—
Sub Branch offices	63	60	(3)
Sales Offices	190	186	(4)
Sub Sales Offices	25	23	(2)
Overseas branch offices	2	2	—
Overseas representative offices	20	20	—

Total	314	305	(9)

Agencies	40,473	39,477	(996)
Overseas agencies	5	6	1

Total	40,478	39,483	(995)

(4)	Employees

	End of	End of	Increase/Decrease	As of March 31, 2009
	Previous	Current	During Current		Average Length	Average Monthly
Classification	Period	Period	Period	Average Age	of Service	Salary

Non-sales employees	8,233	8,537	304	41.9 years old	13.5 years	459 thousand yen
Sales employees	576	538	(38)	52.6

Notes:

1.	The figures for employees do not include employees serving as Directors, employees on prolonged leave, or temporary staff.

2.	The average monthly salary is the average monthly salary for March 2009 (including overtime pay).

3.	The average age and the average length of service have been rounded off to the nearest 1/10.

(5)	Major Creditors

There is no applicable information.

(6)	Financing

There is no applicable information.

(7)	Capital Investment

a. Total capital investment

(Millions of Yen)

Total capital investment	9,488

b. Major construction, etc., of facilities

There was no major construction, expansion, reform, disposal or retirement of facilities.

(8)	Principal Parent Companies and Subsidiaries

a.	Parent companies

There is no applicable information.

b.	Subsidiaries

					% of
					Voting Rights
					Held by
Company	Location	Principal Business	Date Established	Capital	the Company	Other

Aioi Life Insurance Company, Limited	Shibuya-ku, Tokyo	Life insurance	Aug. 8, 1996	30,000 million yen	100	—
Aioi Motor and General Insurance Company of Europe, Ltd.	London, United Kingdom	Non-life insurance	Nov. 12, 2004	89,300 thousand British pounds (¥12,542 million)	100	—
Aioi Insurance CS-Desk Co., Ltd.	Shibuya-ku, Tokyo	Outsourced non-life insurance clerical services; development, maintenance and management of systems and call centers	Oct. 10, 2006	3,300 million yen	90.9	—

Notes:

1.	Only principal subsidiaries are indicated in the table.

2.	The yen amount indicated in parenthesis in the “capital” column is the yen equivalent based on the exchange rate as of the Company’s account settlement date.

(9)	Business Transfers

There is no applicable information.

(10)	Other Significant Matters Concerning the Company

There is no applicable information.

2.	Matters Concerning Corporate Officers

(1)	Corporate Officers

Directors and Corporate Auditors;

Principal Position
Name	Position and Responsibilities	Outside the Company	Other
(As of March 31, 2009)

Hideto Ozaki	Chairman, Director (Representative Director)
Tadashi Kodama	President, Director (Representative Director)
Masao Adachi	Executive Vice President, Director (Representative Director)
Masahiko Oji	Executive Vice President, Director, (Representative Director); in charge of Compliance Control Dept.
Hisahito Suzuki	Director, Senior Managing Executive Officer (Representative Director); in charge of Personnel Planning Dept., Business Planning

Principal Position
Name	Position and Responsibilities	Outside the Company	Other
(As of March 31, 2009)

Dept., Corporate Communications Dept., Business Strategy Dept. and Corporate Planning Dept.
Hiroaki Nagasue	Director, Senior Managing Executive Officer (Representative Director); in charge of Sales Planning and Development Dept. and Distribution Channel Business Promotion Dept.
Masayoshi Nakamura	Director, Managing Executive Officer; in charge of Commercial Business Promotion Dept. and Financial Services Dept.
Takayoshi Umemura	Director, Managing Executive Officer; in charge of Investment Management Dept., Securities Investment Dept., Loan Dept., Real Estate Dept., Financial Administration Dept. and Accounting Dept.
Mitsuo Kinoshita	Director (outside)	Vice President and Representative Director, Toyota Motor Corporation
Ryusuke Ono	Director, Executive Officer; in charge of Claims Services Dept., Medical Claim Services Dept. and General Affairs Dept.
Yoshihisa Ishii	Director, Executive Officer; in charge of Personal Product Development Dept. and Commercial Product Development Dept.; assistant to officer in charge of Reinsurance Dept.
Shin Ueno	Director, Executive Officer; in charge of Operating Control Dept., System Control Dept., Regional Operation Dept. and Nationwide Operation Dept.
Masashi Horie	Full-time Corporate Auditor
Naotatsu Momoi	Full-time Corporate Auditor
Shouzou Hashimoto	Corporate Auditor (outside)
Yoshio Ishizaka	Corporate Auditor (outside)
Kazuyoshi Tanaka	Corporate Auditor (outside)	Chairman and Representative Director, Mitsubishi UFJ Lease & Finance Co., Ltd.

Executive Officers

Principal Position
Name	Position and Responsibilities	Outside the Company	Other

Toshihiko Nakagawa	Senior Managing Executive Officer; Executive General Manager of Tokyo Corporate Region
Shusuke Kobayashi	Senior Managing Executive Officer; Executive General Manager of Tokyo Region
Tsukasa Yorifuji	Managing Executive Officer; in charge of Sales Management and Innovation Dept., Market Development Dept. and Call Center Administration Dept.
Yasukazu Nagasaki	Managing Executive Officer; Executive General Manager of Chubu Region
Takashi Suenaga	Managing Executive Officer; General Manager of Toyota Dealership Agents Promotion Dept.; in charge of Toyota Dept. and Toyota Dealership Agents Promotion Dept.
Takao Shida	Managing Executive Officer; in charge of Customer Services Dept., Claims Payments Examination Dept., Risk Management Dept. and Corporate Quality Control Dept.
Hirokazu Mizogami	Managing Executive Officer; in charge of Overseas Administration Dept. and Reinsurance Dept.; assistant to officer in charge of Overseas Marketing Dept.
Hiroshi Aizawa	Executive Officer; Executive General Manager of Tohoku Region
Itaru Akihisa	Executive Officer; Executive General Manager of Kinki Region
Hideo Murakami	Executive Officer; Executive General Manager of Chiba Region
Takashi Matsumoto	Executive Officer; Executive General Manager of Chugoku Region
Kazuhiko Kimura	Executive Officer; Executive General Manager of Nagoya Corporate Region
Matsuhiko Sone	Executive Officer; assistant to officer in charge of Personal Product Development Dept., Commercial Product Development Dept. and Reinsurance Dept.
Yoshiaki Hayakawa	Executive Officer; Executive General Manager of Saitama Region
Jun Kawamura	Executive Officer; Executive General Manager of Metropolitan Area Dealer Region
Nobuaki Matsuzawa	Executive Officer; Executive General Manager of Koushinetsu Region
Yoshio Ito	Executive Officer; Executive General Manager of North Kanto Region
Makoto Yamamoto	Executive Officer; General Manager of Internal Auditing Dept.
Touri Ueno	Executive Officer; in charge of Overseas Marketing Dept.
Shuzo Kameda	Executive Officer; General Manager of Toyota Dept.
Yasuyuki Goto	Executive Officer; General Manager of Financial Institutions Dept.
Michio Ogawa	Executive Officer; Executive General Manager of Kyushu Region
Yasuzo Kanasugi	Executive Officer; General Manager of Personnel Planning Dept.

(2)	Compensation, etc. for Corporate Officers

Classification	No. of Persons Paid	Compensation, Etc.
		(Millions of Yen)

Directors	14	478 (non-compensatory payment incl.: 65)
Corporate Auditors	6	86 (non-compensatory payment incl.: 2)
Total	20	565 (non-compensatory payment incl.: 67)

Notes:

1.	With respect to the directors having employee position, apart from the compensation for the services as directors, there is no employee compensation for the services as employee or remuneration for any other duties performed as employees.

2.	The limits for compensation as stipulated in the Articles of Incorporation or by the General Meeting of Shareholders are as follows:

— The annual amount of compensation paid to Directors shall not exceed ¥540 million.

— (The annual amount of compensation paid in the form of equity compensation type stock option, separately accounted for, shall not exceed ¥65 million maximum.)

— The annual amount of compensation paid to Corporate Auditors shall not exceed ¥96 million.

3.	The following are included in the compensations described above:

— Stock option-based compensation

¥37 million (11 Directors: ¥37 million; — Corporate Auditors: ¥- million)

— Retirement benefits for the period under review

¥29 million (12 Directors: ¥27 million; 2 Corporate Auditors: ¥2 million)

The resolution to pay a retirement allowance to the Corporate Officers, associated with the abolition of the retirement benefits system for Corporate Officers, was adopted at the 7th Ordinary General Meeting of Shareholders held on June 26, 2008. The allowance is scheduled for payment at the time of the retirement of a relevant Corporate Officer.

3.	Matters Concerning Outside Corporate Officers

(1)	Principal Positions Outside the Company

Director

Name	Principal Position Outside the Company

Mitsuo Kinoshita	Vice President and Director (Representative Director), Toyota Motor Corporation Outside Corporate Auditor, Aichi Steel Corporation The Company is an affiliate of Toyota Motor Corporation.

Corporate Auditors

Name	Principal Position Outside the Company

Shouzou Hashimoto	Outside Director, Ajinomoto Co., Inc.
Yoshio Ishizaka	Outside Corporate Auditor, Hino Motors, Ltd. Outside Corporate Auditor, Kanto Auto Works, Ltd.
Kazuyoshi Tanaka	Chairman and Director (Representative Director), Mitsubishi UFJ Lease & Finance Company, Limited

(2)	Major Activities of Outside Corporate Officers

Director

Statements at Board
of Directors’
		Board of Directors’	Meetings and Other
Name	Tenure	Meeting Attendance	Activities

Mitsuo Kinoshita	2 years 10 months	He attended 10 out of 16 Board of Directors’ meetings.	He asked questions and provided advice as necessary in order to ensure adequacy and appropriateness of decision making by the Board of Directors.

Corporate Auditors

		Board of Directors & Board of	Statements at Board of Directors &
		Corporate Auditors’	Board of Corporate Auditors’ Meetings
Name	Tenure	Meeting Attendance	and Other Activities

Shouzou Hashimoto	8 years	He attended 14 out of 16 Board of Directors’ meetings and 14 out of 14 Board of Corporate Auditors’ meetings.	In addition to asking questions and providing advice as necessary in order to ensure adequacy and appropriateness of decision making by the Board of Directors, he discussed material matters pertaining to auditing and other matters at the Board of Corporate Auditors’ meetings.

He also stated his opinions and made recommendations at informal meetings for exchanging opinions with Representative Directors and others, based on information obtained by performing audits of field operations departments as a Corporate Auditor and attending, among other things, liaison meetings with the Accounting Auditor.
Yoshio Ishizaka	3 years 10 months	He attended 13 out of 16 Board of Directors’ meetings and 12 out of 14 Board of Corporate Auditors’ meetings.	In addition to asking questions and providing advice as necessary in order to ensure adequacy and appropriateness of decision making by the Board of Directors, he discussed material matters pertaining to auditing and other matters at the Board of Corporate Auditors’ meetings.

He also stated his opinions and made recommendations at informal meetings for exchanging opinions with Representative Directors and others, based on information obtained by performing audits of field operations departments as a Corporate Auditor and attending, among other things, liaison meetings with the Accounting Auditor.
Kazuyoshi Tanaka	10 months	He attended 11 out of 13 Board of Directors’ meetings and 10 out of 11 Board of Corporate Auditors’ meetings.	In addition to asking questions and providing advice as necessary in order to ensure adequacy and appropriateness of decision making by the Board of Directors, he discussed material matters pertaining to auditing and other matters at the Board of Corporate Auditors’ meetings.

He also stated his opinions and made recommendations at informal meetings

		Board of Directors & Board of	Statements at Board of Directors &
		Corporate Auditors’	Board of Corporate Auditors’ Meetings
Name	Tenure	Meeting Attendance	and Other Activities

for exchanging opinions with Representative Directors and others, based on information obtained by performing audits of field operations departments as a Corporate Auditor and attending, among other things, liaison meetings with the Accounting Auditor.

(3)	Liability Limitation Agreement

Name	General Intent of Liability Limitation Agreement

Mitsuo Kinoshita	Pursuant to Article 31 of the Articles of Incorporation, the Company signs an agreement with the Outside Director for the liability limitation to the maximum amount prescribed in the Companies Act Article 423, Paragraph 1.
Shouzou Hashimoto Yoshio Ishizaka Kazuyoshi Tanaka	Pursuant to Article 43, Paragraph 2 of the Articles of Incorporation, the Company signs an agreement with Outside Corporate Auditors for the liability limitation to the maximum amount prescribed in the Companies Act Article 423, Paragraph 1.

(4)	Compensation, etc. for Outside Corporate Officers

			Compensation, Etc. From
	No. of	Compensation, Etc.	the Parent Company
	Persons Paid	From the Insurance Company	of the Insurance Company
		(Millions of Yen)

Director	1	7	There is no applicable information.
Corporate Auditors	4	20	There is no applicable information.
Total	5	27

Note:	The compensation, etc. for the Director indicated above includes retirement benefits of ¥0 million for this period.

The resolution to pay a retirement allowance to the Corporate Officers, associated with the abolition of the retirement benefits system for the Corporate Officers, was adopted at the 7th Ordinary General Meeting of Shareholders held on June 26, 2008. The allowance is scheduled for payment at the time of the retirement of the relevant Outside Corporate Officers.

(5)	Opinions of Outside Corporate Officers

There is no comment from Outside Corporate Officers on (1) through (4) of “3. Matters Concerning Outside Corporate Officers.”

4.	Matters Concerning the Company’s Stock

(1)	Number of shares

Total number of shares authorized to be issued	2,000,000 thousand shares
Total number of shares issued	756,201 thousand shares

(2)	Number of shareholders as of the end of the fiscal period 23,293

(3)	Major Shareholders

	Shareholder’s Equity in the Company
Name	Share Ownership	Shareholding Ratio
	Thousands of shares	%

Toyota Motor Corporation	252,567	33.4
State Street Bank and Trust Company	81,219	10.7
The Master Trust Bank of Japan, Ltd. (Trust Account)	36,118	4.8
Japan Trustee Services Bank, Ltd. (Trust Account)	28,204	3.7
Japan Trustee Services Bank, Ltd. (Trust Account 4G)	23,875	3.2
BBH 493025 Black Rock Global Allocation	12,941	1.7
Aioi Insurance Employees’ Shareholding Association	11,193	1.5
Danske Bank Clients Holdings	9,096	1.2
Japan Trustee Services Bank, Ltd. (Trust Account 4)	8,712	1.2
Nomura Holdings, Inc.	7,644	1.0

Notes:

1.	In addition to the above, there are 22,067 thousand shares of treasury stock.

2.	The Company received the report of change with regard to the large shareholding report, dated November 14, 2008, submitted by Arnold and S. Bleichroeder Advisers, LLC that it holds in its account the following number of shares as of November 11, 2008. However, since the Company was not able to verify the actual number of shares held by the firm as of March 31, 2009, the firm was not included in the list of major shareholders above.

		Percentage of Total
Name	Share Ownership	Shares Issued
	(Thousands of shares)	(%)

Arnold and S. Bleichroeder Advisers, LLC	83,725	11.1

5.	Matters Concerning Subscription Rights to Shares

(1)	The Company’s Subscription Rights to Shares Held by the Insurance Company’s Corporate Officers As of March 31, 2009

No. of Persons
Holding
Subscription
	Outline of Subscription Rights to Shares		Rights to Shares

• Subscription Rights to Shares issued in July 2008
(Equity compensation type stock option)
Directors (excluding Outside	Class of shares to be issued upon exercise of subscription rights to shares	Common stock	11
Corporate Officers)	Number of shares to be issued upon exercise of subscription rights to shares	88,000 shares
	Amount to be paid upon exercise of subscription rights to shares	¥543 per share
	Exercise price of subscription rights to shares	¥1 per share
	Period during which subscription rights to shares may be exercised	From July 29, 2008 to July 28, 2038
Outside Director	—		—
Corporate Auditors	—		—

Note:

Additional outline of the subscription rights to shares is as follows:

— Conditions for exercise of the rights

(a)	A holder of subscription rights to shares may exercise said rights for a period of 10 days from the day following the day of loss of status as both Director and Executive Officer of the Company.

(b)	In the event of death of a holder of subscription rights to shares, an heir of the deceased may exercise said rights. The conditions for the exercise of subscription rights to shares by said heir shall be as stipulated in the agreement referred to in (c) below.

(c)	Other conditions shall be as stipulated in the Subscription Rights to Shares Allocation Agreement entered into by and between the Company and holders of subscription rights to shares pursuant to resolutions adopted by the Board of Directors.

— Reasons and conditions for the reclamation of subscription rights to shares by the Company

(a)	In the event a holder of subscription rights to shares is rendered unable to exercise said rights for such reasons as the loss of ability to satisfy the aforementioned conditions for the exercise thereof, the Company may reclaim relevant subscription rights to shares without compensation.

(b)	In the event any of the following proposals is approved at a general meeting of shareholders of the Company (or is adopted by resolution of the Company’s Board of Directors if a resolution of the general meeting of shareholders is not required), the Company may reclaim subscription rights to shares without compensation on a day separately determined by the Board of Directors.

i.	Proposal to approve a merger agreement wherein the Company becomes an extinct company;

ii.	Proposal to approve a demerger agreement or a demerger plan wherein the Company demerges its business; or

iii.	Proposal to approve a stock exchange agreement or an equity transfer plan wherein the Company becomes a wholly owned subsidiary.

(c)	In the event a holder of subscription rights to shares violates a provision of the Subscription Rights to Share Allocation Agreement, the Company may reclaim relevant subscription rights to share without compensation.

(2)	Subscription Rights to Shares Issued to Employees and Others during the Fiscal Year

No. of Persons
Holding
Subscription
	Outline of Subscription Rights to Shares		Rights to Shares

Employees	• Subscription rights to shares issued in July 2008		23
(Equity compensation type stock option)
	Class of shares to be issued upon exercise of subscription rights to shares	Common stock
	Number of shares to be issued upon exercise of subscription rights to shares	147,000 shares
	Amount to be paid upon exercise of subscription rights to shares	¥543 per share
	Exercise price of subscription rights to shares	¥1 per share
	Period during which subscription rights to shares may be exercised	From July 29, 2008 to July 28, 2038
Corporate Officers and employees of subsidiaries	—		—

Note:

Additional outline of the subscription rights to shares is as follows:

— Conditions for exercise of the rights

(a)	A holder of subscription rights to shares may exercise said rights for a period of 10 days from the day following the day of loss of status as both Director and Executive Officer of the Company.

(b)	In the event of death of a holder of subscription rights to shares, an heir of the deceased may exercise said rights. The conditions for the exercise of subscription rights to shares by said heir shall be as stipulated in the agreement referred to in (c) below.

(c)	Other conditions shall be as stipulated in the Subscription Rights to Shares Allocation Agreement entered into by and between the Company and holders of subscription rights to shares pursuant to resolutions adopted by the Board of Directors.

— Reasons and conditions for the reclamation of subscription rights to shares by the Company

(a)	In the event a holder of subscription rights to shares is rendered unable to exercise said rights for such reasons as the loss of ability to satisfy the aforementioned conditions for the exercise thereof, the Company may reclaim relevant subscription rights to shares without compensation.

(b)	In the event any of the following proposals is approved at a general meeting of shareholders of the Company (or is adopted by resolution of the Company’s Board of Directors if a resolution of the general meeting of shareholders is not required), the Company may reclaim subscription rights to shares without compensation on a day separately determined by the Board of Directors.

i.	Proposal to approve a merger agreement wherein the Company becomes an expiring company;

ii.	Proposal to approve a demerger agreement or a demerger plan wherein the Company demerges its business; or

iii.	Proposal to approve a stock exchange agreement or an equity transfer plan wherein the Company becomes a wholly owned subsidiary.

(c)	In the event a holder of subscription rights to shares violates a provision of the Subscription Rights to Share Allocation Agreement, the Company may reclaim relevant subscription rights to share without compensation.

6.	Matters Concerning Accounting Auditor

(1)	Accounting Auditors

Name	Compensation for FY2008	Other
	(Millions of Yen)

Deloitte Touche Tohmatsu
(Designated Partners who performed the audit) Masakado Takayama Yoshiyuki Higuchi Noriko Nakajima	101	(Description of non-audit services) The Company outsourced advisory and instruction services relating to the establishment of internal control.

Note:

Compensation for FY2008 includes fees for audits under applicable Financial Instruments and Exchange Law. The total amount of money and other financial interests to be paid by the Company and its subsidiaries to the Company’s Accounting Auditor is ¥128 million.

(2)	Liability Limitation Agreement

There is no applicable information.

(3)	Other Matters Concerning Accounting Auditor

(a) The dismissal and non-retention policy on Accounting Auditors is as follows.

In the event a situation occurs or is expected to occur that has significant adverse effect on the performance of audit services by the Accounting Auditor, the Company’s Board of Directors shall, with the consent of the Board of Corporate Auditors, propose to the general meeting of shareholders the dismissal or non-retention of the Accounting Auditor.

In the event it is determined that any item provided for in Article 340 Paragraph 1 of the Companies Act applies to an Accounting Auditor, the policy is for the Company’s Board of Corporate Auditors to decide on the dismissal of the Accounting Auditor subject to the unanimous consent of Corporate Auditors. Further, in the event a situation occurs or is expected to occur that has significant adverse effect on the performance of audit services by the Accounting Auditor, the Board of Corporate Auditors shall make a request to a Director to propose to the general meeting of shareholders the dismissal or non-retention of the Accounting Auditor.

(b) Deloitte & Touche LLP performs the audit of Aioi Motor and General Insurance Company of Europe, Ltd., which is a principal subsidiary of the Company.

7.	Fundamental Policy on the Conduct of Persons Influencing Decision on the Company’s Financial and Business Policies

There is no applicable information.

8.	Systems for Ensuring Adequacy of Business Operations

With regard to the enhancement of systems necessary for ensuring the adequacy of business operations of a business corporation, as stipulated in Article 362 Paragraph 4 Item 6 of the Companies Act and Article 100 Paragraph 1 and 3 of the Ordinance for Enforcement of the Companies Act, the following basic policies (Basic Policies on the Enhancement of Internal Control Systems) were established at the Board of Directors’ meeting held on May 24, 2006.

Following are the latest basic policies as revised in part on June 27, 2007 and March 24, 2008.

(1)	System to ensure that Directors execute their duties in compliance with laws, ordinances and the Company’s Articles of Incorporation

•	The Company shall establish a Code of Conduct based on its corporate philosophy and corporate vision. The Directors, other Corporate Officers and employees shall share and comply with said Code of Conduct.

•	The Company shall establish regulations governing the Board of Directors and continuously review, among other things, the matters resolved by the Board of Directors.

(2)	System to record and manage information related to the execution of duties by Directors

•	The Company shall archive documents and minutes from Board of Directors’ meetings and Executive Council’s meetings in such a manner that they may be accessed whenever necessary.

(3)	Regulations on management of risk of loss and other systems

•	The Company shall clearly identify risks that need to be managed, determine where such risks lie, and manage the risks appropriately in accordance with their nature.

•	The Board of Directors shall adopt resolutions on risk management policies, as well as on risk management activities and issues to be addressed each fiscal year.

•	The Company shall formulate specific risk management regulations by risk category and periodically revise them as required.

•	The Company shall establish a Risk Management Department that oversees risk management activities across the Company and a Risk Management Committee that reports directly to the Board of Directors.

•	The Company shall establish a framework to ensure that the Risk Management Department centrally manages risk information and reports to the Board of Directors and other governing bodies as necessary.

•	The Company shall establish system to respond to crises, such as major natural disasters.

•	The Company shall continuously review and improve its investment risk management, through such ways as by reinforcing the systems and adopting more advanced and sophisticated management methods.

•	The Internal Auditing Department shall cooperate with the Risk Management Department in order to practice highly effective business auditing based on risk information.

(4)	System to ensure the efficient execution of duties by Directors

•	The Company shall clearly set forth the duties and authorities of Directors.

•	Regular meetings of the Board of Directors shall be held once monthly, with extraordinary meetings to be held as necessary. Important matters concerning management strategies, etc. shall be discussed at an ordinary meeting of the Executive Council prior to reporting and/or submitting for consideration to the Board of Directors.

(5)	System to ensure that employees execute their duties in compliance with laws, ordinances and the Company’s Articles of Incorporation

•	The Board of Directors shall pass a resolution on the introduction of compliance programs, oversee the progress thereof, make revisions, and ensure rigorous in-house compliance.

•	The Company shall establish a Compliance Control Department to centrally manage compliance issues and assign compliance officers to each region.

•	The Company shall establish a structure for promoting Company-wide compliance by establishing a Compliance Committee, which reports directly to the Board of Directors, as well as a regional compliance committee in each region.

•	The Company shall take advantage of every opportunity available to fully educate employees on compliance, using compliance manuals and other materials.

•	The Company shall establish an internal notification system (Compliance Hotline 110) and formulate whistleblower protection regulations.

•	The Internal Auditing Department shall conduct regular audits, including visiting branch offices, and review auditing policies and items each year.

•	Directors shall promptly report to the Board of Directors and the Board of Corporate Auditors upon discovery of serious compliance incidents.

•	Antisocial groups that threaten the order and security of civil society shall be dealt with in a resolute manner in cooperation with the police and agencies concerned.

(6)	System to ensure adequate and reliable financial reporting

•	With regard to information disclosure mandated by laws and ordinances, the Company shall establish a system to ensure the adequacy of financial reporting, as well as a system to verify the evaluation of the effectiveness of internal control systems.

(7)	System to ensure the adequacy of the business operations of the Corporate Group

•	The Company shall formulate regulations on the management of affiliated companies, and the Corporate Planning Department and each administrative department of the head office shall, in collaboration with each other, efficiently monitor the business management of affiliated companies.

•	The Corporate Planning Department shall play the central role in instructing and supporting affiliated companies in the establishment of compliance and risk management systems (with particular emphasis on crisis management systems).

•	The Company and its affiliated companies shall share the Company’s internal notification system (Compliance Hotline 110) and the whistleblower protection regulations.

(8)	Matters concerning employees that are asked by Corporate Auditors to assist them in their duties

•	The Company shall establish an Auditor’s Office and assign its employee(s) to assist the Corporate Auditors in their duties (hereinafter referred to as “Assistants to Corporate Auditors”).

(9)	Matters concerning the independence of Assistants to Corporate Auditors

•	Assistants to Corporate Auditors shall not be involved in the execution of the Company’s operations or be subject to the orders of Directors.

•	Assistants to Corporate Auditors shall be evaluated solely by the Corporate Auditors and the consent of the Corporate Auditors shall be required for their appointment, dismissal and other personnel-related matters.

•	The Company shall establish regulations governing Assistants to Corporate Auditors.

(10)	System to ensure that Directors and employees report to Corporate Auditors and other systems for reporting to Corporate Auditors

•	Directors and employees shall provide Corporate Auditors with reports on their business activities on a regular or a non-regular basis, and report matters having a major impact on business operations without undue delay.

(11)	System to ensure that Corporate Auditors perform audits effectively

•	In order to establish an effective auditing system, the Company shall enhance collaboration among all of its operating divisions, with a specific focus on collaboration among Corporate Auditors, the Internal Auditing Department and the Corporate Planning Department.

9.	Matters Concerning Accounting Advisor

There is no applicable information.

10.	Other

The policy on determination of distribution of surplus, etc. is as follows.

In view of the public nature of the insurance business, the basic policy of the Company is to sustain stable dividends while continuing to work on building up our internal reserves, to render it possible to establish a stable long-term operating foundation, achieve corporate growth, and keep pace with changes in the business environment. Specifically, we will strive to achieve a medium- to long-term dividend payout ratio of 40% (non-consolidated).

Non-Consolidated Balance Sheet

As of March 31, 2009

(Millions of Yen)

ASSETS
Cash and deposits	155,529
Cash	51
Deposits	155,478
Monetary receivables purchased	19,535
Money held in trust	6,718
Securities	1,314,157
Government bonds	277,985
Local government bonds	41,197
Corporate bonds	216,235
Stocks	342,257
Foreign securities	334,496
Other securities	101,984
Loans receivable	349,470
Policy loans	5,758
General loans	343,712
Property, plant and equipment	149,165
Land	63,434
Buildings, net	75,397
Lease assets, net	369
Construction in progress	11
Other, net	9,953
Intangible assets	6,048
Software	3,612
Other	2,436
Other assets	226,121
Accrued premiums	9,329
Agency accounts receivable	21,214
Foreign agency accounts receivable	1,652
Coinsurance accounts receivable	2,700
Reinsurance accounts receivable	42,736
Foreign reinsurance accounts receivable	9,900
Accounts receivable	17,735
Accrued income	4,890
Cash segregated as deposits	7,932
Deposits for earthquake insurance	37,864
Suspense payments	27,702
Initial margins of futures markets	851
Derivatives other than for trading-assets	1,245
Prepaid pension expense	39,919
Other	444
Deferred tax assets	192,140
Customers’ liabilities for acceptances and guarantees	3,000
Allowance for doubtful accounts	(2,127)

Total assets	2,419,760

Non-Consolidated Balance Sheet — (Continued)

(Millions of Yen)

LIABILITIES
Reserve for insurance policy liabilities	1,968,852
Outstanding claims	303,661
Policy reserves	1,665,191
Other liabilities	130,508
Coinsurance accounts payable	1,192
Reinsurance accounts payable	26,564
Foreign reinsurance accounts payable	7,609
Borrowings	47
Income taxes payable	1,920
Deposits received	3,388
Unearned revenue	3,063
Accounts payable-other	26,184
Suspense receipts	28,648
Derivatives other than for trading-assets	31,591
Lease obligations	298
Provision for retirement benefits	19,952
Provision for bonuses	4,457
Reserves under the special laws	1,262
Reserves for price fluctuation	1,262
Acceptances and guarantees	3,000

Total liabilities	2,128,033

NET ASSETS
Capital stock	100,005
Capital surplus	44,092
Legal capital surplus	44,081
Other capital surplus	11
Retained earnings	190,496
Legal retained earnings	33,995
Other retained earnings	156,500
Reserves for dividends	38,640
Special reserve for insurance contract	25,070
Deferred gain on sale/exchange of fixed assets for tax purposes	3,896
Special reserves	84,985
Retained earnings brought forward	3,908
Treasury stock	(7,946)
Total shareholders’ equity	326,647
Valuation difference on available-for-sale securities	(35,023)
Total valuation and translation adjustments	(35,023)
Subscription rights to shares	104
Total net assets	291,727

Total liabilities and net assets	2,419,760

Notes:

1. Securities valuation standards and valuation methods are as follows:

(1) Securities held for trading purposes are stated at fair value on the account settlement date. Cost of sales is calculated using the cost determined by the moving-average method.

(2) Securities held to maturity are stated at amortized cost (straight-line).

(3) Equity shares of subsidiaries and affiliates are stated at cost determined by the moving-average method.

(4) Available-for-sale securities with market quotations under the category of other securities are stated using market prices on the account settlement date. Unrealized gains on these securities are directly included in net assets in lump-sum. Cost of sales is calculated using the moving-average method.

(5) Available-for-sale securities without market quotations under the category of other securities are stated at cost using the moving-average method or amortized cost (straight-line).

(6) The valuation of debt securities earmarked for policy reserves is pursuant to the ‘Temporary Treatment of Accounting and Auditing Concerning Underwriting-Reserve-Matching Bonds in the Insurance Industry’ (Japanese Institute of Certified Public Accountants, Industry Auditing Committee Report No. 21) is conducted by amortized cost (straight-line) method determined by the moving-average method.

The risk management policy for the debt securities earmarked for policy reserves is as follows:

To appropriately manage the interest rate fluctuation risk of assets and liabilities, ‘US currency-based saving type traffic accident insurance’ was separated as a sub-item, and the policy is to match the duration of the policy reserve corresponding to this sub-item with the duration of the debt securities earmarked for policy reserve within a pre-determined band.

2. Securities invested as designated trust assets in a trust of moneys independently managed invested mainly in securities are stated using market prices.

In addition, trust assets that consist of independently managed money held in trust neither for investment purposes nor for the purpose of holding to maturity are stated in the same manner as available-for-sale securities.

3. Derivative transactions are stated at fair value.

4. Depreciation of property, plant and equipment (excluding lease assets) is based on the declining-balance method. However, the straight-line method is applied for buildings (excluding affiliated facilities) acquired on and after April 1, 1998.

5. Depreciation of intangible assets (excluding lease assets) is based on the straight-line method.

Software for internal use is depreciated according to its useful life for internal use (5-years).

6. Receivables and payables in foreign currency are converted into Japanese yen according to Accounting Standards for Foreign Currency Transactions.

7. (1) Allowance for doubtful accounts is posted based on internal criteria for asset self-assessment and write-offs.

Regarding claims against borrowers that have legally or virtually failed, including borrowers undergoing bankruptcy and special liquidation procedures, or with suspended transactions at bill clearing houses, and the claims against borrowers which have substantially failed, reserves are provided for the remaining claims net of the portion covered by disposable collateral and the amount deemed recoverable by guarantees.

Regarding claims for borrowers with a high probability of bankruptcy in the future, the Company determines a reserve amount necessary for such claims, taking into due consideration the repayment capability of borrowers after deducting the portion covered by disposable collateral, or the amount deemed recoverable by guarantees.

Regarding other claims, an amount obtained by multiplying the claims by the default rate calculated on the basis of the historical default rate over a certain period of time is provided.

Provision is made, without exception, in accordance with asset self-assessment carried out by the relevant asset management departments and the Financial Asset Auditing Office based on the asset self-assessment standard for all claims.

(2) An amount is provided for the payment of employees’ retirement benefits, based on the estimated balance of employees’ retirement benefit obligations and pension assets at the term-end. Employees’ prior service obligations are charged to income when incurred.

Actuarial shortfall will be evenly amortized over 12 years within the average remaining period of service of employees, beginning with the next term.

(3) The Company has provided an estimated amount deemed necessary for employees’ bonuses.

(4) The Company has provided a reserve for price fluctuation of equity shares in accordance with the stipulations in Article 115 of the Insurance Business Law.

8. Consumption tax is excluded from the financial statements with the exception of loss adjustment expenses, sales and administrative expenses.

Non-deductible consumption tax on assets is included in suspense payments and evenly amortized over a 5-year period.

9. Non-transfer ownership finance leases had been accounted for using the same method applied to operating leases. However, ‘Accounting Standard for Lease Transaction’ (Statement No. 13) and ‘Implementation Guidance on Accounting Standard for Lease Transactions’ (Guidance No. 16), both revised on March 30, 2007, have gone into effect and were applied from the fiscal year beginning on and after April 1, 2008.

Accordingly, we have applied these standards to treat the lease transactions as sales transactions starting this fiscal year. Lease assets with respect to non-transfer ownership finance leases are depreciated using the straight-line method, assuming that lease terms are their expected lifetime and residual values are zero. As a result, there is little impact on profit and loss.

10. (1) Loans to borrowers in bankruptcy amounted to ¥39 million and loans in default amounted to ¥1,548 million.

Loans to borrowers in bankruptcy mean loans on which accrued interest has not been posted or deemed as non-recoverable, due to non-repayment of the principal or non-payment of interest over a substantial period (excluding the portion directly charged off, hereinafter “Loans with Unrecognized Accrued Interest”) and situation falling into the first five cases of Article 96, Paragraph 1, Item 3 (Limit on Allowance for Doubtful Accounts) of the order for Enforcement of the Corporation Income Tax Law (Cabinet Order No. 97 of 1965) or into the situation described in Item 4 of the said order has been generated.

Loans in default are Loans with Unrecognized Accrued Interest excluding loans to borrowers in bankruptcy or loans on which interest payment is suspended with the aim of business rehabilitation of borrowers or similar support.

(2) Loans in default for 3 months or more amounted to ¥1,342 million. Loans in default for 3 months or more refers to loans on which repayment of the principal or payment of interest has accrued for more than 3 months after the agreed payment date, excluding loans to borrowers in bankruptcy or loans in default.

(3) Restructured loans amounted to ¥745 million.

Restructured loans refers to loans on which reduction or suspension of interest payment, suspension of principal repayment, waiver or other favorable treatment for borrowers are made with the aim of business rehabilitation of borrowers or similar support, and which do not fall into the categories of loans to borrowers in bankruptcy, loans in default, or loans in default for 3 months or more.

(4) Total amount of loans to borrowers in bankruptcy, loans in default, loans in default for 3 months or more and restructured loans amounted to ¥3,676 million.

11. Accumulated depreciation on property, plant and equipment amounted to ¥169,852 million and advanced depreciation amounted to ¥7,356 million.

12. Amounts receivable from relevant companies amounted to ¥9,821 million and amounts payable to relevant companies amounted to ¥2,075 million.

13. Deferred tax assets amounted to ¥203,416 million and deferred tax liabilities amounted to ¥2,232 million. An amount of ¥9,044 million was deducted from deferred tax assets as a valuation allowance.

Deferred tax assets were mainly generated from policy reserves of ¥114,156 million, securities of ¥34,937 million, unrealized gain on securities available-for-sale, and monetary claims purchased to which similar accounting rules as those applicable to the aforementioned securities were applied and moneys in trust of ¥20,513 million, assets in retirement benefit trust of ¥10,877 million, and depreciation expenses of ¥9,220 million.

Deferred tax liabilities were mainly generated from a reserve for reduction entry of ¥2,201 million.

14. Equity shares and investments in affiliate companies are valued at ¥70,769 million.

15. Assets pledged as collateral were securities in an amount of ¥48,718 million. The pledges, in addition to security on borrowings of ¥47 million, are security on letters of credit and security on derivative transactions.

16. Details of outstanding claims are as follows:

(Millions of Yen)

Outstanding claims (before deduction of provision for ceded reinsurance, excluding(2))	289,428
Provision for ceded reinsurance	21,929

Net balance(1)	267,498
Outstanding claims in respect of earthquake insurance and compulsory automobile liability insurance(2)	36,163

Total(1 + 2)	303,661

17. Details of policy reserves are as follows:

(Millions of Yen)

Reserve for unearned premiums (before deduction of provision for policy reserves for ceded reinsurance)	578,921
Provision for policy reserves for ceded reinsurance	13,676

Net balance(1)	565,245
Other policy reserve(2)	1,099,945

Total(1 + 2)	1,665,191

18. Net assets per share is ¥397.23.

The total net assets on which the calculation is based are ¥291,727 million. The amount to be deducted from the total net assets is ¥104 million of subscription rights to shares and the net assets attributable to ordinary shares at the end of this period are ¥291,623 million. The number of shares of common stock at the end of this period used for the calculation of net assets per share is 734,133 thousand shares.

19. Guarantees or equivalent actions are as follows:

Guarantees

The Company has guaranteed the following insurance underwriting by its subsidiaries:

Aioi Motor and General Insurance Company of Europe Ltd.	¥19,239 million
Aioi Insurance Company of America	¥3,251 million

Total	¥22,491 million

Actions equivalent to guarantees

The Company has entered into a guarantee agreement with DTRIC Insurance Company Ltd., a subsidiary, to provide funds if DTRIC’s net assets fall below a certain level or if it has insufficient current assets to service its debt. However, the Company does not guarantee the repayment of DTRIC’s debt.

At the end of the fiscal year under review, DTRIC’s net assets were above the predetermined level, and it had not suffered an insufficiency of current assets. At the end of the fiscal year under review, its liabilities totaled ¥4,973 million and its assets totaled ¥7,779 million.

20. The balance of unutilized commitment agreements came to ¥11,116 million.

Unutilized commitment agreements refers to loan agreements under which lenders are obliged to provide loans to borrowers who have applied for utilization of loans up to a predetermined amount unless borrowers act in violation of the agreement.

21. Details of retirement benefits are as follows.

		(Millions of Yen)

(1)	Breakdown of retirement benefit obligations
	Retirement benefit obligations	(127,088)
	Pension assets	108,757

	Unfunded portion of reserves for retirement benefit obligations	(18,331)
	Unrealized actuarial difference	38,298

	Net amount on balance sheet	19,967
	Prepaid pension expense	39,919

	Provision for retirement benefits	(19,952)

(2)	Basis of calculation of retirement benefit obligations
	Periodical distribution of estimated amount of retirement benefits	Evenly amortized over this period
	Discount rate	2.0%
	Estimated profit on fund operations:
	Employees’ public pension fund and eligible pension fund	2.0%
	Retirement benefit trust	0.0%
	Amortization period for prior service obligations	1 year
	Amortization period for actuarial differences	12 years

22. The definition of subsidiaries and affiliates above is based on Article 2 of the Corporate Calculation Regulations.

23. Monetary amounts deemed to be irrelevantly small are omitted.

Non-Consolidated Statement of Operations

April 1, 2008 to March 31, 2009

(Millions of Yen)

Operating income	1,009,647
Underwriting income	927,934
Net premiums written	816,693
Premiums of saving-type insurance	52,954
Investment income from saving-type insurance	20,213
Reversal of reserve for outstanding claims	11,011
Reversal of policy reserves	26,654
Other underwriting income	405
Investment income	79,174
Interest and dividend income	42,982
Gain from money held in trust	38
Gain on trading securities	28
Gain on sales of securities	56,236
Gain on redemption of securities	8
Other investment income	93
Income credited to saving-type insurance	(20,213)
Other operating income	2,538
Operating expenses	1,030,006
Underwriting expenses	769,208
Net claims paid	493,549
Loss adjustment expenses	37,008
Commissions and collection fees	144,132
Maturity refunds to policyholders	92,279
Dividends to policyholders	128
Foreign exchange losses	1,302
Other underwriting expenses	809
Investment expenses	113,130
Loss on sales of securities	12,242
Loss on valuation of securities	62,461
Loss on redemption of securities	126
Net derivative financial instruments loss	11,832
Foreign exchange losses	2,008
Other investment expenses	24,459
Sales and administrative expenses	146,481
Other operating expenses	1,186
Interest expenses	2
Provision of allowance for doubtful accounts	454
Loss from bad debts	10
Other	719
Ordinary loss	20,359
Extraordinary income	9,932
Gain on disposal of fixed assets	623

Non-Consolidated Statement of Operations — (Continued)

(Millions of Yen)

Reversal of reserves under the special laws	5,987
Reserve for price fluctuation	5,987
Other	3,321
Extraordinary loss	3,262
Loss on disposal of fixed assets	757
Impairment loss	342
Other	2,161
Loss before income taxes	13,689
Income taxes-current	1,940
Income taxes-deferred	(6,078)
Total income taxes	(4,138)
Net loss	9,550

Notes:

1. Revenues from transactions with affiliate companies amounted to ¥25,440 million and relevant expenses amounted to ¥45,647 million.

2. (1) Details of net premiums written are as follows:

(Millions of Yen)

Premiums written	952,130
Reinsurance premiums ceded	135,436

Net balance	816,693

(2) Details of net claims paid are as follows:

(Millions of Yen)

Direct and assumed claims paid	620,256
Reinsurance claims recovered	126,707

Net balance	493,549

(3)	Details of net commissions and premium collection costs are as follows:

(Millions of Yen)

Net commissions and premium collection costs	151,279
Reinsurance commissions	7,147

Net balance	144,132

(4) Details of reversal of reserve for outstanding claims (figure in brackets indicates provision for outstanding claims) are as follows:

(Millions of Yen)

Reversal of reserve for outstanding claims (before deduction of provision for reserves for ceded reinsurance, excluding(2))	8,480
Reversal of reserve for outstanding claims in ceded reinsurance	(2,107)

Net balance(1)	10,587
Reversal of reserve for outstanding claims in respect of earthquake insurance and compulsory automobile liability insurance(2)	423

Total(1 + 2)	11,011

(5) Details of reversal of policy reserves (figure in brackets indicates provision of policy reserves) are as follows:

(Millions of Yen)

Reversal of ordinary insurance reserves (before deduction of provision for policy reserves for ceded reinsurance)	(17,597)
Reversal of provision for policy reserves for ceded reinsurance	472

Net balance(1)	(18,069)
Other reversal of policy reserves(2)	44,724

Total(1 + 2)	26,654

(6) Details of interest and dividend income are as follows:

(Millions of Yen)

Interest income on deposits	412
Interest income on call loans	66
Interest income on receivables under resale agreements	73
Interest income on monetary claims purchased	473
Interest and dividend income on securities	29,645
Interest on loans	6,783
Leasing fees on land and buildings	5,201
Other interest and dividend income	325

Total amount	42,982

3. Interest and dividend income on securities for trading purposes amounted to ¥45 million. Loss on sale of relevant securities amounted to ¥11 million and unrealized loss amounted to ¥4 million.

4. Net valuation gain in the investment income from money held in trust is ¥9 million and net valuation gain in the gains on derivatives is ¥13,154 million.

5. Other extraordinary income consists of ¥3,321 million received as settlement for the Fortress Re-related litigation.

6. Other extraordinary loss consists of ¥2,161 million in valuation loss on subsidiaries’ stocks.

7. Net loss per share for the year is ¥13.00. Net income per share after adjustment for dilution was not calculated, since net loss was posted this fiscal term. The basis for calculating net loss and net loss attributable to ordinary shares is ¥9,550 million and the average number of ordinary shares in the fiscal year is 734,318 thousand.

8. Details of retirement benefit expenses under loss adjustment expenses and sales and administrative expenses are as follows.

(Millions of Yen)

Service cost	3,391
Interest cost	2,515
Expected earnings on fund operation	(1,567)
Expenses for amortization of actuarial shortfall	471

Retirement benefit expenses	4,809
Payments to defined contribution pension plan	647

Total	5,456

9. Monetary amounts deemed to be irrelevantly small are omitted.

Non-Consolidated Statement of Changes in Net Assets

April 1, 2008 to March 31, 2009

(Millions of Yen)

Shareholders’ equity
Capital stock
Balance at the end of previous period	100,005
Changes of items during the period
Total changes of items during the period	—

Balance at the end of current period	100,005

Capital surplus
Legal capital surplus
Balance at the end of previous period	44,081
Changes of items during the period
Total changes of items during the period	—

Balance at the end of current period	44,081

Other capital surplus
Balance at the end of previous period	6
Changes of items during the period
Disposal of treasury stock	4

Total changes of items during the period	4

Balance at the end of current period	11

Total capital surplus
Balance at the end of previous period	44,088
Changes of items during the period
Disposal of treasury stock	4

Total changes of items during the period	4

Balance at the end of current period	44,092

Retained earnings
Legal retained earnings
Balance at the end of previous period	32,526
Changes of items during the period
Dividends from surplus	1,468

Total changes of items during the period	1,468

Balance at the end of current period	33,995

Other retained earnings
Reserve for dividends
Balance at the end of previous period	38,640
Changes of items during the period
Total changes of items during the period	—

Balance at the end of current period	38,640

Special reserve for insurance policies
Balance at the end of previous period	25,070
Changes of items during the period
Total changes of items during the period	—

Balance at the end of current period	25,070

Reserve for reduction entry
Balance at the end of previous period	3,271
Changes of items during the period
Provision of reserve for reduction entry	685
Reversal of reserve for reduction entry	(59)

Total changes of items during the period	625

Non-Consolidated Statement of Changes in Net Assets — (Continued)

(Millions of Yen)

Balance at the end of current period	3,896

Reserve for special account for advanced depreciation
Balance at the end of previous period	471
Changes of items during the period
Reversal of reserve for special account for advanced depreciation	(471)

Total changes of items during the period	(471)

Balance at the end of current period	—

Special reserve
Balance at the end of previous period	84,985
Changes of items during the period
Total changes of items during the period	—

Balance at the end of current period	84,985

Retained earnings brought forward
Balance at the end of previous period	22,427
Changes of items during the period
Dividends from surplus	(8,813)
Provision of reserve for reduction entry	(685)
Reversal of reserve for reduction entry	59
Reversal of reserve for special account for advanced depreciation	471
Net loss	(9,550)

Total changes of items during the period	(18,518)

Balance at the end of current period	3,908

Total retained earnings
Balance at the end of previous period	207,391
Changes of items during the period
Dividends from surplus	(7,344)
Net loss	(9,550)

Total changes of items during the period	(16,895)

Balance at the end of current period	190,496

Treasury stock
Balance at the end of previous period	(7,800)
Changes of items during the period
Purchase of treasury stock	(171)
Disposal of treasury stock	25

Total changes of items during the period	(145)

Balance at the end of current period	(7,946)

Total shareholders’ equity
Balance at the end of previous period	343,683
Changes of items during the period
Dividends from surplus	(7,344)
Net loss	(9,550)
Purchase of treasury stock	(171)
Disposal of treasury stock	30

Total changes of items during the period	(17,036)

Balance at the end of current period	326,647

Valuation and translation adjustments
Valuation difference on available-for-sale securities
Balance at the end of previous period	97,422
Changes of items during the period

Non-Consolidated Statement of Changes in Net Assets — (Continued)

(Millions of Yen)

Net changes of items other than shareholders’ equity	(132,446)

Total changes of items during the period	(132,446)

Balance at the end of current period	(35,023)

Total valuation and translation adjustments
Balance at the end of previous period	97,422
Changes of items during the period
Net changes of items other than shareholders’ equity	(132,446)

Total changes of items during the period	(132,446)

Balance at the end of current period	(35,023)

Subscription rights to shares
Balance at the end of previous period	—
Changes of items during the period
Net changes of items other than shareholders’ equity	104

Total changes of items during the period	104

Balance at the end of current period	104

Total net assets
Balance at the end of previous period	441,106
Changes of items during the period
Dividends from surplus	(7,344)
Net loss	(9,550)
Purchase of treasury stock	(171)
Disposal of treasury stock	30
Net changes of items other than shareholders’ equity	(132,342)

Total changes of items during the period	(149,379)

Balance at the end of current period	291,727

Notes:

1.	Matters related to the type and number of shares of treasury stock.

	At the End of	Increase During	Decrease During	At the End of
	Previous Period	This Period	This Period	This Period
	(Thousands of shares)

Common stock	21,752	387	71	22,067

Notes:

1.	The increase in the number of treasury shares of common stock by 387 thousand shares is due to the purchase of odd lot shares.

2.	The decrease in the number of treasury shares of common stock by 71 thousand shares is due to the request from shareholders of odd lot shares to purchase more shares.

2.	Monetary amounts deemed to be irrelevantly small are omitted.

Consolidated Balance Sheet

As of March 31, 2009

(Millions of Yen)

ASSETS
Cash and deposits	175,202
Receivables under resale agreements	3,298
Monetary receivables purchased	19,535
Money held in trust	6,718
Securities	1,642,053
Loans receivables	360,819
Property, plant and equipment	150,333
Land	63,440
Buildings, net	75,467
Lease assets, net	369
Construction in progress	11
Other, net	11,044
Intangible assets	9,045
Software	5,583
Lease assets	1,013
Other	2,447
Other assets	240,800
Deferred tax assets	195,635
Customers’ liabilities for acceptances and guarantees	3,000
Allowance for doubtful accounts	(2,280)

Total assets	2,804,162

LIABILITIES
Reserve for insurance policy liabilities	2,368,818
Outstanding claims	313,809
Policy reserves and other	2,055,008
Other liabilities	138,870
Provision for retirement benefits	20,111
Provision for directors’ retirement benefits	51
Provision for bonuses	4,712
Reserves under the special laws	1,729
Reserves for price fluctuation	1,729
Acceptances and guarantees	3,000

Total liabilities	2,537,293

NET ASSETS
Capital stock	100,005
Capital surplus	44,092
Retained earnings	167,394
Treasury stock	(7,946)
Total shareholders’ equity	303,545
Valuation difference on available-for-sale securities	(33,506)
Foreign currency translation adjustments	(3,368)
Total valuation and translation adjustments	(36,875)
Subscription rights to shares	104
Minority interests	93
Total net assets	266,868

Total liabilities and net assets	2,804,162

Consolidated Statement of Operations

April 1, 2008 to March 31, 2009

(Millions of Yen)

Operating income	1,075,517
Underwriting income	985,723
Net premiums written	829,147
Premiums of saving-type insurance	52,954
Investment income from saving-type insurance	20,213
Life insurance premiums	71,249
Reversal of reserve for outstanding claims	11,132
Other underwriting income	1,024
Investment income	87,243
Interest and dividend income	51,007
Gain from money held in trust	38
Gain on trading securities	35
Gain on sales of securities	56,270
Gain on redemption of securities	8
Other investment income	96
Income credited to saving-type insurance	(20,213)
Other operating income	2,551

Operating expenses	1,098,545
Underwriting expenses	824,792
Net claims paid	501,550
Loss adjustment expenses	37,732
Commissions and collection fees	156,745
Maturity refunds to policyholders	92,279
Dividends to policyholders	128
Life insurance claims paid	13,957
Provision of policy reserves and other	20,122
Other underwriting expenses	2,276
Investment expenses	113,520
Loss on sales of securities	12,598
Loss on valuation of securities	62,461
Loss on redemption of securities	126
Net derivative financial instruments loss	11,832
Other investment expenses	26,501
Sales and administrative expenses	158,847
Other operating expenses	1,385
Interest expenses	49
Provision of allowance for doubtful accounts	590
Loss from bad debts	10
Other	734

Ordinary loss	23,028

Consolidated Statement of Operations — (Continued)

(Millions of Yen)

Extraordinary income	9,853
Gain on disposal of fixed assets	624
Reversal of reserves under the special laws	5,907
Reserve for price fluctuation	5,907
Other	3,321

Extraordinary loss	1,429
Loss on disposal of fixed assets	763
Impairment loss	665

Loss before income taxes and minority interests	14,603
Income taxes-current	2,485
Income taxes-deferred	(6,041)
Total income taxes	(3,556)
Minority interests in loss	103
Net loss	10,943

Consolidated Statement of Changes in Net Assets

April 1, 2008 to March 31, 2009

(Millions of Yen)

Shareholders’ equity
Capital stock
Balance at the end of previous period	100,005
Changes of items during the period
Total changes of items during the period	—

Balance at the end of current period	100,005

Capital surplus
Balance at the end of previous period	44,088
Changes of items during the period
Disposal of treasury stock	4

Total changes of items during the period	4

Balance at the end of current period	44,092

Retained earnings
Balance at the end of previous period	185,836
Effect of changes in accounting policies applied to foreign subsidiaries	(153)
Changes of items during the period
Dividends from surplus	(7,344)
Net loss	(10,943)

Total changes of items during the period	(18,288)

Balance at the end of current period	167,394

Treasury stock
Balance at the end of previous period	(7,800)
Changes of items during the period
Purchase of treasury stock	(171)
Disposal of treasury stock	25

Total changes of items during the period	(145)

Balance at the end of current period	(7,946)

Total shareholders’ equity
Balance at the end of previous period	322,128
Effect of changes in accounting policies applied to foreign subsidiaries	(153)
Changes of items during the period
Dividends from surplus	(7,344)
Net loss	(10,943)
Purchase of treasury stock	(171)
Disposal of treasury stock	30

Total changes of items during the period	(18,429)

Balance at the end of current period	303,545

Valuation and translation adjustments
Other valuation difference on securities
Balance at the end of previous period	99,129
Changes of items during the period
Net changes of items other than shareholders’ equity	(132,635)

Total changes of items during the period	(132,635)

Balance at the end of current period	(33,506)

Foreign currency translation adjustment
Balance at the end of previous period	927

Consolidated Statement of Changes in Net Assets — (Continued)

(Millions of Yen)

Changes of items during the period
Net changes of items other than shareholders’ equity	(4,296)

Total changes of items during the period	(4,296)

Balance at the end of current period	(3,368)

Total valuation and translation adjustments
Balance at the end of previous period	100,056
Changes of items during the period
Net changes of items other than shareholders’ equity	(136,931)

Total changes of items during the period	(136,931)

Balance at the end of current period	(36,875)

Subscription rights to shares
Balance at the end of previous period	—
Changes of items during the period
Net changes of items other than shareholders’ equity	104

Total changes of items during the period	104

Balance at the end of current period	104

Minority interests
Balance at the end of previous period	207
Changes of items during the period
Net changes of items other than shareholders’ equity	(113)

Total changes of items during the period	(113)

Balance at the end of current period	93

Total net assets
Balance at the end of previous period	422,392
Effect of changes in accounting policies applied to foreign subsidiaries	(153)
Changes of items during the period
Dividends from surplus	(7,344)
Net loss	(10,943)
Purchase of treasury stock	(171)
Disposal of treasury stock	30
Net changes of items other than shareholders’ equity	(136,941)

Total changes of items during the period	(155,370)

Balance at the end of current period	266,868

Significant Matters Fundamental to the Preparation of Consolidated Financial Statements

The scope of subsidiaries and affiliates are defined based on Article 2 of Corporate Calculation Regulations.

1. The scope of consolidation

(1) Number of consolidated subsidiaries: 6

Company names:

Aioi Life Insurance Co., Ltd.,

Aioi Insurance CS-Desk Co., Ltd.,

Aioi Motor and General Insurance Company of Europe Ltd.,

Aioi Insurance Management Ltd.,

Toyota Insurance Management Ltd.,

Aioi Life Insurance of Europe A.G.

(2) Names etc. of major non-consolidated subsidiaries

Major non-consolidated subsidiaries:

Aioi Claim Research Co., Ltd.

Non-consolidated subsidiaries are those companies where the amount of total assets, operating income, net income and loss for this fiscal period and the amount of retained earnings attributable to the Company through its equity interest in such non-consolidated subsidiaries are of such minimal significance that they do not affect the corporate group’s financial position or business results. Accordingly, they are excluded from the scope of consolidation.

2. Equity method application

Non-consolidated subsidiaries and affiliates (Toyota Asset Management Co., Ltd., etc.) are entities that have only a minor influence on both consolidated net income and loss for this period and the amount of retained earnings etc., and are of little overall importance. Accordingly, those companies are excluded from the equity method.

3. Fiscal periods of consolidated subsidiaries

The accounts settlement date for the four overseas consolidated subsidiaries is December 31 and the accounts settlement date for the Company is within three months of such date. As such, the balance sheets and profit and loss statements of such consolidated subsidiaries for their fiscal year are used to prepare consolidated financial statements.

Further, with regard to important dealings that occurred between the consolidated accounts settlement date and the accounts settlement date for such consolidated subsidiaries, required adjustments have been made.

4. Items related to accounting policies

(1) Securities valuation methods

Securities valuation standards and valuation methods are as follows:

(a) Securities held for trading purposes are stated at fair value. Cost of sales is calculated using the moving-average method.

(b) Securities held to maturity are stated at amortized cost (Straight-line method).

(c) Available-for-sale securities with market quotations are stated using market valuations based on quoted market prices as of the consolidated accounts settlement date.

Unrealized gains and losses on these securities are directly included in net assets in lump-sum. Cost of sales is calculated using the moving-average method.

(d) Available-for-sale securities without market quotation are stated at cost using the moving-average method or amortized cost (straight-line).

(e) The valuation of debt securities earmarked for policy reserves pursuant to the ‘Temporary Treatment of Accounting and Auditing Concerning Underwriting-Reserve-Matching Bonds in Insurance Industry’ (Japanese Institute of Certified Public Accountants, Industry Auditing Committee Report No. 21) is conducted by the amortized cost (Straight-line) method determined by the moving-average method.

The outline of the risk management principles of the Company and Aioi Life Insurance Co., Ltd, in respect of debt securities earmarked for policy reserves is as stated below.

To appropriately manage the interest rate fluctuation risks of assets and liabilities, the ‘US currency-based saving-type traffic accident insurance’ was separated as a sub-item and the Company’s policy is to match the duration of the policy reserves corresponding with this sub-item and the duration of the debt securities earmarked for policy reserves within a pre-determined band.

Aioi Life Insurance Co., Ltd. established sub-categories (non-dividend personal insurance, dividend paying personal insurance, personal annuity, lump sum endowment insurance and personal annuity denominated in foreign currency) in order to match the duration of assets and liabilities and to avoid the risks associated with interest rate fluctuations. Further, in respect of asset management principles, the duration of the debt securities earmarked for policy reserves for each insurance contract group are allocated according to sub-category and the duration of the securities with regard to each category’s responsiveness within the fixed term and it is regularly verified that such durations match.

Within these debt securities earmarked for policy reserves, in respect of insurance contracts in the categories of non-dividend personal insurance, dividend paying personal insurance and personal annuity, interest fluctuation risks are managed by projecting insurance related income and expenditures for a 20-year period and by matching duration in accordance with the method set forth in the attachment to the Committee report No. 21 referred to above (Method of duration consideration based upon insurance related income and expenditures within a fixed future period). As a result, the average duration of each sub-category is as follows: the duration of insurance related expenditures such as insurance payments and overhead is 7.9 years; the duration of insurance related income such as insurance premiums is 5.6 years while the duration of debt securities earmarked for policy reserve is 11.5 years. For contracts relating to lump sum endowment insurance, duration matching has been performed based on the total amount of policy reserves for all insurance contracts and for contracts relating to personal annuities denominated in a foreign currency, duration matching has been performed based on policy reserves denominated in US dollar relating to insurance contracts under period of deferment.

(f) Securities invested as designated trust assets in a trust of moneys independently managed invested mainly in securities are stated using market prices.

In addition, trust assets that consist of independently managed money held in trust neither for investment purposes nor for the purpose of holding to maturity are stated in the same manner as available-for-sale securities.

(2) Valuation methods of derivative transactions

Derivative transactions are stated at fair value.

(3) Depreciation methods of significant depreciable assets

(a) Property, plant and equipment (excluding lease assets)

The declining-balance method is applied for depreciation of property, plant and equipment owned by the Company and domestic consolidated subsidiaries (excluding lease assets). However, the straight-line method is applied for buildings (excluding annexed structures) acquired on and after April 1, 1998.

(b) Intangible assets (excluding lease assets)

Depreciation of intangible assets owned by the Company and domestic consolidated subsidiaries (excluding lease assets) is based on the straight-line method.

Software for internal use are depreciated according to its useful life for internal use (5 years) within the company.

(4) Accounting methods for significant provisions and reserves

(a) Allowances for doubtful accounts

The Company and Aioi Life Insurance Co., Ltd. post allowances to prepare for losses from non-performing loans based on internal criteria for asset self-assessment and write-offs.

Regarding claims against borrowers that have legally or virtually failed, including borrowers undergoing bankruptcy and special liquidation procedures or with suspended transactions at bill clearing houses, and claims against borrowers which have substantially failed, reserves are provided for the remaining claims net of the portion covered by disposable collateral and the amount deemed recoverable by guarantees.

Regarding claims for borrowers with a high probability of bankruptcy in the future, the Company will determine a reserve amount necessary for such claims, taking into due consideration the repayment capability of borrowers after deducting the portion covered by disposable collateral and the amount deemed recoverable by guarantees.

Regarding other claims, an amount obtained by multiplying the claims by the default rate calculated on the basis of the historical default rate over a certain period of time is provided.

Provision is made, without exception, in accordance with asset self-assessment carried out by the relevant asset management departments and the asset audit department based on the asset self-assessment standard for all claims.

The overseas consolidated subsidiaries post allowances for losses from non-performing loans for each claim to prepare for amounts deemed unrecoverable.

(b) Provision for retirement benefits

The Company and Aioi Life Insurance Co., Ltd. provide an amount for the payment of employees’ retirement benefits, based on estimated employees’ retirement benefit obligations and pension assets at the current consolidated fiscal year end in preparation for payment of employees’ retirement benefits. Employees’ prior service obligations are charged to income when incurred.

Actuarial shortfall will be evenly amortized over 12 years within the average remaining period of service of employees, beginning with the next consolidated fiscal year.

(c) Provision for directors’ retirement benefits

Aioi Life Insurance Co., Ltd. provides for directors and officers’ retirement benefits by recording the amounts payable at the end of the fiscal year in accordance with its internal rules.

(d) Provision for bonuses

The Company and domestic consolidated subsidiaries provide for employees’ bonuses based on the estimated amount deemed necessary.

(e) Reserve for price fluctuation

The Company and Aioi Life Insurance Co., Ltd. provide for losses due to price fluctuation of equity shares and other marketable securities in accordance with stipulations in Article 115 of the Insurance Business Law.

(5) Standards for conversion of significant overseas assets and liabilities in foreign currency into Japanese yen

Accounts receivable and payable in foreign currency are converted into Japanese yen based on the spot exchange rate on the consolidated accounts settlement date with differences on conversion being accounted for as profit and loss.

The assets, liabilities, income and expenditures of overseas consolidated subsidiaries are converted into Japanese yen based on the spot exchange rate on the accounts settlement date with differences in conversion being accounted for in the foreign currency translation adjustments or accounted for as part of minority interests.

(6) Consumption tax accounting method

Consumption tax of the Company and domestic consolidated subsidiaries is excluded from the financial statements with the exception of loss adjustment and sales and administrative expenses for the Company and Aioi Life Insurance Co., Ltd.

Non-deductible consumption tax on assets is included in other assets and evenly amortized over a 5-year period.

(7) Deferred charge accounting method

The start-up cost for Aioi Insurance CS-Desk Co., Ltd. is amortized over 5 years by the straight-line method.

5. Evaluation of assets and liabilities of consolidated subsidiaries

The evaluation of assets and liabilities of consolidated subsidiaries is performed using the full market value method.

6. The amortization of the goodwill and negative goodwill

There is no goodwill or negative goodwill.

7. Changes in accounting principles

(1) Application of “Practical Solution on Unification of Accounting Policies Applied to Foreign Subsidiaries for Consolidated Financial Statements” (PITF No. 18, issued by the ASBJ on May 17, 2006) was adopted from this fiscal year to adjust consolidated business results. There is little impact on profit and loss as a result of this change.

(2) Application of “Accounting Standard for Lease Transaction”

Non-transfer ownership finance leases had been accounted for using the same method as for operating leases. However, ‘Accounting Standard for Lease Transaction’ (Statement No. 13) and ‘Implementation Guidance on Accounting Standard for Lease Transactions’ (Guidance No. 16), both revised on March 30, 2007, had gone into effect and applied from the fiscal year beginning on and after April 1, 2008. Accordingly, we have applied these standards to treat the lease transactions as sales transactions from this fiscal year.

Lease assets with respect to non-transfer ownership finance leases are depreciated using the straight-line method, assuming that lease terms are their expected lifetime and salvage values are zero. As a result, there is little impact on profit and loss.

8. Changes of presentation

“Land,” “Buildings, net,” “Lease assets, net,” “Construction in progress,” and “Other, net” in “Property, plant and equipment,” and “Software,” “Lease assets,” and “Other” in “Intangible assets” are listed as breakdowns from this fiscal year due to the revision of the Ordinance of Enforcement of Insurance Business Law.

Notes to the Consolidated Balance Sheet

1. Accumulated depreciation on property, plant and equipment amounted to ¥171,646 million and advanced depreciation amounted to ¥7,356 million.

2. Equity shares and investments in affiliate companies are valued at ¥8,812 million.

3. (1) Loans to borrowers in bankruptcy amounted to ¥39 million and loans in default to ¥1,548 million.

Loans to borrowers in bankruptcy mean loans on which accrued interest has not been posted or deemed as non-recoverable, due to non-repayment of the principal or non-payment of interest over a substantial period (excluding the portion directly charged off, hereinafter “Loans with Unrecognized Accrued Interest”) whose situation falls into the first five cases of Article 96 (Limit on Allowance for Doubtful Accounts), Paragraph 1, Item 3 of the order for Enforcement of the Corporation Income Tax Law (Cabinet order No. 97 of 1965) or into the situation described in Item 4 of the said order has been generated.

Loans in default are Loans with Unrecognized Accrued Interest, excluding loans to borrowers in legal bankruptcy or loans on which interest payment is suspended with the aim of business rehabilitation of borrowers or similar support.

(2) Loans in default for 3 months or more amounted to ¥1,342 million. Loans in default for 3 months or more refers to loans on which repayment of the principal or payment of interest has accrued for more than 3 months since the agreed payment date, excluding loans to borrowers in legal bankruptcy or loans in default.

(3) Restructured loans amounted to ¥745 million.

Restructured loans refer to loans on which reduction or suspension of interest payment, suspension of principal repayment, waiver or other favorable treatment for borrowers are made with the aim of business rehabilitation of borrowers or similar support, and which do not fall into the categories of loans to borrowers in bankruptcy, loans in default, or loans in default for 3 months or more.

(4) Total amount of loans to borrowers in bankruptcy, loans in default, loans in default for 3 months or more and restructured loans amounted to ¥3,676 million.

4. Assets pledged as collateral were securities in the amount of ¥48,845 million. The pledges, in addition to the security on the loan of ¥47 million posted as other liabilities, are security on letters of credit and security on derivative transactions.

5. Guarantees or equivalents are as follows:

[Guarantees]

The Company has guaranteed the insurance underwriting of ¥3,251 million by its subsidiary, Aioi Insurance Company of America.

[Actions equivalent to guarantees]

The Company has entered into a guarantee agreement with DTRIC Insurance Company Ltd., a subsidiary, to provide funds if DTRIC’s net assets fall below a certain level or if it has insufficient current assets to service its debt. However, the Company does not guarantee the repayment of DTRIC’s debt.

As of the end of the fiscal years under review, DTRIC’s net assets were above that predetermined level and it had not suffered an insufficiency of current assets. At the end of the fiscal year under review, its liabilities totaled ¥4,973 million and its assets ¥7,779 million.

6. Net assets per share are ¥363.24.

The total net assets which formed the basis for the above calculation are ¥266,868 million, the amount to be deducted from the total net assets is ¥197 million in subscription rights to shares and minority interests, and the net assets attributable to ordinary shareholders at the end of this period are ¥266,670 million. The number of common stock shares at the end of this period used for the computation of net assets per share is 734,133 thousand shares.

7. (1) The Amount and Description of Stock Options to be Expensed in this Fiscal Year

Sales and Administrative Expenses	¥104 million

   (2) Outline and scale of Stock Options and Changes

(a) Outline of Stock Options

Date of issue resolution	June 26, 2008
Title and Number of Grantees	The Company: Directors 11, Executive Officers 23
Class and Number of Stock Options Granted (Note)	Common Stock: 235,000 shares
Grant Date	July 28, 2008
Condition of Vesting	Stock option rights are vested when granted. However, if a director and/or executive officer loses, resigns, or is unable to continue his position on or prior to June 30, 2009, he maintains the number of stock option rights multiplied by the number of months from July 2008 to the month in which he loses, resigns, or is unable to continue his position divided by twelve (fractions smaller than one share are rounded up). The remaining number of the stock option rights cannot be exercised after the day of the loss, resignation or discontinuance of his position.
Requisite Service Period	N.A.
Exercise Period	From July 29, 2008 to July 28, 2038 provided, however, that the stock options can only be exercised within 10 days of the day following the loss of status as both Director and Executive Officer of the Company. Notwithstanding the foregoing, in the event a proposal for a merger agreement wherein the Company becomes an extinct corporation, or a stock exchange agreement or an equity transfer plan wherein the Company becomes a wholly owned subsidiary is approved at the Company’s general meeting of shareholders (or a decision is made by the Company’s Board of Directors, if a resolution of the general meeting of shareholders is not required), the stock options can only be exercised within 30 days of the day following the date of said approval.

Note:

Converted to the number of shares.

(b) Scale of Stock Options Granted and Changes

a. The Number of Stock Options (Note)

(Shares)

Before Vested
Previous Fiscal Year-End	0
Granted	235,000
Forfeited	0
Vested	192,000
Outstanding	43,000
After Vested
Previous Fiscal Year-End	0
Vested	192,000
Exercised	0
Forfeited	0
Exercisable	192,000

Note:

Converted to the number of shares.

b. Price Information

Exercise Price	¥1
The average stock price at the time of exercise of options during this period	¥—
Fair Value at the Grant Date	¥542

(3) Valuation Method Used for Determination of Fair Value of Stock Options

Stock options granted in fiscal 2008 were valuated using the following method.

(a) Valuation Method

Black-Scholes model

(b) Principle Parameters and Method

Expected Volatility	Note 1	38.674%
Average Expected Life	Note 2	3.050 years
Expected Dividends	Note 3	1.745%
Risk-Free Interest Rate	Note 4	0.916%

Notes:

1.	Calculated based on the actual prices for 3.050 years from July 9, 2005 to July 28, 2008.

2.	The average expected life is the expected number of years of service remaining after the allocation date, which is estimated based on historical data on the number of years a corporate officer serves in office, as well as the number of years from the assumption of office by a person eligible for stock options respectively to the allocation date and to said person’s retirement.

3.	Calculated based on the actual dividend on common stock (¥10 per share) for the fiscal year ended March 31, 2008.

4.	Japanese government bond yield corresponding to the average expected life.

(4) Method of Estimating Number of Stock Options Vested In general, only the actual number of forfeited stock options is reflected since it is difficult to rationally estimate the actual number of stock options that will be forfeited in the future.

8. Monetary amounts deemed to be irrelevantly small are omitted.

Notes to the Consolidated Statements of Operations

1. The major expenditures are as stated below.

Agency commissions etc.	¥142,023 million
Salaries	¥75,481 million

Expenditures are the total of loss adjustment expenses, sales and administrative expenses, and commissions and collection fees as stated in the Consolidated Statements of Operations.

2. Net loss per share for this period is ¥14.90. Diluted net income per share is not calculated, since net loss for this period is reported.

Net loss for this period and net loss attributable to common stock, which form the basis for the above calculation, are each ¥10,943 million, and the average number of shares of common stock during this period is 734,318 thousand shares.

3. Other extraordinary income consists of ¥3,321 million received as settlement for the Fortress Re-related litigation.

4. Monetary amounts deemed to be irrelevantly small are omitted.

Notes to Consolidated Statements of Changes in Net Assets

1. Matters concerning the class and total number of issued shares and the class and number of shares of treasury stock.

	Shares at the End	Increase During	Decrease During	Shares at the End
	of the Previous Period	this Period	this Period	of this Period
	(Thousands of shares)

Issued shares
Common stock	756,201	—	—	756,201
Treasury stock
Common stock	21,752	387	71	22,067

Notes:

1.	The increase in the number of treasury common stock by 387 thousand shares is due to the purchase of odd lot shares.

2.	The decrease in the number of treasury common stock by 71 thousand shares is due to the request from shareholders of odd lot shares to purchase more shares.

2. Matters concerning subscription rights to shares and treasury common subscription rights to shares

Balance at the End
Classification	Type of Subscription Rights to Shares	of this Period

The Company	Subscription rights to shares as stock options	¥104 million

3. Matters concerning dividends

(1) Amount of dividend payment

	Type of	Total	Dividend	Record	Effective
Resolution	Shares	Dividends	per Share	Date	Date

June 26, 2008 General Meeting of Shareholders	Common stock	million yen 7,344	10 yen	March 31, 2008	June 27, 2008

(2) Dividends with the record date within this fiscal year, and with the effective date in the next fiscal year

Resolution	Type of	Total	Source of	Dividend
Schedule	Shares	Dividends	Dividends	per Share	Record Date	Effective Date

June 25, 2009 General Meeting of Shareholders	Common stock	million yen 7,341	Retained earnings	10 yen	March 31, 2009	June 26, 2009

4. Monetary amounts deemed to be irrelevantly small are omitted.

Independent Auditors’ Audit Report (copy)

Independent Auditors’ Report

May 11, 2009

To the Board of Directors of Aioi Insurance Co., Ltd.

Deloitte Touche Tohmatsu

Designated Partner, Engagement Partner, Certified Public Accountant:

Noriyuki Takayama

Designated Partner, Engagement Partner, Certified Public Accountant:

Yoshiyuki Higuchi

Designated Partner, Engagement Partner, Certified Public Accountant:

Noriko Nakajima

Pursuant to the first item, second paragraph of Article 436 of the Companies Act, we have audited the financial statements, namely, the balance sheet as of March 31, 2009 of Aioi Insurance Co., Ltd. (the “Company”), and the related statements of operations and changes in net assets for the 8th fiscal year from April 1, 2008 to March 31, 2009, and the accompanying supplemental schedules. These financial statements and accompanying supplemental schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and the accompanying supplemental schedules based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and the accompanying supplemental schedules are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and the accompanying supplemental schedules. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements and the accompanying supplemental schedules presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements and the accompanying supplemental schedules referred to above present fairly, in all material respects, the financial position of the Company as of March 31, 2009, and the results of its operations for the year then ended in conformity with accounting principles generally accepted in Japan.

Our firm and engagement partners do not have any financial interest in the Company for which disclosure is required under the provisions of the Certified Public Accountant Law.

The above represents a translation, for convenience only, of the original report issued in the Japanese language.

Independent Auditors’ Audit Report on the Consolidated Financial Statements (copy)

Independent Auditors’ Report

May 11, 2009

To the Board of Directors of Aioi Insurance Co., Ltd.

Deloitte Touche Tohmatsu

Designated Partner, Engagement Partner, Certified Public Accountant:

Noriyuki Takayama

Designated Partner, Engagement Partner, Certified Public Accountant:

Yoshiyuki Higuchi

Designated Partner, Engagement Partner, Certified Public Accountant:

Noriko Nakajima

Pursuant to the fourth paragraph of Article 444 of the Companies Act, we have audited the consolidated financial statements, namely, the consolidated balance sheet as of March 31, 2009 of Aioi Insurance Co., Ltd. (the “Company”) and consolidated subsidiaries, and, the related consolidated statement of operations and changes in net assets for the fiscal year from April 1, 2008 to March 31, 2009. The consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall the consolidated financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company and consolidated subsidiaries as of March 31, 2009, and the results of their operations for the year then ended in conformity with accounting principles generally accepted in Japan.

Our firm and engagement partners do not have any financial interest in the Company for which disclosure is required under the provisions of the Certified Public Accountant Law.

The above represents a translation, for convenience only, of the original report issued in the Japanese language.

Board of Corporate Auditors’ Audit Report (copy)

Audit Report

The Board of Corporate Auditors, following deliberations on the reports made by each Corporate Auditor concerning the audit of performance of duties by Directors of the Company for the 8th fiscal year from April 1, 2008 to March 31, 2009, has prepared this audit report as an unanimous opinion of the Board of Corporate Auditors and hereby report as follows:

1. Auditing Method Used by Each Corporate Auditor and the Board of Corporate Auditors and Details Thereof

The Board of Corporate Auditors established auditing policies and auditing plans, including allocation of duties, and, as a basic policy, designated as priority audit items the establishment of “the corporate culture of improving continuously as a customer-oriented company,” effective efforts to “increase the Group’s earnings” and the further reinforcement of “risk management systems.” The Board received reports from each Corporate Auditor regarding the progress and results of audits, as well as received reports from the Directors, other relevant personnel, and the Independent Auditors regarding the performance of their duties, and sought explanations as necessary.

In accordance with the auditing standards for Corporate Auditors established by the Board of Corporate Auditors, each Corporate Auditor, in conformity with the auditing policies, the auditing plans and the duties allocated, endeavored to gather information and create an improved environment for auditing through communication with the Directors, the Internal Audit Department, employees and other relevant personnel. Each Corporate Auditor also attended meetings of the Board of Directors and other important meetings, received reports from the Directors, employees and other relevant personnel regarding the performance of their duties, sought explanations as necessary, inspected important approved documents and other documents, and conducted on-site inspections of the Company’s head office and principal business offices.

In addition, each Corporate Auditor monitored and examined the content of resolutions made by the Board of Directors regarding the establishment of systems to ensure that the performance of duties by the Directors will be in compliance with the laws and regulations of Japan and with the Company’s Articles of Incorporation and other systems necessary for ensuring proper operation of the Company’s business as provided for in Article 100 Paragraphs 1 and 3 of the Ordinance for Enforcement of the Companies Act of Japan. Moreover, each Corporate Auditor monitored and examined the status of such systems that have been established in compliance with such resolutions (internal control systems).

With regard to internal control over financial reporting under the Financial Instruments and Exchange Act, each Corporate Auditor received reports from the Directors, other relevant personnel, and the auditing firm on the assessment and audit status of said internal control and sought explanations as necessary.

As for the subsidiaries of the Company, each Corporate Auditor communicated and shared information with the Directors, Corporate Auditors and other relevant personnel of the subsidiaries and, when necessary, received reports regarding their business from pertinent business management departments.

Based on the foregoing method, we examined the business report and the related supplementary schedules for this fiscal year.

Furthermore, the Corporate Auditors also monitored and examined whether the Accounting Auditors maintained their independence and implemented appropriate audits, as well as received reports from the Accounting Auditors regarding the performance of their duties and sought explanations as necessary. Based on the foregoing method, the Corporate Auditors reviewed the non-consolidated financial statements for this fiscal year (non-consolidated balance sheet, non-consolidated statements of income, and non-consolidated statements of changes in net assets) and the related supplementary schedules thereto, as well as the consolidated financial statements for this fiscal year (consolidated balance sheet, consolidated statements of income, and consolidated statements of changes in net assets).

In addition, the Corporate Auditors received notification from the Accounting Auditors that the “system to ensure appropriate execution of the duties” (as provided in each Item of Article 131 of the Corporate Calculation Regulations) has been established, and sought explanations as necessary.

2. Audit Results

(1) Audit Results on the Business Report, etc.

(a) In our opinion, the business report and the supplementary schedules fairly represent the Company’s condition in conformity with the applicable laws and regulations of Japan as well as the Articles of Incorporation of the Company.

(b) We have found no evidence of misconduct or material facts in violation of the applicable laws and regulations, nor of any violation with respect to the Articles of Incorporation of the Company, related to performance of duties by the Directors.

(c) In our opinion, the content of the resolutions of the Board of Directors regarding the internal control systems is appropriate. In addition, we have found no matters on which to remark in regard to the performance of duties by the Directors regarding the internal control systems, including internal control over financial reporting.

As concerns management systems for risks relating to asset management, such as the subprime loan problem that arose last fiscal year, we have verified enhancements made to the business management system, which includes the reinforcement of functional separation and strengthening of the check-and-balance function, re-examination of the organization framework, involvement of the Board of Directors and other organs in asset management operations, and a revision of the reporting systems.

(2) Audit Results of the Financial Statements and the Related Supplementary Schedules In our opinion, the method and the results of the audit used and conducted by Deloitte Touche Tohmatsu, the Accounting Auditor, are appropriate.

(3) Audit Results of the Consolidated Financial Statements In our opinion, the method and the results of the audit used and conducted by Deloitte Touche Tohmatsu, the Accounting Auditor, are appropriate.

May 14, 2009

The Board of Corporate Auditors
Aioi Insurance Co., Ltd.

Masashi Horie (Seal)
Full-time Corporate Auditor
Naotatsu Momoi (Seal)
Full-time Corporate Auditor
Shouzou Hashimoto (Seal)
Outside Corporate Auditor
Yoshio Ishizaka (Seal)
Outside Corporate Auditor
Kazuyoshi Tanaka (Seal)
Outside Corporate Auditor